File No. 812-15275

Before the

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

In the Matter of the Application of:

CARLYLE SECURED LENDING, INC., CARLYLE CREDIT SOLUTIONS, INC., TCG BDC SPV LLC, CARLYLE CREDIT SOLUTIONS SPV LLC, CARLYLE CREDIT SOLUTIONS SPV 2 LLC, CARLYLE DIRECT LENDING CLO 2015-1R LLC, CARLYLE SECURED LENDING III, OCPC CREDIT FACILITY SPV LLC, CARLYLE TACTICAL PRIVATE CREDIT FUND, CARLYLE GLOBAL CREDIT INVESTMENT MANAGEMENT L.L.C., CSL III ADVISOR, LLC, CARLYLE CLO MANAGEMENT L.L.C., MC UNI LLC, MC UNI SUBSIDIARY LLC, MC UNI SUBSIDIARY II (BLOCKER) LLC, CPC V, LP, CPC V SPV LLC, CDL 2018-1, L.L.C., CDL 2018-1 SPV LLC, CDL 2018-2, L.P., CARLYLE ONTARIO CREDIT PARTNERSHIP, L.P., CARLYLE ONTARIO CREDIT SLP L.L.C., CARLYLE ONTARIO CREDIT SPECIAL LIMITED PARTNER, L.P., CARLYLE SKYLINE CREDIT FUND, L.P., CDL 2020-3, L.L.C., CARLYLE CLO FUND, L.P., CARLYLE GLOBAL MARKET STRATEGIES CLO 2012-3, LTD., CARLYLE GLOBAL MARKET STRATEGIES CLO 2012-4, LTD., CARLYLE GLOBAL MARKET STRATEGIES CLO 2013-1, LTD., CARLYLE GLOBAL MARKET STRATEGIES CLO 2013-2, LTD., CARLYLE GLOBAL MARKET STRATEGIES CLO 2013-3, LTD., CARLYLE GLOBAL MARKET STRATEGIES CLO 2013-4, LTD., CARLYLE GLOBAL MARKET STRATEGIES CLO 2014-1, LTD., CARLYLE GLOBAL MARKET STRATEGIES CLO 2014-2-R, LTD., CARLYLE GLOBAL MARKET STRATEGIES CLO 2014-3-R, LTD, CARLYLE GLOBAL MARKET STRATEGIES CLO 2014-4-R, LTD., CARLYLE GLOBAL MARKET STRATEGIES CLO 2014-5, LTD., CARLYLE GLOBAL MARKET STRATEGIES CLO 2015-1, LTD., CARLYLE GLOBAL MARKET STRATEGIES CLO 2015-2, LTD., CARLYLE GLOBAL MARKET STRATEGIES CLO 2015-3, LTD., CARLYLE GLOBAL MARKET STRATEGIES CLO 2015-4, LTD., CARLYLE GLOBAL MARKET STRATEGIES CLO 2015-5, LTD., CARLYLE GLOBAL MARKET STRATEGIES CLO 2016-1, LTD., CARLYLE GLOBAL MARKET STRATEGIES CLO 2016-2, LTD., CARLYLE GLOBAL MARKET STRATEGIES CLO 2016-3, LTD., CARLYLE US CLO 2016-4, LTD., CARLYLE US CLO 2017-1, LTD., CARLYLE US CLO 2017-2, LTD., CARLYLE US CLO 2017-3, LTD., CARLYLE US CLO 2017-4, LTD., CARLYLE US CLO 2017-5, LTD., CARLYLE US CLO 2018-1, LTD., CARLYLE US CLO 2018-2, LTD., CARLYLE US CLO 2018-3, LTD., CARLYLE US CLO 2018-4, LTD., CARLYLE US CLO 2019-1, LTD., CARLYLE US CLO 2019-2, LTD., CARLYLE US CLO 2019-3, LTD., CARLYLE US CLO 2019-4, LTD., CARLYLE US CLO 2020-1, LTD., CARLYLE US CLO 2020-A, LTD., CARLYLE STRUCTURED CREDIT FUND, L.P., CARLYLE C17 CLO, LTD., CARLYLE US CLO 2020-2, LTD., CARLYLE US CLO 2021-A, LTD., CARLYLE STRUCTURED CREDIT COINVESTMENT, L.P., CARLYLE ENERGY MEZZANINE OPPORTUNITIES FUND II, L.P., CARLYLE ENERGY MEZZANINE OPPORTUNITIES FUND II-A, L.P., CEMOF II COINVESTMENT, L.P., CEMOF II MASTER CO-INVESTMENT PARTNERS, L.P., CEMOF II MASTER CO-INVESTMENT PARTNERS AIV ONE, L.P., CEMOF II MASTER CO-INVESTMENT PARTNERS AIV, L.P., CEMOF-A COINVESTMENT PARTNERS, L.P., CEMOF II AIV, L.P., CEMOF II AIV ONE, L.P., CEMOF II AIV TWO, L.P., CEMOF II AIV THREE, L.P., CEMOF II AIV FOUR, L.P., CEMOF II-A AIV, L.P., CEMOF II-A AIV ONE, L.P., CEMOF II-A AIV TWO, L.P., CEMOF II-A AIV THREE, L.P., CEMOF II-A AIV FOUR, L.P., CEMOF II OFFSHORE INVESTORS, L.P., CARLYLE CREDIT OPPORTUNITIES FUND (PARALLEL), L.P., CARLYLE CREDIT OPPORTUNITIES FUND, L.P., CCOF CAYMAN, L.P., CCOF CO-INVESTMENT, L.P., CCOF NORTH CO-INVESTMENT, L.P., CARLYLE CREDIT OPPORTUNITIES FUND NOTE ISSUER, L.P., CARLYLE CREDIT OPPORTUNITIES FUND (PARALLEL) NOTE ISSUER, L.P., CCOF GEM CO-INVESTMENT, L.P., CCOF MASTER CAYMAN GEM CO-INVESTMENT, LTD., CCOF ONSHORE CO-BORROWER LLC, CCOF MASTER CAYMAN, LTD., CCOF S.à r.l., CCOF MASTER S.à r.l., GC LION S.à r.l., CCOF SPV I S.à r.l., CCOF MADISON JV S.a r.l., GC ORANGE S.à r.l., CCOF MASTER CO-INVESTMENT S.à r.l., CCOF CO-INVESTMENT S.à r.l., CCOF MAIN SPV, L.P., CARLYLE TANGO RE CREDIT, L.P., CARLYLE CREDIT OPPORTUNITIES FUND II, L.P., CARLYLE CREDIT OPPORTUNITIES FUND (PARALLEL) II, SCSp, CARLYLE CREDIT OPPORTUNITIES FUND II NOTE ISSUER, L.P., CCOF II LUX FEEDER, SCSp, CARLYLE CREDIT OPPORTUNITIES FUND (PARALLEL) II NOTE ISSUER, L.P., CCOF II CO-INVESTMENT, L.P., CCOF II MASTER, L.P., CCOF II MASTER CAYMAN, LTD., CCOF II ONSHORE SPV, L.P., CCOF II MASTER S.à r.l., CCOF II SPV S.à r.l., CCOF MASTER, L.P., CCOF PARALLEL AIV, L.P., CCOF PARALLEL AIV INVESTORS, L.L.C., CARLYLE STRATEGIC PARTNERS IV, L.P., CSP IV COINVESTMENT, L.P., CSP IV COINVESTMENT (CAYMAN), L.P., CSP IV (CAYMAN 1), L.P., CSP IV ACQUISITIONS, L.P., CSP IV S-1 AIV, L.P., CSP IV S-1A AIV, L.P., CSP IV S-1B AIV, L.P., CREDIT ACQUISITIONS (CAYMAN-3), L.P., CSP IV ARF (CAYMAN 3), L.P., CSP IV (CAYMAN 2), L.P., CSP IV (CAYMAN 3), L.P., CARLYLE CLOVER PARTNERS, L.P., CARLYLE CLOVER PARTNERS 2, L.P., TCG CAPITAL MARKETS L.L.C., TCG SENIOR FUNDING L.L.C., CARLYLE REVOLVING LOAN FUND, L.P., CREV COINVESTMENT, L.P., CREV CAYMAN, L.P., CLOVER FINANCING SPV, L.P., CARLYLE INFRASTRUCTURE CREDIT FUND, L.P., CARLYLE BRAVO OPPORTUNISTIC CREDIT PARTNERSHIP, L.P., CARLYLE BRAVO OPPORTUNISTIC CREDIT FEEDER, L.P., CELF ADVISORS LLP, CARLYLE EURO CLO 2013-1 DAC, CARLYLE GLOBAL MARKET STRATEGIES EURO CLO 2014-1 DAC, CARLYLE GLOBAL MARKET STRATEGIES EURO CLO 2014-2 DAC, CARLYLE GLOBAL MARKET STRATEGIES EURO CLO 2014-3 DAC, CARLYLE GLOBAL MARKET STRATEGIES EURO CLO 2015-1 DAC, CARLYLE GLOBAL MARKET STRATEGIES EURO CLO 2015-2 DAC, CARLYLE GLOBAL MARKET STRATEGIES EURO CLO 2015-3 DAC, CARLYLE GLOBAL MARKET STRATEGIES EURO CLO 2016-1 DAC, CARLYLE GLOBAL MARKET STRATEGIES EURO CLO 2016-2 DAC, CARLYLE EURO CLO 2017-1 DAC, CARLYLE EURO CLO 2017-2 DAC, CARLYLE EURO CLO 2017-3 DAC, CARLYLE EURO CLO 2018-1 DAC, CARLYLE EURO CLO 2018-2 DAC, CARLYLE EURO CLO 2019-1 DAC, CARLYLE EURO CLO 2019-2 DAC, CARLYLE EURO CLO 2020-1 DAC, CARLYLE EURO CLO 2020-2 DAC, CARLYLE EURO CLO 2021-1 DAC, CARLYLE EURO CLO 2021-2 DAC, CARLYLE EURO CLO 2021-3 DAC, CARLYLE US CLO 2021-3S, LTD., CARLYLE US CLO 2021-4, LTD., CARLYLE US CLO 2021-5, LTD., CARLYLE US CLO 2021-6, LTD., CARLYLE US CLO 2021-7, LTD., CARLYLE US CLO 2021-8, LTD., CARLYLE US CLO 2021-10, LTD., CARLYLE US CLO 2021-9, LTD., CARLYLE US CLO 2021-11, LTD., CARLYLE US CLO 2021-J, LTD., CARLYLE US CLO 2022-A, LTD., CARLYLE US CLO 2022-B, LTD., CICF COINVESTMENT, L.P., CARLYLE INFRASTRUCTURE CREDIT FUND NOTE ISSUER, L.P., CICF LUX FEEDER, SCSP, CARLYLE CREDIT OPPORTUNITIES FUND (PARALLEL) AIV, L.P., CARLYLE CREDIT OPPORTUNITIES FUND (PARALLEL) AIV INVESTORS, L.P., CARLYLE CREDIT OPPORTUNITIES FUND (PARALLEL) AIV 2, L.P., CARLYLE CREDIT OPPORTUNITIES FUND (PARALLEL) AIV INVESTORS 2, L.P., CARLYLE CREDIT OPPORTUNITIES FUND (PARALLEL) AIV 3, L.P., CARLYLE CREDIT OPPORTUNITIES FUND (PARALLEL) AIV 4, L.P., CARLYLE CREDIT OPPORTUNITIES FUND (PARALLEL) AIV INVESTORS 3, L.L.C., CARLYLE CREDIT OPPORTUNITIES FUND (PARALLEL) AIV INVESTORS 4, LLC, CARLYLE CREDIT OPPORTUNITIES FUND (PARALLEL) II AIV 3, L.P., CARLYLE CREDIT OPPORTUNITIES FUND (PARALLEL) II AIV 4, L.P., CARLYLE CREDIT OPPORTUNITIES FUND (PARALLEL) II AIV INVESTORS 3, LLC, PROJECT MEDIACO, L.P., CARLYLE BRAVO CREDIT INVESTOR, LLC, PROJECT HARMONY, L.P., CARLYLE CREDIT OPPORTUNITIES FUND (PARALLEL) II AIV 2, SCSP, CARLYLE CREDIT OPPORTUNITIES FUND (PARALLEL) II AIV, SCSP, CCOF II PARALLEL AIV INVESTORS, SCSP, CARLYLE CREDIT OPPORTUNITIES FUND (PARALLEL) II AIV HOLDINGS, L.P., CARLYLE CREDIT OPPORTUNITIES FUND (PARALLEL) II AIV 2 HOLDINGS, L.P., CARLYLE SPINNAKER PARTNERS 2, L.P., CARLYLE SPINNAKER PARTNERS 2 MAIN, L.P., CARLYLE CREDIT OPPORTUNITIES FUND II-N, L.P., CARLYLE CREDIT OPPORTUNITIES FUND II-N MAIN, L.P., CARLYLE REVOLVING LOAN FUND II, L.P., CREV II CAYMAN, L.P., CARLYLE DIRECT LENDING FUND (LEVERED), L.P., CARLYLE DIRECT LENDING FUND, L.P., CARLYLE FALCON STRUCTURED SOLUTIONS, L.L.C., CARLYLE AURORA INFRASTRUCTURE CREDIT PARTNERS, L.P., CARLYLE INFRASTRUCTURE CREDIT FUND (LEVERED), L.P., CREV II COINVESTMENT, L.P., CARLYLE ONTARIO CREDIT PARTNERSHIP DIRECT LENDING SPV, L.P., CARLYLE SKYLINE CREDIT FUND, AIV L.P., CCOF II PARALLEL IRVING AIV INVESTORS (LUX), SCSP, CCOF II LUX FEEDER IRVING AIV, SCSP, CCOF II PARALLEL IRVING AIV INVESTORS (DE), L.L.C., CARLYLE CREDIT OPPORTUNITIES FUND (PARALLEL) II IRVING AIV 2, L.P., CARLYLE CREDIT OPPORTUNITIES FUND (PARALLEL) II IRVING AIV, L.P., CSP IV BRAWN AIV, L.P., CSP IV COINVEST BRAWN INVESTORS, L.P., CSP IV COINVEST BRAWN, L.P., CSP IV (PARALLEL) AIV I, L.P., CSP IV CREDIT INVESTOR, LLC, BRAWN COINVEST ELECTING INVESTORS, L.P., CARLYLE TANGO RE CREDIT SPLITTER, L.P., CARLYLE CEDAR INFRASTRUCTURE CREDIT PARTNERS, L.P., CARLYLE AURORA REVOLVING LOAN FUND, L.P., CARLYLE DIRECT LENDING DRAWDOWN CLO 2022-1 PARTNERSHIP, L.P., CARLYLE US CLO 2022-F, LTD., CARLYLE US CLO 2022-G, LTD., CARLYLE US CLO 2022-H, LTD., CBAM 2017-1, LTD., CBAM 2017-2, LTD., CBAM 2017-3, LTD., CBAM 2017-4, L.L.C., CBAM 2017-4, LTD., CBAM 2018-5, LTD., CBAM 2018-6, LTD., CBAM 2018-7, LTD., CBAM 2018-8, LTD., CBAM 2019-9, LTD., CBAM 2019-10, LTD., CBAM 2019-11R, LTD., CBAM 2020-12, LTD., CBAM 2020-13, LLC, CBAM 2020-13, LTD., CBAM 2021-14, LTD., CBAM 2021-15, LLC, CARLYLE CREDIT OPPORTUNITIES FUND III, L.P., CARLYLE CREDIT OPPORTUNITIES FUND III (PARALLEL), SCSP, CARLYLE CREDIT OPPORTUNITIES FUND III PLUS, L.P., CARLYLE CREDIT OPPORTUNITIES FUND III PLUS (PARALLEL), SCSP

AMENDMENT NO. 2 TO THE APPLICATION FOR AN ORDER UNDER

SECTIONS 17(d), 57(a)(4) AND 57(i) OF THE INVESTMENT COMPANY ACT OF

1940 AND RULE 17d-1 UNDER THE INVESTMENT COMPANY ACT OF 1940

PERMITTING CERTAIN JOINT TRANSACTIONS OTHERWISE PROHIBITED BY

SECTIONS 17(d), 57(a)(4) AND 57(i) OF THE INVESTMENT COMPANY ACT OF

1940 AND RULE 17d-1 UNDER THE INVESTMENT COMPANY ACT OF 1940

Please direct all communications, notices and orders to:	Copies to:

Joshua Lefkowitz	Rajib Chanda Christopher P. Healey Simpson Thacher & Bartlett LLP 900 G Street NW Washington, D.C. 20001
Carlyle Global Credit Investment Management LLC One Vanderbilt Avenue Suite 3400

New York, NY 10017	(202)-636-5500
(212) 813-4900	rajib.chanda@stblaw.com christopher.healey@stblaw.com

December 23, 2022

This Application (including Exhibits) contains 125 pages

UNITED STATES OF AMERICA

BEFORE THE

SECURITIES AND EXCHANGE COMMISSION

In the matter of:

CARLYLE SECURED LENDING, INC., CARLYLE CREDIT SOLUTIONS, INC., TCG BDC SPV LLC, CARLYLE CREDIT SOLUTIONS SPV LLC, CARLYLE CREDIT SOLUTIONS SPV 2 LLC, CARLYLE DIRECT LENDING CLO 2015-1R LLC, CARLYLE SECURED LENDING III, OCPC CREDIT FACILITY SPV LLC, CARLYLE TACTICAL PRIVATE CREDIT FUND, CARLYLE GLOBAL CREDIT INVESTMENT MANAGEMENT L.L.C., CSL III ADVISOR, LLC CARLYLE CLO MANAGEMENT L.L.C., MC UNI LLC, MC UNI SUBSIDIARY LLC, MC UNI SUBSIDIARY II (BLOCKER) LLC, CPC V, LP, CPC V SPV LLC, CDL 2018-1, L.L.C., CDL 2018-1 SPV LLC, CDL 2018-2, L.P., CARLYLE ONTARIO CREDIT PARTNERSHIP, L.P., CARLYLE ONTARIO CREDIT SLP L.L.C., CARLYLE ONTARIO CREDIT SPECIAL LIMITED PARTNER, L.P., CARLYLE SKYLINE CREDIT FUND, L.P., CDL 2020-3, L.L.C., CARLYLE CLO FUND, L.P., CARLYLE GLOBAL MARKET STRATEGIES CLO 2012-3, LTD., CARLYLE GLOBAL MARKET STRATEGIES CLO 2012-4, LTD., CARLYLE GLOBAL MARKET STRATEGIES CLO 2013-1, LTD., CARLYLE GLOBAL MARKET STRATEGIES CLO 2013-2, LTD., CARLYLE GLOBAL MARKET STRATEGIES CLO 2013-3, LTD., CARLYLE GLOBAL MARKET STRATEGIES CLO 2013-4, LTD., CARLYLE GLOBAL MARKET STRATEGIES CLO 2014-1, LTD., CARLYLE GLOBAL MARKET STRATEGIES CLO 2014-2-R, LTD., CARLYLE GLOBAL MARKET STRATEGIES CLO 2014-3-R, LTD, CARLYLE GLOBAL MARKET STRATEGIES CLO 2014-4-R, LTD., CARLYLE GLOBAL MARKET STRATEGIES CLO 2014-5, LTD., CARLYLE GLOBAL MARKET STRATEGIES CLO 2015-1, LTD., CARLYLE GLOBAL MARKET STRATEGIES CLO 2015-2, LTD., CARLYLE GLOBAL MARKET STRATEGIES CLO 2015-3, LTD., CARLYLE GLOBAL MARKET STRATEGIES CLO 2015-4, LTD., CARLYLE GLOBAL MARKET STRATEGIES CLO 2015-5, LTD., CARLYLE GLOBAL MARKET STRATEGIES CLO 2016-1, LTD., CARLYLE GLOBAL MARKET STRATEGIES CLO 2016-2, LTD., CARLYLE GLOBAL MARKET STRATEGIES CLO 2016-3, LTD., CARLYLE US CLO 2016-4, LTD., CARLYLE US CLO 2017-1, LTD., CARLYLE US CLO 2017-2, LTD., CARLYLE US CLO 2017-3, LTD., CARLYLE US CLO 2017-4, LTD., CARLYLE US CLO 2017-5, LTD., CARLYLE US CLO 2018-1, LTD., CARLYLE US CLO 2018-2, LTD., CARLYLE US CLO 2018-3, LTD., CARLYLE US CLO 2018-4, LTD., CARLYLE US CLO 2019-1, LTD., CARLYLE US CLO 2019-2, LTD., CARLYLE US CLO 2019-3, LTD., CARLYLE US CLO 2019-4, LTD., CARLYLE US CLO 2020-1, LTD., CARLYLE US CLO 2020-A, LTD., CARLYLE STRUCTURED CREDIT FUND, L.P., CARLYLE C17 CLO,

Amendment No. 2 to the Application for an Order under Sections 17(d), 57(a)(4) and 57(i) of the Investment Company Act of 1940 and Rule 17d-1 under the Investment Company Act of 1940 Permitting Certain Joint Transactions Otherwise Prohibited by Sections 17(d), 57(a)(4) and 57(i) of the Investment Company Act of 1940 and Rule 17d-1 under the Investment Company Act of 1940

LTD., CARLYLE US CLO 2020-2, LTD., CARLYLE US CLO 2021-A, LTD., CARLYLE STRUCTURED CREDIT COINVESTMENT, L.P., CARLYLE ENERGY MEZZANINE OPPORTUNITIES FUND II, L.P., CARLYLE ENERGY MEZZANINE OPPORTUNITIES FUND II-A, L.P., CEMOF II COINVESTMENT, L.P., CEMOF II MASTER CO-INVESTMENT PARTNERS, L.P., CEMOF II MASTER CO-INVESTMENT PARTNERS AIV ONE, L.P., CEMOF II MASTER CO-INVESTMENT PARTNERS AIV, L.P., CEMOF-A COINVESTMENT PARTNERS, L.P., CEMOF II AIV, L.P., CEMOF II AIV ONE, L.P., CEMOF II AIV TWO, L.P., CEMOF II AIV THREE, L.P., CEMOF II AIV FOUR, L.P., CEMOF II-A AIV, L.P., CEMOF II-A AIV ONE, L.P., CEMOF II-A AIV TWO, L.P., CEMOF II-A AIV THREE, L.P., CEMOF II-A AIV FOUR, L.P., CEMOF II OFFSHORE INVESTORS, L.P., CARLYLE CREDIT OPPORTUNITIES FUND (PARALLEL), L.P., CARLYLE CREDIT OPPORTUNITIES FUND, L.P., CCOF CAYMAN, L.P., CCOF CO-INVESTMENT, L.P., CCOF NORTH CO-INVESTMENT, L.P., CARLYLE CREDIT OPPORTUNITIES FUND NOTE ISSUER, L.P., CARLYLE CREDIT OPPORTUNITIES FUND (PARALLEL) NOTE ISSUER, L.P., CCOF GEM CO-INVESTMENT, L.P., CCOF MASTER CAYMAN GEM CO-INVESTMENT, LTD., CCOF ONSHORE CO-BORROWER LLC, CCOF MASTER CAYMAN, LTD., CCOF S.à r.l., CCOF MASTER S.à r.l., GC LION S.à r.l., CCOF SPV I S.à r.l., CCOF MADISON JV S.a r.l., GC ORANGE S.à r.l., CCOF MASTER CO-INVESTMENT S.à r.l., CCOF CO-INVESTMENT S.à r.l., CCOF MAIN SPV, L.P., CARLYLE TANGO RE CREDIT, L.P., CARLYLE CREDIT OPPORTUNITIES FUND II, L.P., CARLYLE CREDIT OPPORTUNITIES FUND (PARALLEL) II, SCSp, CARLYLE CREDIT OPPORTUNITIES FUND II NOTE ISSUER, L.P., CCOF II LUX FEEDER, SCSp, CARLYLE CREDIT OPPORTUNITIES FUND (PARALLEL) II NOTE ISSUER, L.P., CCOF II CO-INVESTMENT, L.P., CCOF II MASTER, L.P., CCOF II MASTER CAYMAN, LTD., CCOF II ONSHORE SPV, L.P., CCOF II MASTER S.à r.l., CCOF II SPV S.à r.l., CCOF MASTER, L.P., CCOF PARALLEL AIV, L.P., CCOF PARALLEL AIV

INVESTORS, L.L.C., CARLYLE STRATEGIC PARTNERS IV, L.P., CSP IV COINVESTMENT, L.P., CSP IV COINVESTMENT (CAYMAN), L.P., CSP IV (CAYMAN 1), L.P., CSP IV ACQUISITIONS, L.P., CSP IV S-1 AIV, L.P., CSP IV S-1A AIV, L.P., CSP IV S-1B AIV, L.P., CREDIT ACQUISITIONS (CAYMAN-3), L.P., CSP IV ARF (CAYMAN 3), L.P., CSP IV (CAYMAN 2), L.P., CSP IV (CAYMAN 3), L.P., CARLYLE CLOVER PARTNERS, L.P., CARLYLE CLOVER PARTNERS 2, L.P., CARLYLE REVOLVING LOAN FUND, L.P., CREV COINVESTMENT, L.P., CREV CAYMAN, L.P., CLOVER FINANCING SPV, L.P., CARLYLE INFRASTRUCTURE CREDIT FUND, L.P., CARLYLE BRAVO OPPORTUNISTIC CREDIT PARTNERSHIP, L.P., CARLYLE BRAVO OPPORTUNISTIC CREDIT FEEDER, L.P., CELF ADVISORS LLP, CARLYLE EURO CLO 2013-1 DAC, CARLYLE GLOBAL MARKET STRATEGIES EURO CLO 2014-1 DAC, CARLYLE GLOBAL MARKET STRATEGIES EURO CLO 2014-2 DAC, CARLYLE GLOBAL MARKET STRATEGIES EURO CLO 2014-3 DAC, CARLYLE GLOBAL MARKET STRATEGIES EURO CLO 2015-1 DAC, CARLYLE GLOBAL MARKET STRATEGIES EURO CLO 2015-2 DAC, CARLYLE GLOBAL MARKET STRATEGIES EURO CLO 2015-3 DAC, CARLYLE GLOBAL MARKET STRATEGIES EURO CLO 2016-1 DAC, CARLYLE GLOBAL MARKET STRATEGIES EURO CLO 2016-2 DAC, CARLYLE EURO CLO 2017-1 DAC, CARLYLE EURO CLO 2017-2 DAC, CARLYLE EURO CLO 2017-3 DAC, CARLYLE EURO CLO 2018-1 DAC, CARLYLE EURO CLO 2018-2 DAC, CARLYLE EURO CLO 2019-1 DAC, CARLYLE EURO CLO 2019-2 DAC, CARLYLE EURO CLO 2020-1 DAC, CARLYLE EURO CLO 2020-2 DAC, CARLYLE EURO CLO 2021-1 DAC, CARLYLE EURO CLO 2021-2 DAC, CARLYLE EURO CLO 2021-3 DAC, CARLYLE US CLO 2021-3S, LTD., CARLYLE US CLO 2021-4, LTD., CARLYLE US CLO 2021-5, LTD., CARLYLE US CLO 2021-6, LTD., CARLYLE US CLO 2021-7, LTD., CARLYLE US CLO 2021-8, LTD., CARLYLE US CLO 2021-10, LTD., CARLYLE US CLO 2021-9, LTD., CARLYLE US CLO 2021-11, LTD., CARLYLE US CLO 2021-J, LTD., CARLYLE US CLO 2022-A, LTD., CARLYLE US CLO 2022-B, LTD., CICF COINVESTMENT, L.P., CARLYLE INFRASTRUCTURE CREDIT FUND NOTE ISSUER, L.P., CICF LUX FEEDER, SCSP, CARLYLE CREDIT OPPORTUNITIES FUND (PARALLEL) AIV, L.P., CARLYLE CREDIT OPPORTUNITIES FUND (PARALLEL) AIV INVESTORS, L.P., CARLYLE CREDIT OPPORTUNITIES FUND (PARALLEL) AIV 2, L.P., CARLYLE CREDIT OPPORTUNITIES FUND (PARALLEL) AIV INVESTORS 2, L.P., CARLYLE CREDIT OPPORTUNITIES FUND (PARALLEL) AIV 3, L.P., CARLYLE CREDIT OPPORTUNITIES FUND (PARALLEL) AIV 4, L.P., CARLYLE CREDIT OPPORTUNITIES FUND (PARALLEL) AIV INVESTORS 3, L.L.C., CARLYLE CREDIT OPPORTUNITIES FUND (PARALLEL) AIV INVESTORS 4, LLC, CARLYLE CREDIT OPPORTUNITIES FUND (PARALLEL) II AIV 3, L.P., CARLYLE CREDIT OPPORTUNITIES FUND (PARALLEL) II AIV 4, L.P., CARLYLE CREDIT OPPORTUNITIES FUND (PARALLEL) II AIV INVESTORS 3, LLC, PROJECT MEDIACO, L.P., CARLYLE BRAVO CREDIT INVESTOR, LLC, PROJECT HARMONY, L.P., CARLYLE CREDIT OPPORTUNITIES FUND (PARALLEL) II AIV 2, SCSP, CARLYLE CREDIT OPPORTUNITIES FUND (PARALLEL) II AIV, SCSP, CCOF II PARALLEL AIV INVESTORS, SCSP, CARLYLE CREDIT OPPORTUNITIES FUND (PARALLEL) II AIV HOLDINGS, L.P., CARLYLE CREDIT OPPORTUNITIES FUND (PARALLEL) II AIV 2 HOLDINGS, L.P., CARLYLE SPINNAKER PARTNERS 2, L.P., CARLYLE SPINNAKER PARTNERS 2 MAIN, L.P., CARLYLE CREDIT OPPORTUNITIES FUND II-N, L.P., CARLYLE CREDIT OPPORTUNITIES FUND II-N MAIN, L.P., CARLYLE REVOLVING LOAN FUND II, L.P., CREV II CAYMAN, L.P., CARLYLE DIRECT LENDING FUND (LEVERED), L.P., CARLYLE DIRECT LENDING FUND, L.P., CARLYLE FALCON STRUCTURED SOLUTIONS, L.L.C., CARLYLE AURORA INFRASTRUCTURE CREDIT PARTNERS, L.P., CARLYLE INFRASTRUCTURE CREDIT FUND (LEVERED), L.P., CREV II COINVESTMENT, L.P., CARLYLE ONTARIO CREDIT PARTNERSHIP DIRECT LENDING SPV, L.P., CARLYLE SKYLINE CREDIT FUND, AIV L.P., CCOF II PARALLEL IRVING AIV INVESTORS (LUX), SCSP, CCOF II LUX FEEDER IRVING AIV, SCSP, CCOF II PARALLEL IRVING AIV INVESTORS (DE), L.L.C., CARLYLE CREDIT OPPORTUNITIES FUND (PARALLEL) II IRVING AIV 2, L.P., CARLYLE CREDIT OPPORTUNITIES FUND (PARALLEL) II IRVING AIV, L.P., CSP IV BRAWN AIV, L.P., CSP IV COINVEST BRAWN INVESTORS, L.P., CSP IV COINVEST BRAWN, L.P., CSP IV (PARALLEL) AIV I, L.P., CSP IV CREDIT INVESTOR, LLC, BRAWN COINVEST ELECTING INVESTORS, L.P., CARLYLE TANGO RE CREDIT SPLITTER, L.P., CARLYLE CEDAR INFRASTRUCTURE CREDIT PARTNERS, L.P., CARLYLE AURORA REVOLVING LOAN FUND, L.P., CARLYLE DIRECT LENDING DRAWDOWN CLO 2022-1 PARTNERSHIP, L.P., CARLYLE US CLO 2022-F, LTD., CARLYLE US CLO 2022-G, LTD., CARLYLE US CLO 2022-H, LTD., CBAM 2017-1, LTD., CBAM 2017-2, LTD., CBAM 2017-3, LTD., CBAM 2017-4, L.L.C., CBAM 2017-4, LTD., CBAM 2018-5, LTD., CBAM 2018-6, LTD., CBAM 2018-7, LTD., CBAM 2018-8, LTD., CBAM 2019-9, LTD., CBAM 2019-10, LTD., CBAM 2019-11R, LTD., CBAM 2020-12, LTD., CBAM 2020-13, LLC, CBAM 2020-13, LTD., CBAM 2021-14, LTD., CBAM 2021-15, LLC, CARLYLE CREDIT OPPORTUNITIES FUND III, L.P., CARLYLE CREDIT OPPORTUNITIES FUND III (PARALLEL), SCSP, CARLYLE CREDIT OPPORTUNITIES FUND III PLUS, L.P., CARLYLE CREDIT OPPORTUNITIES FUND III PLUS (PARALLEL), SCSP

One Vanderbilt Avenue, Suite 3400

New York, NY 10017

and

TCG CAPITAL MARKETS L.L.C. AND TCG SENIOR FUNDING L.L.C.

1001 Pennsylvania Avenue, NW

Suite 220 South

Washington, DC 20004

I.	INTRODUCTION

A.	Requested Relief:

Carlyle Secured Lending, Inc. (f/k/a TCG BDC, Inc.) (“BDC I”), Carlyle Credit Solutions, Inc. (f/k/a TCG BDC II, Inc.) (“BDC II”), Carlyle Secured Lending III (“BDC III”) and Carlyle Tactical Private Credit Fund (“CTAC”) and their related entities identified in Section I.B below hereby request an order (the “Order”) pursuant to Sections 17(d), 57(a)(4) and 57(i) of the Investment Company Act of 1940, as amended (the “Act”),1 and Rule 17d-1 thereunder2 authorizing certain joint transactions that otherwise would be prohibited by either or both of Sections 17(d) and 57(a)(4) as modified by the exemptive rules adopted by the U.S. Securities and Exchange Commission (the “Commission”) under the Act.

In particular, the relief requested in this application (the “Application”) would allow a Regulated Fund (defined below) (or any Wholly-Owned Investment Sub (defined below) of such Regulated Fund), on the one hand, and one or more

[1]	Unless otherwise indicated, all section references herein are to the Act.
[2]	Unless otherwise indicated, all section references herein are to the Act.

other Regulated Funds (or any Wholly-Owned Investment Sub of such Regulated Fund), one or more Affiliated Funds (defined below) and/or one or more Capital Markets Affiliates (defined below), on the other hand, to participate in the same investment opportunities where such participation would otherwise be prohibited under Section 17(d) or 57(a)(4) and the rules under the Act. All existing entities that currently intend to rely on the Order have been named as Applicants (defined below) and any existing or future entities that may rely on the Order in the future will comply with the terms and conditions set forth below in this Application (the “Conditions”)3. The Order would supersede an exemptive order issued by the Commission on January 17, 2018 (the “Prior Order”) that was granted pursuant to Sections 17(d) and 57(i) and Rule 17d-1, and no person will rely on the Prior Order after the date the Order is granted.4

B.	Applicants Seeking Relief:

•	BDC I, an externally managed, non-diversified closed-end investment company that has elected to be regulated as a BDC (defined below) under the Act;

•	BDC II, an externally managed, non-diversified closed-end investment company that has elected to be regulated as a BDC (defined below) under the Act;

•	BDC III, an externally managed, non-diversified closed-end investment company that has elected to be regulated as a BDC (defined below) under the Act;

•	CTAC, a non-diversified closed-end management company that is operated as an interval fund;

•

Carlyle Global Credit Investment Management L.L.C. (“CGCIM”), an investment adviser registered with the Commission under the Investment Advisers Act of 1940, as amended (the “Advisers Act”), which serves as the investment adviser to each of BDC I, BDC II, BDC III, CTAC and the Private Credit Existing CGCIM-Advised Fund (as defined in Schedule A hereto) and will serve as the investment adviser to each of the Private Credit Existing Non-CGCIM-Advised Funds, the Structured Credit Non-CLO Fund, the Energy Credit Existing Affiliated Funds, the Opportunistic Credit Existing Affiliated Funds, the Distressed Credit Existing Affiliated Funds and the Infrastructure Credit Fund (each as defined in Schedule A hereto) prior to the effectiveness of the Order, on behalf of itself and its successors;[5]

•

CSL III Advisor, LLC (“CSL III”), an investment adviser registered with the Commission under the Advisers Act, which serves as the investment adviser to BDC III, on behalf of itself and its successors;

•

the Private Credit Existing Affiliated Funds, the Structured Credit Existing Affiliated Funds, the Energy Credit Existing Affiliated Funds, the Opportunistic Credit Existing Affiliated Funds, the Distressed Credit Existing Affiliated Funds, the Infrastructure Credit Fund and the European CLOs (each as defined in Schedule A hereto), each of which is a separate and distinct legal entity and each of which would be an investment company but for Section 3(c)(1) or 3(c)(7) of the Act (the “Existing Affiliated Funds”);

•

CELF Advisors LLP (the “European Manager”), which (a) is under common control with CGCIM, an exempt reporting adviser that manages the European CLOs (as defined in Schedule A hereto), on behalf of itself and its successors;

•

Carlyle CLO Management L.L.C. (“Carlyle CLO Manager” and, together with CGCIM, CSL III and the European Manager, the “Existing Advisers”), which (a) is under common control with CGCIM, (b) is a relying adviser of an investment adviser that (i) is registered with the Commission and (ii) that controls CGCIM, and (c) manages the Structured Credit Existing CLOs (as defined in Schedule A hereto), on behalf of itself and its successors;

•

TCG BDC SPV LLC (“BDC I Sub”), a wholly-owned subsidiary controlled by BDC I, Carlyle Credit Solutions SPV LLC (“BDC II Sub”), a wholly-owned subsidiary controlled by BDC II and Carlyle Credit Solutions SPV 2 LLC, wholly-owned subsidiary controlled by BDC II (“BDC II Sub2”), OCPC Credit Facility SPV LLC, a wholly-owned subsidiary controlled by CTAC (“CTAC SPV”) (the “Existing Wholly-Owned Investment Subs”);

[3]

No Regulated Fund (as defined below) or Affiliated Fund (as defined below) that relies on this Order will rely on any other order of the Commission authorizing co-investment transactions pursuant to Sections 17(d) and 57(i) of the Act and no entity that relies on another such order of the Commission will rely on this Order.

[4]	Carlyle Secured Lending, Inc. (f/k/a TCG BDC, Inc.), et al., (File No. 812-14798) Release No. IC-32969 (order) (Jan. 17, 2018), Release No.32945 (notice) (Dec. 20, 2017).
[5]	For the purposes of the requested Order, a “successor” includes an entity or entities that result from a reorganization into another jurisdiction or a change in the type of business organization.

•

TCG Capital Markets L.L.C. (“TCG Capital Markets”), a majority owned subsidiary of The Carlyle Group L.P. (“Carlyle”) that is registered with the Commission as a broker-dealer under the Securities Exchange Act of 1934, as amended (the “Exchange Act); and

•

TCG Senior Funding L.L.C. (“TCG Senior Funding” and, together with BDC I, BDC II, BDC III, CTAC, the Existing Advisers, the Existing Affiliated Funds, the Existing Wholly-Owned Investment Subs and TCG Capital Markets, the “Applicants”), a majority-owned subsidiary of Carlyle.

C.	Defined Terms

“Adviser” means any Existing Adviser and any Future Adviser (defined below); provided that an Adviser serving as a sub-adviser to an Affiliated Fund is included in this term only if such Adviser controls the entity. The term Adviser does not include any primary investment adviser to an Affiliated Fund (defined below) or a Regulated Fund (defined below) whose sub-adviser is an Adviser, except that such primary investment adviser is deemed to be an Adviser for purposes of Conditions 2(c)(iv), 13 and 14 only. The primary investment adviser to an Affiliated Fund or a Regulated Fund whose sub-adviser is an Adviser will not source any Potential Co-Investment Transactions under the requested Order.

“Affiliated Fund6” means (a) any Existing Affiliated Fund, any Capital Markets Affiliate (as defined below) and (b) any entity (i) whose investment adviser or sub-adviser is an Adviser, (ii) that either (x) would be an investment company but for Section 3(c)(1), 3(c)(5)(C) or 3(c)(7) of the Act or (y) relies on Rule 3a-7 under the Act and (iii) that is not a BDC Downstream Fund (together with each such entity’s direct and indirect wholly-owned subsidiaries); provided that an entity sub-advised by an Adviser is not included in this term if: (i) such Adviser serving as sub-adviser does not control the entity, and (ii) the primary investment adviser is not an Adviser.

“BDC” means a business development company under the Act.7

“BDC Downstream Fund” means with respect to any Regulated Fund that is a BDC, an entity (a) that the BDC directly or indirectly controls, (b) that is not controlled by any person other than the BDC (except a person that indirectly controls the entity solely because it controls the BDC), (c) that would be an investment company but for Section 3(c)(1) or 3(c)(7) of the Act, (d) whose investment adviser is an Adviser and (e) that is not a Wholly-Owned Investment Sub.

“Board” means (a) with respect to a Regulated Fund other than a BDC Downstream Fund, the board of directors (or the equivalent) of the Regulated Fund and (b) with respect to a BDC Downstream Fund, the Independent Party (defined below) of the BDC Downstream Fund.

“Board-Established Criteria” means criteria that the Board of a Regulated Fund may establish from time to time to describe the characteristics of Potential Co-Investment Transactions regarding which the Adviser to the Regulated

[6]

Affiliated Funds may include funds that are ultimately structured as collateralized loan obligation funds (“CLOs”). Such CLOs would be investment companies but for the exception provided in Section 3(c)(7) of the Act or their ability to rely on Rule 3a-7 of the Act. During the investment period of a CLO, the CLO may engage in certain transactions customary in CLO formations with another Affiliated Fund on a secondary basis at fair market value. For purposes of the Order, any securities that were acquired by an Affiliated Fund in a particular Co-Investment Transaction that are then transferred in such customary transactions to an Affiliated Fund that is or will become a CLO (an “Affiliated Fund CLO”) will be treated as if the Affiliated Fund CLO acquired such securities in the Co-Investment Transaction. For the avoidance of doubt, any such transfer from an Affiliated Fund to an Affiliated Fund CLO will be treated as a Disposition and completed pursuant to terms and conditions of the Application, though Applicants note that the Regulated Funds would be prohibited from participating in such Disposition by Section 17(a)(2) or Section 57(a)(2) of the Act, as applicable. The participation by any Affiliated Fund CLO in any such Co-Investment Transaction will remain subject to the Order.

[7]

Section 2(a)(48) defines a BDC to be any closed-end investment company that operates for the purpose of making investments in securities described in Sections 55(a)(1) through 55(a)(3) and makes available significant managerial assistance with respect to the issuers of such securities.

Fund should be notified under Condition 1. The Board-Established Criteria will be consistent with the Regulated Fund’s Objectives and Strategies. If no Board-Established Criteria are in effect, then the Regulated Fund’s Adviser will be notified of all Potential Co-Investment Transactions that fall within the Regulated Fund’s then-current Objectives and Strategies. Board-Established Criteria will be objective and testable, meaning that they will be based on observable information, such as industry/sector of the issuer, minimum earnings before interest, taxes, depreciation and amortization (“EBITDA”) of the issuer, asset class of the investment opportunity or required commitment size, and not on characteristics that involve a discretionary assessment. The Adviser to the Regulated Fund may from time to time recommend criteria for the Board’s consideration, but Board-Established Criteria will only become effective if approved by a majority of the Independent Directors. The Independent Directors of a Regulated Fund may at any time rescind, suspend or qualify its approval of any Board-Established Criteria, though Applicants anticipate that, under normal circumstances, the Board would not modify these criteria more often than quarterly.

“Capital Markets Affiliate” means any Carlyle Broker-Dealer Subsidiary (defined below) and any Carlyle Proprietary Account (defined below). Each Capital Markets Affiliate may, from time to time, hold various financial assets in a principal capacity.

“Carlyle Broker-Dealer Subsidiary” means (a) (i) any Existing Carlyle Broker-Dealer Subsidiary (defined below) and (ii) any entity that (x) is a wholly- or majority-owned subsidiary of Carlyle and (y) is registered or authorized as a broker-dealer or its foreign equivalent, and (b) any entity that is a wholly-owned subsidiary of an entity described in the preceding clause (a).

“Carlyle Proprietary Account” means (a) TCG Senior Funding, and (b) any entity that (i) is a wholly- or majority-owned subsidiary of Carlyle, (ii) is advised by an Adviser and (iii) from time to time, may hold various financial assets in a principal capacity. For the avoidance of doubt, neither the Regulated Funds nor the Affiliated Funds shall be deemed to be Carlyle Proprietary Accounts for purposes of this Application.

“Close Affiliate” means the Advisers, the Regulated Funds, the Affiliated Funds, the Capital Markets Affiliates and any other person described in Section 57(b) (after giving effect to Rule 57b-1) in respect of any Regulated Fund (treating any registered investment company or series thereof as a BDC for this purpose) except for limited partners included solely by reason of the reference in Section 57(b) to Section 2(a)(3)(D).

“Co-Investment Transaction” means any transaction in which a Regulated Fund (or its Wholly-Owned Investment Sub) participated together with one or more Affiliated Funds, one or more Capital Markets Affiliates, and/or one or more other Regulated Funds (or its Wholly-Owned Investment Sub) in reliance on the Order.

“Disposition” means the sale, exchange or other disposition of an interest in a security of an issuer.

“Eligible Directors” means, with respect to a Regulated Fund and a Potential Co-Investment Transaction, the members of the Regulated Fund’s Board eligible to vote on that Potential Co-Investment Transaction under Section 57(o) of the Act.

“Existing Carlyle Broker-Dealer Subsidiary” means TCG Capital Markets.

“Existing Regulated Fund” means (a) BDC I, (b) BDC II, (c) from and after its election to be regulated as a BDC under the Act, BDC III and (d) CTAC.

“Follow-On Investment” means (i) with respect to a Regulated Fund, an additional investment in the same issuer in which the Regulated Fund is currently invested; or (ii) with respect to an Affiliated Fund, (X) an additional investment in the same issuer in which the Affiliated Fund and at least one Regulated Fund are currently invested; or (Y) an investment in an issuer in which at least one Regulated Fund is currently invested but in which the Affiliated Fund does not currently have an investment. An investment in an issuer includes, but is not limited to, the exercise of warrants, conversion privileges or other rights to purchase securities of the issuer.

“Future Adviser” means any future investment adviser that (i) controls, is controlled by or is under common control with CGCIM, (ii) (a) is registered as an investment adviser under the Advisers Act, an exempt reporting adviser or a foreign private adviser or (b) is a relying adviser of an investment adviser that is registered under the Advisers Act and that controls, is controlled by or is under common control with CGCIM, and (iii) is not a Regulated Fund or a subsidiary of a Regulated Fund.

“Future Regulated Fund” means a closed-end management investment company (a) that is registered under the Act or has elected to be regulated as a BDC and (b) whose investment adviser or sub-adviser is an Adviser.

“Independent Director” means a member of the Board of any relevant entity who is not an “interested person” as defined in Section 2(a)(19) of the Act. No Independent Director of a Regulated Fund (including any non-interested member of an Independent Party) will have a financial interest in any Co-Investment Transaction, other than indirectly through share ownership in one of the Regulated Funds.

“Independent Party” means, with respect to a BDC Downstream Fund, (a) if the BDC Downstream Fund has a board of directors (or the equivalent), the board or (b) if the BDC Downstream Fund does not have a board of directors (or the equivalent), a transaction committee or advisory committee of the BDC Downstream Fund.

“JT No-Action Letters” means SMC Capital, Inc., SEC Staff No-Action Letter (pub. avail. Sept. 5, 1995) and Massachusetts Mutual Life Insurance Company, SEC Staff No-Action Letter (pub. avail. June 7, 2000).

“Objectives and Strategies” means (i) with respect to any Regulated Fund other than a BDC Downstream Fund, its investment objectives and strategies, as described in its most current filings with the Commission under the Securities Act of 1933, as amended (the “Securities Act”), the Exchange Act, and the Act, and its most current report to stockholders, and (ii) with respect to any BDC Downstream Fund, those investment objectives and strategies described in its disclosure documents (including private placement memoranda and reports to equity holders) and organizational documents (including operating agreements).

“Potential Co-Investment Transaction” means any investment opportunity in which a Regulated Fund (or its Wholly-Owned Investment Sub) could not participate together with one or more Affiliated Funds, one or more Capital Markets Affiliates, and/or one or more other Regulated Funds (or its Wholly-Owned Investment Sub) without obtaining and relying on the Order.

“Pre-Boarding Investments” are investments in an issuer held by a Regulated Fund as well as one or more Affiliated Funds, one or more Capital Markets Affiliates and/or one or more other Regulated Funds that: (i) were acquired prior to participating in any Co-Investment Transaction; and (ii) were acquired (A) in transactions in which the only term negotiated by or on behalf of such funds was price in reliance on one of the JT No-Action Letters; or (B) in transactions occurring at least 90 days apart and without coordination between the Regulated Fund and any Affiliated Fund or other Regulated Fund.

“Regulated Funds” means (a) the Existing Regulated Funds, (b) the Future Regulated Funds and (c) the BDC Downstream Funds.

“Related Party” means (i) any Close Affiliate and (ii) in respect of matters as to which any Adviser has knowledge, any Remote Affiliate.

“Remote Affiliate” means any person described in Section 57(e) in respect of any Regulated Fund (treating any registered investment company or series thereof as a BDC for this purpose) and any limited partner holding 5% or more of the relevant limited partner interests that would be a Close Affiliate but for the exclusion in that definition.

“Required Majority” means a required majority, as defined in Section 57(o) of the Act.8

[8]

In the case of a Regulated Fund that is a registered closed-end fund, the Board members that make up the Required Majority will be determined as if the Regulated Fund were a BDC subject to Section 57(o). In the case of a BDC Downstream Fund with a board of directors (or the equivalent), the members that make up the Required Majority will be determined as if the BDC Downstream Fund were a BDC subject to Section 57(o). In the case of a BDC Downstream Fund with a transaction committee or advisory committee, the committee members that make up the Required Majority will be determined as if the BDC Downstream Fund were a BDC subject to Section 57(o) and as if the committee members were directors of the fund.

“SBIC Subsidiary” means a Wholly-Owned Investment Sub that is licensed by the Small Business Administration (the “SBA”) to operate under the Small Business Investment Act of 1958, as amended (the “SBA Act”), as a small business investment company (an “SBIC”).

“Tradable Security” means a security that meets the following criteria at the time of Disposition:

(i)	it trades on a national securities exchange or designated offshore securities market as defined in rule 902(b) under the Securities Act;

(ii)	it is not subject to restrictive agreements with the issuer or other security holders; and

(iii)

it trades with sufficient volume and liquidity (findings as to which are documented by the Advisers to any Regulated Funds holding investments in the issuer and retained for the life of the Regulated Fund) to allow each Regulated Fund to dispose of its entire position remaining after the proposed Disposition within a short period of time not exceeding 30 days at approximately the value (as defined by Section 2(a)(41) of the Act) at which the Regulated Fund has valued the investment.

“Wholly-Owned Investment Sub” means any Existing Wholly-Owned Investment Subs or an entity (i) that is wholly-owned9 by an Existing Regulated Fund or a Future Regulated Fund (with such Regulated Fund at all times holding, beneficially and of record, 95% or more of the voting and economic interests); (ii) whose sole business purpose is to hold one or more investments and issue debt on behalf or in lieu of such Regulated Fund (and, in the case of an SBIC Subsidiary, maintain a license under the SBA Act and issue debentures guaranteed by the SBA); (iii) with respect to which such Regulated Fund’s Board has the sole authority to make all determinations with respect to the entity’s participation under the Conditions to this Application; and (iv) that either (a) would be an investment company but for Section 3(c)(1) or 3(c)(7) of the Act or (b) relies on Rule 3a-7 under the Act.

II.	APPLICANTS

Each Applicant is directly or indirectly controlled by Carlyle. Carlyle, however, is a holding company and does not currently offer investment advisory services to any person and is not expected to do so in the future. Accordingly, Carlyle has not been included as an Applicant.

A.	Carlyle Secured Lending, Inc.

BDC I is a Maryland corporation incorporated on February 8, 2012, and structured as an externally managed, non-diversified closed-end investment company. On May 2, 2013, BDC I filed its election to be regulated as a BDC under the Act. As of December 31, 2021 BDC I had net assets of $948,804,000.

On June 9, 2017, BDC I completed its previously announced acquisition of NF Investment Corp., a Maryland corporation that had elected to be regulated as a BDC under the Act and to which CGCIM served as the investment adviser, with BDC I as the surviving entity in the acquisition.

On June 19, 2017, BDC I closed its initial public offering, issuing 9,454,200 shares of common stock (including shares issued pursuant to the exercise of the underwriters’ over-allotment option on July 5, 2017).

BDC I’s Objectives and Strategies are to generate current income and capital appreciation primarily through debt investments. BDC I’s core investment strategy focuses on lending to U.S. middle market companies, which BDC I defines as companies with approximately $25 million to $100 million of EBITDA, which BDC I believes is a useful proxy for cash flow. BDC I seeks to achieve its investment objective primarily through direct originations of secured debt (which we refer to as “Middle Market Senior Loans”), including first lien senior secured loans (which may include stand-alone first lien loans, first lien/last out loans and “unitranche” loans) and second lien senior secured loans, with the balance of its assets invested in higher yielding investments (which may include unsecured debt, mezzanine debt and investments in equities). The Middle Market Senior Loans are generally made to private U.S. middle market companies that are, in many cases, controlled by private equity firms. Depending on market conditions, BDC I expects that between 70% and 80% of the value of its assets will be invested in Middle Market Senior Loans.

[9]	A “wholly-owned subsidiary” of a person is as defined in Section 2(a)(43) of the Act and means a company 95% or more of the outstanding voting securities of which are owned by such person.

BDC I expects that the composition of its portfolio will change over time given CGCIM’s view on, among other things, the economic and credit environment (including with respect to interest rates) in which BDC I is operating.BDC I has elected to be treated as a regulated investment company (“RIC”) under Subchapter M of the Internal Revenue Code of 1986, as amended (the “Code”), and operates in a manner so as to qualify for the tax treatment applicable to RICs.

The Board of BDC I (the “BDC I Board”) is comprised of seven directors, five of whom are Independent Directors of BDC I.

Members of the BDC I Board

Linda Pace

Mark Jenkins

Aren LeeKong

Nigel D.T. Andrews (Independent Director)

Leslie E. Bradford (Independent Director)

John G. Nestor (Independent Director)

William H. Wright II (Independent Director)

B.	Carlyle Credit Solutions, Inc.

BDC II is a Maryland corporation incorporated on February 10, 2017. BDC II is structured as an externally managed, non-diversified closed-end investment company. On October 2, 2017, BDC II filed its election to be regulated as a BDC under the Act. BDC II conducted a private offering of its shares of common stock to investors in reliance on exemptions from the registration requirements of the Securities Act (a “BDC II Private Offering”). The initial capital drawdown from its investors in the BDC II Private Offering was settled on October 4, 2017. Shortly thereafter, BDC II commenced its operations. As of December 31, 2021, BDC II had net assets of approximately $1,166,241,000.

BDC II’s Objectives and Strategies are to generate attractive risk adjusted returns and current income primarily by investing in senior secured term loans to U.S. middle market companies in which private equity sponsors hold, directly or indirectly, a financial interest in the form of debt and/or equity. BDC II’s core investment strategy focuses on lending to U.S. middle market companies, which BDC II defines as companies with approximately $25 million to $100 million of EBITDA, , which BDC II believes is a useful proxy for cash flow. BDC II seeks to achieve its investment objective through direct originations of Middle Market Senior Loans, including first lien senior secured loans, “unitranche” loans and second lien senior secured loans, with the balance of its assets invested in investments that are typically higher yielding than Middle Market Senior Loans (which may include unsecured debt, mezzanine debt and investments in equities), although it may make investments in issuers with EBITDA outside of such range.

BDC II has elected to be treated as a RIC under Subchapter M of the Code, and operates in a manner so as to qualify for the tax treatment applicable to RICs.

The Board of BDC II (the “BDC II Board”) is comprised of seven directors, five of whom are Independent Directors of BDC II.

Members of the BDC II Board

Linda Pace

Mark Jenkins

Aren LeeKong

Nigel D.T. Andrews (Independent Director)

Leslie E. Bradford (Independent Director)

John G. Nestor (Independent Director)

William H. Wright II (Independent Director)

C.	Carlyle Secured Lending III

BDC III is a newly-formed Delaware statutory trust that was formed on February 8, 2021 and is an externally managed, non-diversified closed-end investment company. BDC III has elected to be regulated as a BDC under the Act. CSL III serves as investment adviser to BDC III.

BDC III has elected to be treated as a RIC under Subchapter M of the Code, and intends to operate in a manner so as to qualify for the tax treatment applicable to RICs.

The Board of BDC III (the “BDC III Board”) is comprised of seven directors, five of whom are Independent Directors of BDC III.

Members of the BDC III Board

Linda Pace

Mark Jenkins

Aren LeeKong

Nigel D.T. Andrews (Independent Director)

Leslie E. Bradford (Independent Director)

John G. Nestor (Independent Director)

William H. Wright II (Independent Director)

D.	Carlyle Tactical Private Credit Fund

CTAC is Delaware statutory trust. CTAC is structured as a non-diversified, closed-end management investment company that is operated as an interval fund. As of December 31, 2021, CTAC had net assets of $881,000,000.

CTAC’s investment objective is to generate current income by opportunistically allocating its assets across a wide range of credit strategies. Under normal circumstances, CTAC will seek to invest at least 80% of its assets in private fixed-income securities and credit instruments. CTAC will opportunistically allocate its investments in private credit instruments across any number of the following credit strategies: (a) liquid credit (including broadly syndicated loans); (b) direct lending (including first lien loans, second lien loans, unitranche loans and mezzanine debt); (c) opportunistic credit (including private credit solutions, special situations and market dislocations); (d) structured credit (including CLOs) and (e) real assets (including infrastructure and aviation assets). To a lesser extent, CTAC also may invest in distressed credit.

CTAC has elected to be treated as a RIC under Subchapter M of the Code, and operates in a manner so as to qualify for the tax treatment applicable to RICs.

The Board of CTAC (the “CTAC Board”) is comprised of four directors, three of whom are Independent Directors of CTAC.

Members of the CTAC Board

Justin Plouffe

Mark Garbin (Independent Director)

Sanjeev Handa (Independent Director)

Joan McCabe (Independent Director)

E.	TCG BDC SPV LLC

BDC I Sub is a Wholly-Owned Investment Sub of BDC I formed specifically for the purpose of procuring financing or otherwise holding investments. Pursuant to the documents governing BDC I Sub, CGCIM, as investment adviser to BDC I, oversees the management of the assets of BDC I Sub.

F.	CARLYLE CREDIT SOLUTIONS SPV LLC

BDC II Sub is a Wholly-Owned Investment Sub of BDC II formed specifically for the purpose of procuring financing or otherwise holding investments. Pursuant to the documents governing BDC II Sub, CGCIM, as investment adviser to BDC II, oversees the management of the assets of BDC II Sub.

F.	CARLYLE CREDIT SOLUTIONS SPV 2 LLC

BDC II Sub2 is a Wholly-Owned Investment Sub of BDC II formed specifically for the purpose of procuring financing or otherwise holding investments. Pursuant to the documents governing BDC II Sub2, CGCIM, as investment adviser to BDC II, oversees the management of the assets of BDC II Sub2.

G.	OCPC Credit Facility SPV LLC

CTAC SPV is a Wholly-Owned Investment Sub of CTAC formed specifically for the purpose of procuring financing or otherwise holding investments. Pursuant to the documents governing CTAC SPV, CGCIM, as investment adviser to CTAC, oversees the management of the assets of CTAC SPV.

H.	Carlyle Global Credit Investment Management L.L.C.

CGCIM, an investment adviser registered with the Commission under the Advisers Act, serves as investment adviser to each of BDC I, BDC II, BDC III and CTAC and is responsible for sourcing potential investments, conducting research and due diligence on prospective investments and equity sponsors, analyzing investment opportunities, structuring the investments of BDC I, BDC II, CTAC and, after BDC III commences investment activities, BDC III and monitoring the investments and portfolio companies of BDC I, BDC II, CTAC and, after BDC III commences investment activities, BDC III. CGCIM serves and will serve as an investment adviser to certain Existing Affiliated Funds as identified on Schedule A hereto. CGCIM is a limited liability company formed and existing under the laws of the State of Delaware. CGCIM is a wholly-owned subsidiary of Carlyle. The CGCIM Investment Committee includes:

Mark Jenkins, Managing Director of Carlyle and Head of Carlyle Global Credit;

Justin Plouffe, Managing Director of Carlyle, Deputy Chief Investment Officer Global Credit;

Brian Marcus, Managing Director of Carlyle;

Lauren Basmadjian, Managing Director of Carlyle, Head of Liquid Credit and Head of US Loans and Structured Credit;

Linda Pace, Managing Director of Carlyle, Vice Chairperson of Global Credit and Chief Executive Officer of BDC I, BDC II and BDC III;

Tom Hennigan, Managing Director of Carlyle and Chief Financial Officer of BDC I, BDC II and BDC III;

Michael Hadley, Chief Investment Officer and Head of Underwriting of Carlyle Direct Lending and a Managing Director of Carlyle;

Alex Popov, Managing Director of Carlyle, Head of Opportunistic Credit and Head of Illiquid Credit;

John Pavelski, Managing Director of Carlyle and Co-head of North America for the Carlyle Credit Opportunities Funds;

Andreas Boye, Managing Director of Carlyle and Co-head of North America for the Carlyle Credit Opportunities Funds; and

Bruce Rosenblum, Managing Director of Carlyle.

“CGCIM Investment Committee” refers collectively to the investment committee at CGCIM that is responsible for reviewing and approving investments for BDC I, BDC II and BDC III and the portfolio management team of CTAC that is responsible for reviewing and approving investments for CTAC. The members of the CGCIM Investment Committee are employees of The Carlyle Group Employee Co., L.L.C. (“Carlyle Employee Co.”) and are made available to CGCIM by agreement. CGCIM has developed a robust allocation process as part of its overall compliance policies and procedures. CGCIM would present the Potential Co-Investment Transaction and the proposed allocation to the CGCIM Investment Committee for its approval. If the CGCIM Investment Committee approved an investment for BDC I, BDC II, BDC III or CTAC, as applicable, the investment and all relevant allocation information would then be presented to the BDC I Board, the BDC II Board, the BDC III Board or the CTAC Board, as applicable, for its approval in accordance with the Conditions of this Application. Other Advisers will implement similarly robust allocation procedures that will ensure that all Potential Co-Investment Transactions that any other Adviser considers for an Affiliated Fund will also be presented to each Adviser to a Regulated Fund in compliance with Condition 1. Any other Adviser to a Regulated Fund will be registered as an investment adviser under the Advisers Act.

I.	Existing Affiliated Funds

CGCIM, an investment adviser registered with the Commission under the Advisers Act, and Carlyle CLO Manager, a relying adviser of CIM and under common control with CGCIM, manage the Private Credit Existing CGCIM-Advised Fund and the Structured Credit Existing CLOs, respectively. The European Manager manages the European CLOs. CGCIM is the investment adviser to the Private Credit Existing Non-CGCIM-Advised Funds, the Structured Credit Non-CLO Fund, the Energy Credit Existing Affiliated Funds, the Opportunistic Credit Existing Affiliated Funds, the Distressed Credit Existing Affiliated Funds and the Infrastructure Credit Fund. A complete list of the Existing Affiliated Funds is included in Schedule A hereto.

J.	CELF Advisors LLP

The European Manager is a wholly-owned subsidiary of Carlyle and is an exempt reporting adviser under the Advisers Act, formed as a limited liability partnership in the United Kingdom. It is registered with the UK Financial Conduct Authority (the “FCA”) and provides investment management or advisory services to the European CLOs.

K.	Carlyle CLO Management L.L.C.

Carlyle CLO Manager is a limited liability company formed and existing under the laws of the State of Delaware. Carlyle CLO Manager is a wholly-owned subsidiary of CIM and a relying adviser of CIM. Carlyle CLO Manager operates along with CIM and its adviser subsidiaries that collectively conduct a single advisory business. Carlyle CLO Manager provides advisory services to the Structured Credit Existing CLOs, as identified on Schedule A, as their collateral manager.

The Structured Credit Existing CLOs managed by Carlyle CLO Manager primarily invest in performing broadly syndicated senior secured bank loans. The investment decisions for the Structured Credit Existing CLOs are overseen by a credit committee comprising senior investment professionals of Carlyle. The credit committee reviews credit, liquidity, interest rate risk and compliance with the conditions of the funds’ underlying indentures (such as concentration limitations, collateral quality and collateral obligations). The credit committee also reviews general economic and market conditions, political events, industry trends and changes in interest rates. The U.S. structured credit team at Carlyle CLO Manager closely monitors investments of the Structured Credit Existing CLOs. The U.S. structured credit team also conducts internal ongoing reviews of individual credits, market activity and the current trading environment.

L.	TCG Capital Markets L.L.C.

TCG Capital Markets is a Delaware limited liability company formed on October 12, 2017 and existing under the laws of the State of Delaware. TCG Capital Markets is a majority-owned subsidiary of Carlyle. TCG Capital Markets is the affiliated entity through which Carlyle underwrites, syndicates, places and arranges securities of corporate issuers, among other related activities, including U.S.-based marketing and fundraising for Global Credit.

TCG Capital Markets is registered as a limited purpose broker-dealer with the Commission and is a member of the Financial Industry Regulatory Authority (“FINRA”). It is also registered as a broker-dealer in all 50 states and the District of Columbia.

M.	TCG Senior Funding L.L.C.

TCG Senior Funding is a Delaware limited liability company formed on October 12, 2017 and existing under the laws of the State of Delaware. TCG Senior Funding is a majority-owned subsidiary of Carlyle, and was formed to originate, underwrite, structure and place loans. TCG Senior Funding is advised by CGCIM pursuant to an investment management agreement.

III.	ORDER REQUESTED

The Applicants respectfully request an Order of the Commission under Sections 17(d), 57(a)(4) and 57(i) and Rule 17d-1 thereunder to permit, subject to the terms and Conditions set forth below in this Application, a Regulated Fund and one or more other Regulated Funds, one or more Affiliated Funds and/or one or more Capital Markets Affiliates to enter into Co-Investment Transactions with each other.

The Regulated Funds, the Affiliated Funds and Capital Markets Affiliates seek relief to enter into Co-Investment Transactions because such Co-Investment Transactions would otherwise be prohibited by either or both of Section 17(d) or Section 57(a)(4) and the Rules under the Act. This Application seeks relief in order to (i) enable the Regulated Funds, Affiliated Funds and Capital Markets Affiliates to avoid, among other things, the practical commercial and/or economic difficulties of trying to structure, negotiate and persuade counterparties to enter into transactions while awaiting the granting of the relief requested in individual applications with respect to each Co-Investment Transaction that arises in the future and (ii) enable the Regulated Funds, the Affiliated Funds and the Capital Markets Affiliates to avoid the significant legal and other expenses that would be incurred in preparing such individual applications. Advisers may not be registered as investment advisers with the Commission because they are exempt reporting advisers or foreign private advisers. However, as discussed below, all of the Applicants’ investment activities are conducted within a global investment committee and allocation process, which is overseen by a unified global compliance program that has complete transparency into the activities of all of the Advisers from within the U.S., regardless of their regulatory status under the Advisers Act. Furthermore, the global processes and compliance program would ensure that the Commission has complete transparency into the Co-Investment Program and the Advisers involved with the Co-Investment Program through its access to CGCIM.

A.	Overview

Applicants include the Existing Advisers, which are under the common control of Carlyle. CGCIM, the European Manager and Carlyle CLO Manager manage private credit and structured credit funds and separate accounts with a variety of mandates, and CGCIM is expected to manage energy credit, opportunistic credit and distressed credit funds with a variety of mandates. The clients of CGCIM currently include two BDCs, an interval fund, and an Existing Affiliated Fund as identified on Schedule A hereto. CGCIM will also serve as the investment adviser to certain Existing Affiliated Funds as identified on Schedule A hereto. Each of CGCIM, the European Manager and Carlyle CLO Manager manages, and each of the Future Advisers will manage, the assets entrusted to it by its clients in accordance with its fiduciary duty to those clients and, in the case of the BDCs and the registered investment companies, the Act.

Each of CGCIM , the European Manager and Carlyle CLO Manager is, and the Future Advisers will be, presented with many investment opportunities each year on behalf of their clients and must determine how to allocate those opportunities in a manner that, is fair and equitable to all of their clients, and without violating the prohibitions on joint transactions included in Rule 17d-1 and Section 57(a)(4) of the Act. Such investment opportunities may be joint transactions such that the Advisers may not include a Regulated Fund in the allocation if another Regulated Fund and/or any Affiliated Fund is participating. Once invested in a security, the Regulated Funds and Affiliated Funds often have the opportunity to either complete an additional investment in the same issuer or exit the investment in a transaction that may be a joint transaction. If a Regulated Fund and one or more Affiliated Funds are invested in an issuer, such funds may not participate in a follow-on investment or exit the investment if the terms of the transaction would be a prohibited joint transaction.

As a result, the Regulated Funds and Affiliated Funds are limited in the types of transactions in which they can participate with each other, and the Regulated Funds often must forego transactions that would be beneficial to investors in the Regulated Funds. Thus, Applicants are seeking the relief requested by the Application for certain initial investments, Follow-On Investments, and Dispositions as described below.

The Applicants discuss the need for the requested relief in greater detail in Section III.C below.

Each of CGCIM, the European Manager and Carlyle CLO Manager has established, and the Future Advisers will establish, rigorous processes for allocating initial investment opportunities, opportunities for subsequent investments in an issuer and dispositions of securities holdings reasonably designed to treat all clients fairly and equitably. As discussed below, these processes will be extended and modified in a manner reasonably designed to ensure that the additional transactions permitted under the Order will both (i) be fair and equitable to the Regulated Funds and the Affiliated Funds and (ii) comply with the Conditions contained in the Order.

1.	The Investment Process

The investment process consists of three stages: (i) the identification and consideration of investment opportunities (including follow-on investment opportunities); (ii) order placement and allocation; and (iii) consideration by each applicable Regulated Fund’s Board when a Potential Co-Investment Transaction is being considered by one or more Regulated Funds, as provided by the Order.

a.	Identification and Consideration of Investment Opportunities

Each of CGCIM, the European Manager and Carlyle CLO Manager is, and the Future Advisers will be, organized and managed such that the individual portfolio managers, as well as the teams and committees of portfolio managers, analysts and senior management (“Investment Teams” and “Investment Committees”),10 responsible for evaluating investment opportunities and making investment decisions on behalf of clients are promptly notified of the opportunities.

Opportunities for Potential Co-Investment Transactions may arise when investment advisory personnel of an Adviser or a Capital Markets Affiliate become aware of investment opportunities that may be appropriate for one or more Regulated Funds, one or more Affiliated Funds and one or more Capital Markets Affiliates. If the requested Order is granted, the Advisers will establish, maintain and implement policies and procedures reasonably designed to ensure that, when such opportunities arise, the Advisers to the relevant Regulated Funds are promptly notified and receive the same information about the opportunity as any other Advisers considering the opportunity for their clients or as any Capital Markets Affiliates considering the opportunity for themselves. In particular, consistent with Condition 1, if a Potential Co-Investment Transaction falls within the then-current Objectives and Strategies and any Board-Established Criteria of a Regulated Fund, the policies and procedures will require that the relevant portfolio managers, Investment Teams and/or Investment Committees responsible for that Regulated Fund receive sufficient information to allow the Regulated Fund’s Adviser to make its independent determination and recommendations under Conditions 1, 2(a), 6, 7, 8 and 9 (as applicable).11 In addition, the policies and procedures will specify the individuals or roles responsible for carrying out the policies and procedures, including ensuring that the Advisers receive such information. After receiving notification of a Potential Co-Investment Transaction under Condition 1(a), the Adviser to each applicable Regulated Fund, working through the applicable portfolio manager, or in conjunction with any applicable Investment Team or Investment Committee, will then make an independent determination of the appropriateness of the investment for the Regulated Fund in light of the Regulated Fund’s then-current circumstances.

The Applicants acknowledge that the Capital Markets Affiliates are not funds advised by Advisers because they are either Carlyle Broker-Dealer Subsidiaries, which are regulated broker-dealers or their foreign equivalents or the wholly-owned subsidiaries of such regulated entities, or the Carlyle Proprietary Accounts, which are advised by Advisers pursuant to investment management agreements. The Applicants do not believe that the participation of the Capital Markets Affiliates in Co-Investment Transactions would raise any regulatory or mechanical concerns different from those discussed with respect to the Affiliated Funds. With respect to Potential Co-Investment Transactions within a Regulated Fund’s Objectives and Strategies and Board-Established Criteria that are considered by a Capital Markets

[10]	Investment Teams and Investment Committees responsible for an area of investment may include portfolio managers, analysts and senior management from one or more of the Advisers.
[11]

Representatives from each Adviser to a Regulated Fund are members of each Investment Team or Investment Committee, or are otherwise entitled to participate in each meeting of any Investment Team or Investment Committee, that is expected to approve or reject recommended investment opportunities falling within its Regulated Funds’ Objectives and Strategies and Board-Established Criteria. Accordingly, the policies and procedures may provide, for example, that the Adviser will receive the information required under Condition 1 in conjunction with its representatives’ participation in the relevant Investment Team or Investment Committee. The Investment Teams and Investment Committees will keep minutes of their meetings, and such minutes will include reference to the specific investment opportunities considered at the meeting.

Affiliate that is either a Carlyle Broker-Dealer Subsidiary or a Carlyle Proprietary Account, such Potential Co-Investment Transactions will be referred to the Advisers of the Regulated Funds either by the Carlyle Broker-Dealer Subsidiary or by the Adviser of the Carlyle Proprietary Account to ensure that Condition 1(a) will be satisfied.

Applicants represent that, if the requested Order is granted, the investment advisory personnel of the Advisers to the Regulated Funds will be charged with making sure they identify, and participate in this process with respect to, each investment opportunity that falls within the Objectives and Strategies and Board-Established Criteria of each Regulated Fund. Applicants assert that the Advisers’ allocation policies and procedures will be structured so that the relevant investment advisory personnel for each Regulated Fund will be promptly notified of all Potential Co-Investment Transactions that fall within the then-current Objectives and Strategies and Board-Established Criteria of such Regulated Fund and that the Advisers will undertake to perform these duties regardless of whether the Advisers serve as investment adviser or sub-adviser to the Affiliated Funds.

b.	Order Placement and Allocation

General. If the Adviser to a Regulated Fund deems the Regulated Fund’s participation in any Potential Co-Investment Transaction to be appropriate, it will, working through the applicable portfolio manager or in conjunction with any applicable Investment Team or Investment Committee, formulate a recommendation regarding the proposed order amount for the Regulated Fund. In doing so, the Adviser and any applicable Investment Team or Investment Committee may consider such factors, among others, as investment guidelines, issuer, industry and geographical concentration, availability of cash and other opportunities for which cash is needed, tax considerations, leverage covenants, regulatory constraints (such as requirements under the Act), investment horizon, potential liquidity needs, and the Regulated Fund’s risk concentration policies.

As each of BDC I, BDC II, BDC III and CTAC has substantially similar investment objectives and investment policies with regard to Middle Market Senior Loans, it is anticipated that any Middle Market Senior Loans to a portfolio company that are an appropriate investment for one will be an appropriate investment for the other, with certain exceptions based on Board-Established Criteria, capital available for investment, diversification or other investment limitations. As a result, Co-Investment Transactions in Middle Market Senior Loans that meet the eligibility criteria of all of BDC I, BDC II, BDC III and CTAC would be the norm, rather than the exception. While co-investment would be the norm, each transaction and the proposed allocation of each investment opportunity would be approved prior to the actual investment by the Required Majority as discussed below.

Allocation Procedure. For each Regulated Fund and Affiliated Fund whose Adviser recommends participating in a Potential Co-Investment Transaction, the Adviser will submit a proposed order amount to the internal pre-trade compliance system, which will be reviewed by the Chief Risk Officer of each Regulated Fund. Prior to the External Submission (as defined below), each proposed order amount may be reviewed and adjusted, in accordance with the Advisers’ written allocation policies and procedures, by a credit opportunity allocation committee to be established by the Advisers on which senior management and at least one legal/ compliance person participate.12 The order of a Regulated Fund or Affiliated Fund resulting from this process is referred to as its “Internal Order.” The Internal Order will be submitted for approval by the Required Majority of any participating Regulated Funds in accordance with the Conditions and as discussed in Section III.A.1.c below.

If the aggregate Internal Orders for a Potential Co-Investment Transaction do not exceed the size of the investment opportunity immediately prior to the submission of the orders to the underwriter, broker, dealer or issuer, as applicable (the “External Submission”), then each Internal Order will be fulfilled as placed. If, on the other hand, the aggregate Internal Orders for a Potential Co-Investment Transaction exceed the size of the investment opportunity immediately prior to the External Submission, then the allocation of the opportunity will be made pro rata on the basis of the size of the Internal Orders.13 If, subsequent to such External Submission, the size of the opportunity is increased or

[12]	The reason for any such adjustment to a proposed order amount will be documented in writing and preserved in the records of the Advisers.
[13]

The Advisers will maintain records of all proposed order amounts, Internal Orders and External Submissions in conjunction with Potential Co-Investment Transactions. Each applicable Adviser will provide the Eligible Directors with information concerning the Affiliated Funds’ and Regulated Funds’ order sizes to assist the Eligible Directors with their review of the applicable Regulated Fund’s investments for compliance with the Conditions.

decreased, or if the terms of such opportunity, or the facts and circumstances applicable to the Regulated Funds’ or the Affiliated Funds’ consideration of the opportunity, change, the participants will be permitted to submit revised Internal Orders in accordance with written allocation policies and procedures that the Advisers will establish, implement and maintain; provided that, if the size of the opportunity is decreased such that the aggregate of the original Internal Orders would exceed the amount of the remaining investment opportunity, then upon submitting any revised order amount to the Board of a Regulated Fund for approval, the Adviser to the Regulated Fund will also notify the Board promptly of the amount that the Regulated Fund would receive if the remaining investment opportunity were allocated pro rata on the basis of the size of the original Internal Orders. The Board of the Regulated Fund will then either approve or disapprove of the investment opportunity in accordance with Condition 2, 6, 7, 8 or 9, as applicable.

Compliance. The Applicants represent that the allocation review process of each of CGCIM, the European Manager and Carlyle CLO Manager is, and the allocation review process of the Future Advisers will be, a robust process designed as part of their overall compliance policies and procedures to ensure that every client is treated fairly and that the Advisers are following their allocation policies. The allocation process is monitored and reviewed by the compliance team, led by the chief compliance officer, and approved by the Board of each Regulated Fund.

c.	Approval of Potential Co-Investment Transactions

A Regulated Fund will enter into a Potential Co-Investment Transaction with one or more other Regulated Funds, one or more Affiliated Funds and/or one or more Capital Markets Affiliates only if, prior to the Regulated Fund’s participation in the Potential Co-Investment Transaction, the Required Majority approves it in accordance with the Conditions of this Order.

In the case of a BDC Downstream Fund with an Independent Party consisting of a transaction committee or advisory committee, the individuals on the committee would possess experience and training comparable to that of the directors of the parent Regulated Fund and sufficient to permit them to make informed decisions on behalf of the applicable BDC Downstream Fund. The use of Independent Parties for BDC Downstream Funds results in a standard of approval that Applicants believe is equally as stringent as the standard of approval that a board of directors would apply. Most importantly, Applicants represent that the Independent Parties of the BDC Downstream Funds would be bound (by law or by contract) by fiduciary duties comparable to those applicable to the directors of the parent Regulated Fund, including a duty to act in the best interests of their respective funds when approving transactions. These duties would apply in the case of all Potential Co-Investment Transactions, including transactions that could present a conflict of interest.

Further, Applicants believe that the existence of differing routes of approval between the BDC Downstream Funds and other Regulated Funds would not result in Applicants investing through the BDC Downstream Funds in order to avoid obtaining the approval of a Regulated Fund’s Board. Each Regulated Fund and BDC Downstream Fund has its own Objectives and Strategies and may have its own Board-Established Criteria, the implementation of which depends on the specific circumstances of the entity’s portfolio at the time an investment opportunity is presented. As noted above, consistent with its duty to its BDC Downstream Funds, the Independent Party must reach a conclusion on whether or not an investment is in the best interest of its relevant BDC Downstream Funds. An investment made solely to avoid an approval requirement at the Regulated Fund level should not be viewed as in the best interest of the entity in question and, thus, would not be approved by the Independent Party.

Applicants represent that the use of Independent Parties has been common practice in institutional funds for many years and sophisticated investors, including global institutional investors, have relied on their presence in fund structures to ensure equitable treatment. Moreover, although a traditional board of directors would not be required to approve Co-Investment Transactions for a BDC Downstream Fund, a Board of a Regulated Fund would be required, as part of the overall duty of care that it owes to that Regulated Fund and its shareholders, to monitor the Co-investment Transaction activity of the Regulated Fund’s respective BDC Downstream Funds to ensure that no pattern of abuse was extant.

A Regulated Fund may participate in Pro Rata Dispositions and Pro Rata Follow-On Investments without obtaining prior approval of the Required Majority in accordance with Conditions 6(c)(i) and 8(b)(i).

2.	Delayed Settlement

All Regulated Funds and Affiliated Funds participating in a Co-Investment Transaction will invest at the same time, for the same price and with the same terms, conditions, class, registration rights and any other rights, so that none of them receives terms more favorable than any other. However, the settlement date for an Affiliated Fund in a Co-Investment Transaction may occur up to ten business days after the settlement date for a Regulated Fund, and vice versa, for one of two reasons. First, this may occur when the Affiliated Fund or Regulated Fund is not yet fully funded because, when the Affiliated Fund or Regulated Fund desires to make an investment, it must call capital from its investors to obtain the financing to make the investment, and in these instances, the notice requirement to call capital could be as much as ten business days. Accordingly, if a fund has called committed capital from its investors but the investors have not yet funded the capital calls, it may need to delay settlement during the notice period. Second, delayed settlement may also occur where, for tax or regulatory reasons, an Affiliated Fund or Regulated Fund does not purchase new issuances immediately upon issuance but only after a short seasoning period of up to ten business days. Nevertheless, in all cases, (i) the date on which the commitment of the Affiliated Funds and Regulated Funds is made will be the same even where the settlement date is not and (ii) the earliest settlement date and the latest settlement date of any Affiliated Fund or Regulated Fund participating in the transaction will occur within ten business days of each other.

Applicants believe that an earlier or later settlement date does not create any additional risk for the Regulated Funds. As described above, the date of commitment will be the same and all other terms, including price, will be the same. Further, the investments by the Regulated Funds and the Affiliated Funds will be independent from each other, and a Regulated Fund would never take on the risk of holding more of a given security than it would prefer to hold in the event that an Affiliated Fund or another Regulated Fund did not settle as expected.

3.	Permitted Follow-On Investments and Approval of Follow-On Investments

From time to time, the Regulated Funds, Affiliates Funds and Capital Markets Affiliates may have opportunities to make Follow-On Investments in an issuer in which a Regulated Fund and one or more other Regulated Funds, one or more Affiliated Funds and/or one or more Capital Markets Affiliates previously have invested and continue to hold an investment. If the Order is granted, Follow-On Investments will be made in a manner that is fair and equitable to all of the Regulated Funds, Affiliated Funds and Capital Markets Affiliates and in accordance with the proposed procedures discussed above and with the Conditions of the Order. The Order, if granted, would permit Affiliated Funds to participate in Follow-On Investments in issuers in which at least one Regulated Fund is invested, but such Affiliated Funds are not invested. This relief would not permit Follow-On Investments by Regulated Funds that are not invested in the issuer.

The Order would divide Follow-On Investments into two categories depending on whether the Regulated Funds and Affiliated Funds (and potentially Capital Markets Affiliates) holding investments in the issuer previously participated in a Co-Investment Transaction with respect to the issuer and continue to hold any securities acquired in a Co-Investment Transaction for that issuer. If such Regulated Funds and Affiliated Funds (and potentially Capital Markets Affiliates) have previously participated in a Co-Investment Transaction with respect to the issuer, then the terms and approval of the Follow-On Investment would be subject to the process discussed in Section III.A.3.a. below and governed by Condition 8. These Follow-On Investments are referred to as “Standard Review Follow-Ons.” If such Regulated Funds and Affiliated Funds have not previously participated in a Co-Investment Transaction with respect to the issuer, then the terms and approval of the Follow-On Investment would be subject to the “onboarding process” discussed in Section III.A.3.b. below and governed by Condition 9. These Follow-On Investments are referred to as “Enhanced Review Follow-Ons.”

a.	Standard Review Follow-Ons

A Regulated Fund may invest in Standard Review Follow-Ons either with the approval of the Required Majority using the procedures required under Condition 8(c) or, where certain additional requirements are met, without Board approval under Condition 8(b).

A Regulated Fund may participate in a Standard Review Follow-On without obtaining the prior approval of the Required Majority if it is (i) a Pro Rata Follow-On Investment or (ii) a Non-Negotiated Follow-On Investment.

A “Pro Rata Follow-On Investment” is a Follow-On Investment (i) in which the participation of each Regulated Fund, each Affiliated Fund and each Capital Markets Affiliate is proportionate to its outstanding investments in the issuer or security, as appropriate,14 immediately preceding the Follow-On Investment, and (ii) in the case of a Regulated Fund, a majority of the Board has approved the Regulated Fund’s participation in the pro rata Follow-On Investments as being in the best interests of the Regulated Fund. The Regulated Fund’s Board may refuse to approve, or at any time rescind, suspend or qualify, its approval of Pro Rata Follow-On Investments, in which case all subsequent Follow-On Investments will be submitted to the Regulated Fund’s Eligible Directors in accordance with Condition 8(c).

A “Non-Negotiated Follow-On Investment” is a Follow-On Investment in which a Regulated Fund participates together with one or more Affiliated Funds, one or more Capital Markets Affiliates and/or one or more other Regulated Funds (i) in which the only term negotiated by or on behalf of the funds is price and (ii) with respect to which, if the transaction were considered on its own, the funds would be entitled to rely on one of the JT No-Action Letters.

Applicants believe that these Pro Rata Follow-On Investments and Non-Negotiated Follow-On Investments do not present a significant opportunity for overreaching on the part of any Adviser and thus do not warrant the time or the attention of the Board. Pro Rata Follow-On Investments and Non-Negotiated Follow-On Investments remain subject to the Board’s periodic review in accordance with Condition 10.

b.	Enhanced Review Follow-Ons

One or more Regulated Funds, one or more Affiliated Funds and one or more Capital Markets Affiliates holding Pre-Boarding Investments may have the opportunity to make a Follow-On Investment that is a Potential Co-Investment Transaction in an issuer with respect to which they have not previously participated in a Co-Investment Transaction. In these cases, the Regulated Funds, Affiliated Funds and Capital Markets Affiliates may rely on the Order to make such Follow-On Investment subject to the requirements of Condition 9. These enhanced review requirements constitute an “onboarding process” whereby Regulated Funds, Affiliated Funds and Capital Markets Affiliates may utilize the Order to participate in Co-Investment Transactions even though they already hold Pre-Boarding Investments. For a given issuer, the participating Regulated Funds, Affiliated Funds and Capital Markets Affiliates need to comply with these requirements only for the first Co-Investment Transaction. Subsequent Co-Investment Transactions with respect to the issuer will be governed by Condition 8 under the standard review process.

4.	Dispositions

The Regulated Funds, Affiliated Funds and Capital Markets Affiliates may be presented with opportunities to sell, exchange or otherwise dispose of securities in a transaction that would be prohibited by Rule 17d-1 or Section 57(a)(4), as applicable. If the Order is granted, such Dispositions will be made in a manner that is fair and equitable to all of the Regulated Funds, Affiliated Funds and Capital Markets Affiliates and in accordance with procedures set forth in the proposed Conditions to the Order, as discussed below.

The Order would divide these Dispositions into two categories: (i) if the Regulated Funds and Affiliated Funds (and potentially Capital Markets Affiliates) holding investments in the issuer have previously participated in a Co-Investment Transaction with respect to the issuer and continue to hold any securities acquired in a Co-Investment Transaction for such issuer, then the terms and approval of the Disposition (hereinafter referred to as “Standard Review Dispositions”) would be subject to the process discussed in Section III.A.4.a. below and governed by Condition 6; and (ii) if the Regulated Funds and Affiliated Funds have not previously participated in a Co-Investment Transaction with respect to the issuer, then the terms and approval of the Disposition (hereinafter referred to as “Enhanced Review Dispositions”) would be subject to the same “onboarding process” discussed in Section III.A.3.b. above and governed by Condition 7.

[14]	See note 30, below.

a.	Standard Review Dispositions

A Regulated Fund may participate in a Standard Review Disposition either with the approval of the Required Majority using the standard procedures required under Condition 6(d) or, where certain additional requirements are met, without Board approval under Condition 6(c).

A Regulated Fund may participate in a Standard Review Disposition without obtaining the prior approval of the Required Majority if (i) the Disposition is a Pro Rata Disposition or (ii) the securities are Tradable Securities and the Disposition meets the other requirements of Condition 6(c)(ii).

A “Pro Rata Disposition” is a Disposition (i) in which the participation of each Regulated Fund, each Affiliated Fund and each Capital Markets Affiliate is proportionate to its outstanding investment in the security subject to Disposition immediately preceding the Disposition;15 and (ii) in the case of a Regulated Fund, a majority of the Board has approved the Regulated Fund’s participation in pro rata Dispositions as being in the best interests of the Regulated Fund. The Regulated Fund’s Board may refuse to approve, or at any time rescind, suspend or qualify, their approval of Pro Rata Dispositions, in which case all subsequent Dispositions will be submitted to the Regulated Fund’s Eligible Directors.

In the case of a Tradable Security, approval of the required majority is not required for the Disposition if: (x) the Disposition is not to the issuer or any affiliated person of the issuer;16 and (y) the security is sold for cash in a transaction in which the only term negotiated by or on behalf of the participating Regulated Funds, Affiliated Funds and Capital Markets Affiliates is price. Pro Rata Dispositions and Dispositions of a Tradable Security remain subject to the Board’s periodic review in accordance with Condition 10.

b.	Enhanced Review Dispositions

One or more Regulated Funds, one or more Affiliated Funds and/or one or more Capital Markets Affiliates that have not previously participated in a Co-Investment Transaction with respect to an issuer may have the opportunity to make a Disposition of Pre-Boarding Investments in a Potential Co-Investment Transaction. In these cases, the Regulated Funds, Affiliated Funds and Capital Markets Affiliates may rely on the Order to make such Disposition subject to the requirements of Condition 7. As discussed above, with respect to investment in a given issuer, the participating Regulated Funds, Affiliated Funds and Capital Markets Affiliates need only complete the onboarding process for the first Co-Investment Transaction, which may be an Enhanced Review Follow-On or an Enhanced Review Disposition.17 Subsequent Co-Investment Transactions with respect to the issuer will be governed by Condition 6 or 8 under the standard review process.

[15]	See note 28, below.
[16]

In the case of a Tradable Security, Dispositions to the issuer or an affiliated person of the issuer are not permitted so that funds participating in the Disposition do not benefit to the detriment of Regulated Funds that remain invested in the issuer. For example, if a Disposition of a Tradable Security were permitted to be made to the issuer, the issuer may be reducing its short term assets (i.e., cash) to pay down long term liabilities.

[17]

However, with respect to an issuer, if a Regulated Fund’s first Co-Investment Transaction is an Enhanced Review Disposition, and the Regulated Fund does not dispose of its entire position in the Enhanced Review Disposition, then before such Regulated Fund may complete its first Standard Review Follow-On in such issuer, the Eligible Directors must review the proposed Follow-On Investment not only on a stand-alone basis but also in relation to the total economic exposure in such issuer (i.e., in combination with the portion of the Pre-Boarding Investment not disposed of in the Enhanced Review Disposition), and the other terms of the investments. This additional review is required because such findings were not required in connection with the prior Enhanced Review Disposition, but they would have been required had the first Co-Investment Transaction been an Enhanced Review Follow-On.

5.	Use of Wholly-Owned Investment Subs

An Existing Regulated Fund or a Future Regulated Fund may, from time to time, form one or more Wholly-Owned Investment Subs. Such a subsidiary may be prohibited from investing in a Co-Investment Transaction with a Regulated Fund (other than its parent) or any Affiliated Fund or Capital Markets Affiliate because it would be a company controlled by its parent Regulated Fund for purposes of Section 57(a)(4) and Rule 17d-1. Applicants request that each Wholly-Owned Investment Sub be permitted to participate in Co-Investment Transactions in lieu of the Regulated Fund that owns it and that the Wholly-Owned Investment Sub’s participation in any such transaction be treated, for purposes of the Order, as though the parent Regulated Fund were participating directly.

Applicants represent that this treatment is justified because a Wholly-Owned Investment Sub would have no purpose other than serving as a holding vehicle for the Regulated Fund’s investments and issuing debt on behalf or in lieu of the Regulated Fund (and, in the case of an SBIC Subsidiary, maintaining a license under the SBA Act and issue debentures guaranteed by the SBA) and, therefore, no conflicts of interest could arise between the parent Regulated Fund and the Wholly-Owned Investment Sub. The Board of the parent Regulated Fund would make all relevant determinations under the Conditions with regard to a Wholly-Owned Investment Sub’s participation in a Co-Investment Transaction, and the Board would be informed of, and take into consideration, any proposed use of a Wholly-Owned Investment Sub in the Regulated Fund’s place. If the parent Regulated Fund proposes to participate in the same Co-Investment Transaction with any of its Wholly-Owned Investment Subs, the Board of the parent Regulated Fund will also be informed of, and take into consideration, the relative participation of the Regulated Fund and the Wholly-Owned Investment Sub.

Applicants note that an entity could not be both a Wholly-Owned Investment Sub and a BDC Downstream Fund because, in the former case, the Board of the parent Regulated Fund makes any determinations regarding the subsidiary’s investments while, in the latter case, the Independent Party makes such determinations.

B.	Applicable Law

1.	Section 17(d) and Section 57(a)(4)

Section 17(d) of the Act generally prohibits an affiliated person (as defined in Section 2(a)(3) of the Act), or an affiliated person of such affiliated person, of a registered investment company acting as principal, from effecting any transaction in which the registered investment company is a joint or a joint and several participant, in contravention of such rules as the Commission may prescribe for the purpose of limiting or preventing participation by the registered investment company on a basis different from or less advantageous than that of such other participant.

Similarly, with regard to BDCs, Section 57(a)(4) prohibits certain persons specified in Section 57(b) from participating in a joint transaction with the BDC, or a company controlled by the BDC, in contravention of rules as prescribed by the Commission. In particular, Section 57(a)(4) applies to:

•	Any director, officer, employee, or member of an advisory board of a BDC or any person (other than the BDC itself) who is an affiliated person of the forgoing pursuant to Section 2(a)(3)(C); or

•

Any investment adviser or promoter of, general partner in, principal underwriter for, or person directly or indirectly either controlling, controlled by, or under common control with, a BDC (except the BDC itself and any person who, if it were not directly or indirectly controlled by the BDC, would not be directly or indirectly under the control of a person who controls the BDC);[18] or any person who is an affiliated person of any of the forgoing within the meaning of Section 2(a)(3)(C) or (D).

Pursuant to the foregoing application of Section 57(a)(4), BDC Downstream Funds, on the one hand, and other Regulated Funds, Affiliated Funds and Capital Markets Affiliates, on the other hand, may not co-invest absent an exemptive order because the BDC Downstream Funds are controlled by a BDC and the Affiliated Funds, Capital Markets Affiliates and other Regulated Funds are included in Section 57(b).

Section 2(a)(3)(C) defines an “affiliated person” of another person to include any person directly or indirectly controlling, controlled by, or under common control with, such other person. Section 2(a)(3)(D) defines “any officer, director, partner, copartner, or employee” of an affiliated person as an affiliated person. Section 2(a)(9) defines “control” as the power to exercise a controlling influence over the management or policies of a company, unless such power is solely the result of an official position with that company. Under Section 2(a)(9), a person who beneficially owns, either directly or through one or more controlled companies, more than 25% of the voting securities of a company is presumed to control such company. The Commission and its staff have indicated on a number of occasions their belief that an investment adviser that provides discretionary investment management services to a fund and that sponsored, selected the initial directors, and provides administrative or other non-advisory services to the fund, controls such fund, absent compelling evidence to the contrary.19

2.	Rule 17d-1

Rule 17d-1 generally prohibits an affiliated person (as defined in Section 2(a)(3)), or an affiliated person of such affiliated person, of a registered investment company acting as principal, from effecting any transaction in which the registered investment company, or a company controlled by such registered company, is a joint or a joint and several participant, in contravention of such rules as the Commission may prescribe for the purpose of limiting or preventing participation by the registered investment company on a basis different from or less advantageous than that of such first or second tier affiliate. Rule 17d-1 generally prohibits participation by a registered investment company and an affiliated person (as defined in Section 2(a)(3)) or principal underwriter for that investment company, or an affiliated person of such affiliated person or principal underwriter, in any “joint enterprise or other joint arrangement or profit-sharing plan,” as defined in the rule, without prior approval by the Commission by order upon application.

Rule 17d-1 was promulgated by the Commission pursuant to Section 17(d) and made applicable to persons subject to Sections 57(a) and (d) by Section 57(i) to the extent specified therein. Section 57(i) provides that, until the Commission prescribes rules under Sections 57(a) and (d), the Commission’s rules under Section 17(d) applicable to registered closed-end investment companies will be deemed to apply to persons subject to the prohibitions of Section 57(a) or (d). Because the Commission has not adopted any rules under Section 57(a) or (d), Rule 17d-1 applies to persons subject to the prohibitions of Section 57(a) or (d).

Applicants seek relief pursuant to Rule 17d-1, which permits the Commission to authorize joint transactions upon application. In passing upon applications filed pursuant to Rule 17d-1, the Commission is directed by Rule 17d-1(b) to consider whether the participation of a registered investment company or controlled company thereof in the joint enterprise or joint arrangement under scrutiny is consistent with provisions, policies and purposes of the Act and the extent to which such participation is on a basis different from or less advantageous than that of other participants.

[18]

Also excluded from this category by Rule 57b-1 is any person who would otherwise be included (a) solely because that person is directly or indirectly controlled by a business development company, or (b) solely because that person is, within the meaning of Section 2(a)(3)(C) or (D), an affiliated person of a person described in (a) above.

[19]

See, e.g., SEC Rel. No. IC-4697 (Sept. 8, 1966) (“For purposes of Section 2(a)(3)(C), affiliation based upon control would depend on the facts of the given situation, including such factors as extensive interlocks of officers, directors or key personnel, common investment advisers or underwriters, etc.”); Lazard Freres Asset Management, SEC No-Action Letter (pub. avail. Jan. 10, 1997) (“While, in some circumstances, the nature of an advisory relationship may give an adviser control over its client’s management or policies, whether an investment company and another entity are under common control is a factual question…”). Depending on the nature of an Adviser’s sub-advisory role with an Affiliated Fund, it could be deemed to control such Affiliated Fund, which would necessitate the requested relief.

The Commission has stated that Section 17(d), upon which Rule 17d-1 is based, and upon which Section 57(a)(4) was modeled, was designed to protect investment companies from self-dealing and overreaching by insiders. The Commission has also taken notice that there may be transactions subject to these prohibitions that do not present the dangers of overreaching.20 The Court of Appeals for the Second Circuit has enunciated a like rationale for the purpose behind Section 17(d): “The objective of [Section] 17(d)…is to prevent…injuring the interest of stockholders of registered investment companies by causing the company to participate on a basis different from or less advantageous than that of such other participants.”21 Furthermore, Congress acknowledged that the protective system established by the enactment of Section 57 is “similar to that applicable to registered investment companies under Section 17, and rules thereunder, but is modified to address concerns relating to unique characteristics presented by business development companies.”22

Applicants believe that the Conditions would ensure that the conflicts of interest that Section 17(d) and Section 57(a)(4) were designed to prevent would be addressed and the standards for an order under Rule 17d-1 and Section 57(i) would be met.

C.	Need for Relief

Co-Investment Transactions are prohibited by either or both of Rule 17d-1 and Section 57(a)(4) without a prior exemptive order of the Commission to the extent that the Affiliated Funds, Capital Markets Affiliates and the Regulated Funds participating in such transactions fall within the category of persons described by Rule 17d-1 and/or Section 57(b), as modified by Rule 57b-1 thereunder, as applicable, vis-à-vis each participating Regulated Fund.

CGCIM controls BDC I, BDC II, BDC III and CTAC, and the European Manager and Carlyle CLO Manager are, and any other Advisers will be, controlling, controlled by or under common control with CGCIM. Thus, the Advisers and the entities that they advise may be deemed to be a person related to a Regulated Fund in a manner described by Section 57(b) (or Section 17(d) in the case of Regulated Funds that are registered under the Act) and therefore would be prohibited by Section 57(a)(4) (or Section 17(d) in the case of Regulated Funds that are registered under the Act) and Rule 17d-1 from participating in Co-Investment Transactions without the Order.

Further, because the BDC Downstream Funds and Wholly-Owned Investment Subs are controlled by the Regulated Funds, the BDC Downstream Funds and Wholly-Owned Investment Subs are subject to Section 57(a)(4) (or Section 17(d) in the case of Wholly-Owned Investment Subs controlled by Regulated Funds that are registered under the Act), and thus also subject to the provisions of Rule 17d-1, and therefore would be prohibited from participating in Co-Investment Transactions without the Order.

Finally, any Capital Markets Affiliate, as wholly- or majority-owned subsidiaries of Carlyle, will be controlling, controlled by or under common control with CGCIM. In addition, the Carlyle Proprietary Accounts are also entities advised by Advisers, which are or will be controlling, controlled by or under common control with CGCIM. Thus, the Capital Markets Affiliates may be deemed to be a person related to a Regulated Fund in a manner described by Section 57(b) (or Section 17(d) in the case of Regulated Funds that are registered under the Act) and therefore would be prohibited by Section 57(a)(4) (or Section 17(d) in the case of Regulated Funds that are registered under the Act) and Rule 17d-1 from participating in Co-Investment Transactions without the Order.

[20]	See Protecting Investors: A Half-Century of Investment Company Regulation, 1504 Fed. Sec. L. Rep., Extra Edition (May 29, 1992) at 488 et seq.
[21]	Securities and Exchange Commission v. Talley Industries, Inc., 399 F.2d 396, 405 (2d Cir. 1968), cert. denied, 393 U.S. 1015 (1969).
[22]	H.Rep. No. 96-1341, 96th Cong., 2d Sess. 45 (1980) reprinted in 1980 U.S.C.C.A.N. 4827.

D.	Precedents

The Commission has issued numerous exemptive orders under the Act permitting registered investment companies and BDCs to co-invest with affiliated persons.23 Although the various precedents involved somewhat different formulae, the Commission has accepted, as a basis for relief from the prohibitions on joint transactions, use of allocation and approval procedures to protect the interests of investors in the BDCs and registered investment companies. The relief requested in this Application with respect to Follow-On Investments is based on the temporary relief granted by the Commission on April 8, 2020.24 Applicants submit that the allocation procedures set forth in the Conditions for relief are consistent with and expand the range of investor protections found in the orders cited.

[23]

See, e.g., Principal Diversified Select Real Asset Fund, et al., (File No. 812-15083) Release No. IC-34125 (order) (December 1, 2020), Release No. IC-34086 (notice) (November 4, 2020); Oaktree Strategic Income II, Inc., et al., (File No. 812-15156) Release No. IC-34141 (order) (December 15, 2020), Release No. 34099 (notice) (November 18, 2020); Main Street Capital Corporation, et al., (File No. 812-14979) Release No. IC-34146 (order) (December 12, 2020), Release No. IC-34103 (notice) (November 23, 2020); KKR Income Opportunities Fund, et al., (File No. 812-14951) Release No. IC-34164 (order) (January 5, 2021), Release No. IC-34138 (notice) (December 11, 2020); Palmer Square Capital BDC Inc., et al., (File No. 812-15113), Release No. IC-34167 (order) (January 8, 2021), Release No. IC-34139 (notice) (December 14, 2020); Hamilton Lane Private Assets Fund, et al., (File No. 812-15099) Release No. IC-34201 (order) (February 23, 2021) and Release No. IC-34182 (release) (January 28, 2021); Muzinich BDC, Inc., et al., (File No. 812-15086), Release No. IC-34219 (order) (March 2, 2021), Release No. IC-34186 (notice) (February 2, 2021); Star Mountain Credit Opportunities Fund, LP, et. al., (File No. 812-15120) Release No. IC-34228 (order) (March 23, 2021), Release No. IC-34202 (notice) (February 23, 2021); Rand Capital Corporation, et al., (File No. 812-15174) Release No. IC-34237 (order) (March 29, 2021), Release No. IC-34218 (notice) (March 1, 2021); Delaware Wilshire Private Markets Master Fund, et al., (File No. 812-15119-01) Release No. IC-34296 (order) (June 8, 2021), Release No. IC-34270 (notice) (May 12, 2021); Franklin Templeton Co-Investing Interval Fund, et al., (File No. 812-15170) Release No. IC-34307 (order) (June 22, 2021), Release No. IC-34289 (notice) (May 27, 2021); First Eagle Alternative Capital BDC, Inc., et al., (File No. 812-15151) Release No. IC-34330 (order) (July 13, 2021), Release No. IC-34301 (notice) (June 15, 2021); Investcorp Credit Management BDC, Inc., et al., (File No. 812-15176) Release No. IC-34338 (order) (July 20, 2021), Release No. IC-34318 (notice) (June 24, 2021); Commonwealth Credit Partners BDC I, Inc., et al., (File No. 812-15195) Release No. IC-34347 (order) (August 2, 2021), Release No. IC-34325 (notice) (July 7, 2021); Pomona Investment Fund, et al., (File No. 812-15218) Release No. IC-34398 (order) (October 13, 2021), Release No. IC-34374 (notice) (September 14, 2021); Blackstone / GSO Floating Rate Enhanced Income Fund, et al., (File No. 812-15135) Release No. IC-34427 (order) (November 29, 2021), Release No. IC-34412 (notice) (November 1, 2021); MVP Private Markets Fund, et al., (File No. 812-15249) Release No. IC-34439 (order) (December 14, 2021), Release No. IC-34420 (notice) (November 18, 2021); Bain Capital Specialty Finance, Inc., et al., (File No. 812-15222) Release No. IC-34445 (order) (December 20, 2021), Release No. IC-34422 (notice) (November 22, 2021); Calamos Hunt Alternative Income Fund, et al., (File No. 812-15204) Release No. IC-34454 (order) (December 27, 2021), Release No. IC-34428 (notice) (November 30, 2021); Apollo Investment Corporation, et al., (File No. 812-15015) Release No. IC-34458 (order) (December 29, 2021), Release No. IC-34432 (notice) (December 3, 2021); Fairway Private Equity & Venture Capital Opportunities Fund, et al., (File No. 812-15256) Release No. IC-34467 (order) (January 10, 2022), Release No. IC-34428 (notice) (December 13, 2021); Neuberger Berman BDC LLC, et al., (File No. 812-15124) Release No. IC-34469 (order) (January 13, 2022), Release No. IC-34443 (notice) (December 16, 2021); Variant Alternative Income Fund, et al., (File No. 812-15265) Release No. IC-34476 (order) (January 19, 2022), Release No. IC-34452 (notice) (December 23, 2021); Yieldstreet Prism Fund Inc., et al., (File No. 812-15038) Release No. IC-34090 (order) (November 10, 2020), Release No. IC-34050 (notice) (October 15, 2020); Rand Capital Corporation, et al., (File No. 812-15108) Release No. IC-34046 (order) (October 7, 2020), Release No. IC-34006 (notice) (September 11, 2020); 1WS Credit Income Fund, et al., (File No. 812-14997) Release No. IC-34036 (order) (September 30, 2020), Release No. IC-33959A (notice) (September 4, 2020); Morgan Stanley Direct Lending Fund, et al., (File No. 812-15057) Release No. IC-34016 (order) (September 18, 2020), Release No. IC-33958A (notice) (August 28, 2020); FS Global Credit Opportunities Fund, et al., (File No. 812-14987) Release No. IC-33968 (order) (August 11, 2020), Release No. IC-33927 (notice) (July 15, 2020); Runway Growth Credit Fund, Inc., et al., (File No. 812-15105) Release No. IC-33967 (order) (August 10, 2020). Release No. IC-33925 (notice) (July 13, 2020); OFS Capital Corp., et al., (File No. 812-14909) Release No. IC-33962 (order) (August 4, 2020), Release No. IC-33922 (notice) (July 8, 2020); Conversus Stepstone Private Markets, et al., (File No. 812-15072) Release No. IC-33930 (order) (July 21, 2020), Release No. IC-33913 (notice) (June 25, 2020); Veragon Capital Corporation, et al., (File No. 812-15059) Release No. IC-33892 (order) (June 15, 2020), Release No. IC-33867 (notice) (May 18, 2020); FS Credit Income Fund, et al., (File No. 812-14905) Release No. IC-3871 (order) (May 19, 2020), Release No. IC-33848 (notice) (April 22, 2020); Invesco Advisers, Inc., et al., (File No. 812-15061) Release No. IC-33870 (order) (May 19, 2020), Release No. IC-33844 (notice) (April 21, 2020); Great Elm Capital Corp., et al. (File No. 812-15019) Release No. IC-33864 (order) (May 12, 2020), Release No. IC-33839 (notice) (April 15, 2020); AIP Private Equity Opportunities Fund I A LP, et al., (File No. 812-15047) Release No. IC-33850 (order) (April 22, 2020), Release No. IC-33818 (notice) (March 16, 2020); Kayne Anderson MLP/Midstream Investment Company, et al., (File No. 812-14940) Release No. IC-33798 (order) (February 4, 2020), Release No. IC-33742 (notice) (January 8, 2020); Fundrise RFeal Estate Interval Fund, LLC, et al., (File No. 812-15040) Release No. IC-33793 (order) (January 28, 2020), Release No. IC-33739 (notice) (December 31, 2019)

[24]	BDC Temporary Exemptive Order, Investment Company Act Rel. Nos. 33837 (April 8, 2020) (order) (extension granted January 5, 2021 and further extension granted April 22, 2021).

IV.	STATEMENT IN SUPPORT OF RELIEF REQUESTED

In accordance with Rule 17d-1 (made applicable to transactions subject to Section 57(a) by Section 57(i)), the Commission may grant the requested relief as to any particular joint transaction if it finds that the participation of the Regulated Funds in the joint transaction is consistent with the provisions, policies and purposes of the Act and is not on a basis different from or less advantageous than that of other participants. Applicants submit that allowing the Co-Investment Transactions described in this Application is justified on the basis of (i) the potential benefits to the Regulated Funds and the shareholders thereof and (ii) the protections found in the Conditions.

As required by Rule 17d-1(b), the Conditions ensure that the terms on which Co-Investment Transactions may be made will be consistent with the participation of the Regulated Funds being on a basis that it is neither different from nor less advantageous than other participants, thus protecting the equity holders of any participant from being disadvantaged. The Conditions ensure that all Co-Investment Transactions are reasonable and fair to the Regulated Funds and their shareholders and do not involve overreaching by any person concerned, including the Advisers.

A.	Potential Benefits

In the absence of the relief sought hereby, in many circumstances the Regulated Funds would be limited in their ability to participate in attractive and appropriate investment opportunities. Section 17(d), Section 57(a)(4) and Rule 17d-1 should not prevent BDCs and registered closed-end investment companies from making investments that are in the best interests of their shareholders.

Each Regulated Fund and its shareholders will benefit from the ability to participate in Co-Investment Transactions. Each of the BDC I Board, the BDC II Board, the BDC III Board and the CTAC Board, including the Independent Directors of such Regulated Funds, has determined that it is in the best interests of BDC I, BDC II, BDC III and CTAC, respectively, to participate in Co-Investment Transactions with certain affiliates of BDC I, BDC II, BDC III and CTAC, respectively, including the co-investment affiliates named in the Prior Order, the Affiliated Funds and the Capital Markets Affiliates, because, among other matters, (i) the Regulated Fund should be able to participate in a larger number and greater variety of transactions; (ii) the Regulated Fund should be able to participate in larger transactions; (iii) the Regulated Fund should be able to participate in all opportunities approved by a Required Majority or otherwise permissible under the Order rather than risk underperformance through rotational allocation of opportunities among the Regulated Funds; (iv) the Regulated Fund and any other Regulated Funds participating in the proposed investment should have greater bargaining power, more control over the investment and less need to bring in other external investors or structure investments to satisfy the different needs of external investors; (v) the Regulated Fund should be able to obtain greater attention and better deal flow from investment bankers and others who act as sources of investments; and (vi) the Conditions are fair to the Regulated Funds and their shareholders.25 Each of the BDC I Board, the BDC II Board, the BDC III Board and the CTAC Board, including the Independent Directors of such Regulated Funds, also has determined that it is in the best interests of the Regulated Fund and its shareholders to obtain the Order at the earliest possible time and instructed the officers of the Regulated Fund, CGCIM and counsel to use all appropriate efforts to accomplish such goal.

[25]	It is anticipated that the Board of each other Regulated Fund will make similar findings before engaging in a Co-Investment Transaction in reliance on the requested Order.

B.	Protective Representations and Conditions

The Conditions ensure that the proposed Co-Investment Transactions are consistent with the protection of each Regulated Fund’s shareholders and with the purposes intended by the policies and provisions of the Act. Specifically, the Conditions incorporate the following critical protections: (i) all Regulated Funds participating in the Co-Investment Transactions will invest at the same time (except that, subject to the limitations in the Conditions, the settlement date for an Affiliated Fund in a Co-Investment Transaction may occur up to ten business days after the settlement date for the Regulated Fund, and vice versa), for the same price and with the same terms, conditions, class, registration rights and any other rights, so that none of them receives terms more favorable than any other; (ii) a Required Majority of each Regulated Fund must approve various investment decisions (not including transactions completed on a pro rata basis pursuant to Conditions 6(c)(i) and 8(b)(i) or otherwise not requiring Board approval) with respect to such Regulated Fund in accordance with the Conditions; and (iii) the Regulated Funds are required to retain and maintain certain records.

Applicants believe that participation by the Regulated Funds in Pro Rata Follow-On Investments and Pro Rata Dispositions, as provided in Conditions 6(c)(i) and 8(b)(i), is consistent with the provisions, policies and purposes of the Act and will not be made on a basis different from or less advantageous than that of other participants. A formulaic approach, such as pro rata investment or disposition eliminates the possibility for overreaching and unnecessary prior review by the Board. Applicants note that the Commission has adopted a similar pro rata approach in the context of Rule 23c-2, which relates to the redemption by a closed-end investment company of less than all of a class of its securities, indicating the general fairness and lack of overreaching that such approach provides.

Applicants also believe that the participation by the Regulated Funds in Non-Negotiated Follow-On Investments and in Dispositions of Tradable Securities without the approval of a Required Majority is consistent with the provisions, policies and purposes of the Act as there is no opportunity for overreaching by affiliates.

Additional duties imposed by the Conditions on the Advisers include maintaining written policies and procedures reasonably designed to ensure compliance with the Conditions.

If an Adviser, its principals, or any person controlling, controlled by, or under common control with the Adviser or its principals, and the Affiliated Funds (collectively, the “Holders”) own in the aggregate more than 25 percent of the outstanding voting shares of a Regulated Fund (the “Shares”), then the Holders will vote such Shares as required under Condition 15.

As discussed in section III of this Application, all of Applicants’ investment activities are conducted within a global, centralized investment committee and allocation process and overseen by a unified, global compliance program. Together the global processes and compliance program would ensure that the Commission and its staff have complete transparency into the Co-Investment Program and the Advisers involved with the Co-Investment Program through its access to CGCIM. Because any current and future Advisers that are not registered investment advisers are overseen by the same global compliance program, documentation and personnel relevant to the proposed Co-Investment Program, including documentation and personnel involved in investment committee, portfolio allocation and investment execution processes, would necessarily be subject to Commission and staff oversight. In particular, documentation and personnel relevant to the proposed Co-Investment Program would necessarily be subject to Commission and staff oversight in at least three ways:

•

First, the Commission or its staff could demand to examine books and records of CGCIM, a registered investment adviser subject to Commission examination authority, and CGCIM itself can access any and all documentation produced at any stage of the investment process. Access to such information is readily available due to the operational necessities and integration of Carlyle’s global business.

•

Second, the Commission and its staff have explicit examination authority over CGCIM, including the compliance program of CGCIM, which oversees all personnel that would be involved in the proposed Co-Investment Program. As described in this Application, all Carlyle personnel, including, without limitation, personnel of the Advisers, involved in providing investment advice to CGCIM clients is a supervised person of Carlyle subject to its compliance program and direct supervisory oversight of the United States based chief compliance officer and compliance team. Additionally, CGCIM’s code of ethics, which is far broader than the requirements of Rule 204A-1, makes clear that all supervised persons must comply with all applicable U.S. securities laws and act in a manner consistent with the fiduciary duty that CGCIM owes to its clients.

•

Third, the Commission has jurisdiction in the federal courts of the United States over the investment advisory activities related to CGCIM’s clients conducted by Advisers. Accordingly, such jurisdiction would also translate into the proposed Co-Investment Program itself being subject to jurisdiction of the federal courts of the United States. Therefore, no investment advice rendered in accordance with the Co-investment Program is outside of the Commission staff’s purview. Further, every Carlyle employee, including, without limitation, personnel of the Advisers, involved in the global investment committee process is not only deemed an associated person of CGCIM, but also treated as an “access person” under CGCIM’s code of ethics.

This global compliance program will be a key element in ensuring that the proposed Co-Investment Transactions are consistent with the protection of each Regulated Fund’s shareholders and with the purposes intended by the policies and provisions of the 1940 Act.

In sum, the Applicants believe that the Conditions would ensure that each Regulated Fund that participates in any type of Co-Investment Transaction does not participate on a basis different from, or less advantageous than, that of such other participants for purposes of Section 17(d) or Section 57(a)(4) and the Rules under the Act. As a result, Applicants believe that the participation of the Regulated Funds in Co-Investment Transactions in accordance with the Conditions would be consistent with the provisions, policies, and purposes of the Act, and would be done in a manner that was not different from, or less advantageous than, the other participants.

V.	CONDITIONS

Applicants agree that any Order granting the requested relief shall be subject to the following Conditions:

1. Identification and Referral of Potential Co-Investment Transactions

(a) The Advisers will establish, maintain and implement policies and procedures reasonably designed to ensure that each Adviser is promptly notified of all Potential Co-Investment Transactions that fall within the then-current Objectives and Strategies and Board-Established Criteria of any Regulated Fund the Adviser manages.

(b) When an Adviser to a Regulated Fund is notified of a Potential Co-Investment Transaction under Condition 1(a), the Adviser will make an independent determination of the appropriateness of the investment for the Regulated Fund in light of the Regulated Fund’s then-current circumstances.

2. Board Approvals of Co-Investment Transactions

(a) If the Adviser deems a Regulated Fund’s participation in any Potential Co-Investment Transaction to be appropriate for the Regulated Fund, it will then determine an appropriate level of investment for the Regulated Fund.

(b) If the aggregate amount recommended by the Advisers to be invested in the Potential Co-Investment Transaction by the participating Regulated Funds and any participating Affiliated Funds, collectively, exceeds the amount of the investment opportunity, the investment opportunity will be allocated among them pro rata based on the size of the Internal Orders, as described in Section III.A.1.b above. Each Adviser to a participating Regulated Fund will promptly notify and provide the Eligible Directors with information concerning the Affiliated Funds’ and Regulated Funds’ order sizes to assist the Eligible Directors with their review of the applicable Regulated Fund’s investments for compliance with these Conditions.

(c) After making the determinations required in Condition 1(b) above, each Adviser to a participating Regulated Fund will distribute written information concerning the Potential Co-Investment Transaction (including the amount proposed to be invested by each participating Regulated Fund, each participating Affiliated Fund and each participating Capital Markets Affiliate) to the Eligible Directors of its participating Regulated Fund(s) for their consideration. A Regulated Fund will enter into a Co-Investment Transaction with one or more other Regulated Funds, Affiliated Fund or Capital Markets Affiliates only if, prior to the Regulated Fund’s participation in the Potential Co-Investment Transaction, a Required Majority concludes that:

(i) the terms of the transaction, including the consideration to be paid, are reasonable and fair to the Regulated Fund and its equity holders and do not involve overreaching in respect of the Regulated Fund or its equity holders on the part of any person concerned;

(ii) the transaction is consistent with:

(A) the interests of the Regulated Fund’s equity holders; and

(B) the Regulated Fund’s then-current Objectives and Strategies;

(iii) the investment by any other Regulated Fund(s), Affiliated Fund(s) or Capital Markets Affiliate(s) would not disadvantage the Regulated Fund, and participation by the Regulated Fund would not be on a basis different from, or less advantageous than, that of any other Regulated Fund(s), Affiliated Fund(s) or Capital Markets Affiliate(s) participating in the transaction; provided that the Required Majority shall not be prohibited from reaching the conclusions required by this Condition 2(c)(iii) if:

(A) the settlement date for another Regulated Fund or an Affiliated Fund in a Co-Investment Transaction is later than the settlement date for the Regulated Fund by no more than ten business days or earlier than the settlement date for the Regulated Fund by no more than ten business days, in either case, so long as: (x) the date on which the commitments of the Affiliated Funds and Regulated Funds are made is the same; and (y) the earliest settlement date and the latest settlement date of any Affiliated Fund or Regulated Fund participating in the transaction will occur within ten business days of each other; or

(B) any other Regulated Fund or Affiliated Fund, but not the Regulated Fund itself, gains the right to nominate a director for election to a portfolio company’s board of directors, the right to have a board observer or any similar right to participate in the governance or management of the portfolio company so long as: (x) the Eligible Directors will have the right to ratify the selection of such director or board observer, if any; (y) the Adviser agrees to, and does, provide periodic reports to the Regulated Fund’s Board with respect to the actions of such director or the information received by such board observer or obtained through the exercise of any similar right to participate in the governance or management of the portfolio company; and (z) any fees or other compensation that any other Regulated Fund or Affiliated Fund or any affiliated person of any other Regulated Fund or Affiliated Fund receives in connection with the right of one or more Regulated Funds or Affiliated Funds to nominate a director or appoint a board observer or otherwise to participate in the governance or management of the portfolio company will be shared proportionately among any participating Affiliated Funds and Capital Markets Affiliates (who may, in turn, share their portion with their affiliated persons) and any participating Regulated Fund(s) in accordance with the amount of each such party’s investment; and

(iv) the proposed investment by the Regulated Fund will not involve compensation, remuneration or a direct or indirect26 financial benefit to the Advisers, any other Regulated Funds, the Affiliated Funds, the Capital Markets Affiliates or any affiliated person of any of them (other than the parties

[26]

For example, procuring the Regulated Fund’s investment in a Potential Co-Investment Transaction to permit an affiliate to complete or obtain better terms in a separate transaction would constitute an indirect financial benefit.

to the Co-Investment Transaction), except (A) to the extent permitted by Condition 14, (B) to the extent permitted by Section 17(e) or 57(k), as applicable, (C) indirectly, as a result of an interest in the securities issued by one of the parties to the Co-Investment Transaction, or (D) in the case of fees or other compensation described in Condition 2(c)(iii)(B)(z).

3. Right to Decline. Each Regulated Fund has the right to decline to participate in any Potential Co-Investment Transaction or to invest less than the amount proposed.

4. General Limitation. Except for Follow-On Investments made in accordance with Conditions 8 and 9 below,27 a Regulated Fund will not invest in reliance on the Order in any issuer in which a Related Party has an investment.

5. Same Terms and Conditions. A Regulated Fund will not participate in any Potential Co-Investment Transaction unless (i) the terms, conditions, price, class of securities to be purchased, date on which the commitment is entered into and registration rights (if any) will be the same for each participating Regulated Fund, Affiliated Fund and Capital Markets Affiliate and (ii) the earliest settlement date and the latest settlement date of any participating Regulated Fund or Affiliated Fund will occur as close in time as practicable and in no event more than ten business days apart. The grant to one or more Regulated Funds or Affiliated Funds, but not the respective Regulated Fund, of the right to nominate a director for election to a portfolio company’s board of directors, the right to have an observer on the board of directors or similar rights to participate in the governance or management of the portfolio company will not be interpreted so as to violate this Condition 5, if Condition 2(c)(iii)(B) is met.

6. Standard Review Dispositions.

(a) General. If any Regulated Fund, Affiliated Fund or Capital Markets Affiliate elects to sell, exchange or otherwise dispose of an interest in a security and one or more Regulated Funds, Affiliated Funds and Capital Markets Affiliates have previously participated in a Co-Investment Transaction with respect to the issuer:

(i) the Adviser to such Regulated Fund, Affiliated Fund or Carlyle Proprietary Account, or such Carlyle Broker-Dealer Subsidiary, as applicable, will notify each Regulated Fund that holds an investment in the issuer of the proposed Disposition at the earliest practical time; and

(ii) the Adviser to each Regulated Fund that holds an investment in the issuer will formulate a recommendation as to participation by such Regulated Fund in the Disposition.

(b) Same Terms and Conditions. Each Regulated Fund will have the right to participate in such Disposition on a proportionate basis, at the same price and on the same terms and conditions as those applicable to the Affiliated Funds, Capital Markets Affiliates and any other Regulated Funds.

(c) No Board Approval Required. A Regulated Fund may participate in such a Disposition without obtaining prior approval of the Required Majority if:

(i) (A) the participation of each Regulated Fund, Affiliated Fund and Capital Markets Affiliate in such Disposition is proportionate to its then-current holding of the security (or securities) of the issuer that is (or are) the subject of the Disposition;28 (B) the Board of the Regulated Fund has approved as being in the best interests of the Regulated Fund the ability to participate in such Dispositions on a pro rata basis (as described in greater detail in the Application); and (C) the Board of the Regulated Fund is provided on a quarterly basis with a list of all Dispositions made in accordance with this Condition; or

[27]	This exception applies only to Follow-On Investments by a Regulated Fund in issuers in which that Regulated Fund already holds investments.
[28]

In the case of any Disposition, proportionality will be measured by each participating Regulated Fund’s, Affiliated Fund’s and Capital Markets Affiliates’ outstanding investment in the security in question immediately preceding the Disposition.

(ii) each security is a Tradable Security and (A) the Disposition is not to the issuer or any affiliated person of the issuer; and (B) the security is sold for cash in a transaction in which the only term negotiated by or on behalf of the participating Regulated Funds, Affiliated Funds and Capital Markets Affiliates is price.

(d) Standard Board Approval. In all other cases, the Adviser will provide its written recommendation as to the Regulated Fund’s participation to the Eligible Directors and the Regulated Fund will participate in such Disposition solely to the extent that a Required Majority determines that it is in the Regulated Fund’s best interests.

7.	Enhanced Review Dispositions.

(a) General. If any Regulated Fund, Affiliated Fund or Capital Markets Affiliate elects to sell, exchange or otherwise dispose of a Pre-Boarding Investment in a Potential Co-Investment Transaction and the Regulated Funds, Affiliated Funds and Capital Markets Affiliates have not previously participated in a Co-Investment Transaction with respect to the issuer:

(i) the Adviser to such Regulated Fund, Affiliated Fund or Carlyle Proprietary Account, or such Carlyle Broker-Dealer Subsidiary, as applicable, will notify each Regulated Fund that holds an investment in the issuer of the proposed Disposition at the earliest practical time;

(ii) the Adviser to each Regulated Fund that holds an investment in the issuer will formulate a recommendation as to participation by such Regulated Fund in the Disposition; and

(iii) the Advisers will provide to the Board of each Regulated Fund that holds an investment in the issuer all information relating to the existing investments in the issuer of the Regulated Funds, Affiliated Funds and Capital Markets Affiliates, including the terms of such investments and how they were made, that is necessary for the Required Majority to make the findings required by this Condition.

(b) Enhanced Board Approval. The Adviser will provide its written recommendation as to the Regulated Fund’s participation to the Eligible Directors, and the Regulated Fund will participate in such Disposition solely to the extent that a Required Majority determines that:

(i) the Disposition complies with Condition 2(c)(i), (ii), (iii)(A), and (iv).

(ii) the making and holding of the Pre-Boarding Investments were not prohibited by Section 57 or Rule 17d-1, as applicable, and records the basis for the finding in the Board minutes.

(c) Additional Requirements: The Disposition may only be completed in reliance on the Order if:

(i) Same Terms and Conditions. Each Regulated Fund has the right to participate in such Disposition on a proportionate basis, at the same price and on the same terms and Conditions as those applicable to the Affiliated Funds, the Capital Markets Affiliates and any other Regulated Funds;

(ii) Original Investments. All of the Affiliated Funds’, Regulated Funds’ and Capital Markets Affiliates’ investments in the issuer are Pre-Boarding Investments;

(iii) Advice of counsel. Independent counsel to the Board advises that the making and holding of the investments in the Pre-Boarding Investments were not prohibited by Section 57 (as modified by Rule 57b-1) or Rule 17d-1, as applicable;

(iv) Multiple Classes of Securities. All Regulated Funds, Affiliated Funds and Capital Markets Affiliates that hold Pre-Boarding Investments in the issuer immediately before the time of completion of the Co-Investment Transaction hold the same security or securities of the issuer. For the purpose of determining whether the Regulated Funds, Affiliated Funds and Capital Markets Affiliates hold the same security or securities, they may disregard any security held by some but not all of them if, prior to relying on the Order, the Required Majority is presented with all information necessary to make a finding, and finds, that: (x) any Regulated Fund’s, Affiliated Fund’s or Capital Markets Affiliates’ holding of a different class of securities (including for this purpose a security with a different maturity date) is immaterial29 in amount, including immaterial relative to the size of the issuer; and (y) the Board records the basis for any such finding in its minutes. In addition, securities that differ only in respect of issuance date, currency, or denominations may be treated as the same security; and

(v) No control. The Affiliated Funds, the Capital Markets Affiliates, the other Regulated Funds and their affiliated persons (within the meaning of Section 2(a)(3)(C) of the Act), individually or in the aggregate, do not control the issuer of the securities (within the meaning of Section 2(a)(9) of the Act).

8. Standard Review Follow-Ons.

(a) General. If any Regulated Fund, Affiliated Fund or Capital Markets Affiliate desires to make a Follow-On Investment in an issuer and the Regulated Funds, Affiliated Funds and Capital Markets Affiliates holding investments in the issuer previously participated in a Co-Investment Transaction with respect to the issuer:

(i) the Adviser to each such Regulated Fund, Affiliated Fund or Carlyle Proprietary Account, or such Carlyle Broker-Dealer Subsidiary, as applicable, will notify each Regulated Fund that holds securities of the portfolio company of the proposed transaction at the earliest practical time; and

(ii) the Adviser to each Regulated Fund that holds an investment in the issuer will formulate a recommendation as to the proposed participation, including the amount of the proposed investment, by such Regulated Fund.

(b) No Board Approval Required. A Regulated Fund may participate in the Follow-On Investment without obtaining prior approval of the Required Majority if:

(i) (A) the proposed participation of each Regulated Fund, each Affiliated Fund and each Capital Markets Affiliate in such investment is proportionate to its outstanding investments in the issuer or the security at issue, as appropriate,30 immediately preceding the Follow-On Investment; and (B) the Board of the Regulated Fund has approved as being in the best interests of the Regulated Fund the ability to participate in Follow-On Investments on a pro rata basis (as described in greater detail in this Application); or

[29]

In determining whether a holding is “immaterial” for purposes of the Order, the Required Majority will consider whether the nature and extent of the interest in the transaction or arrangement is sufficiently small that a reasonable person would not believe that the interest affected the determination of whether to enter into the transaction or arrangement or the terms of the transaction or arrangement.

[30]

To the extent that a Follow-On Investment opportunity is in a security or arises in respect of a security held by the participating Regulated Funds, Affiliated Funds and Capital Markets Affiliates, proportionality will be measured by each participating Regulated Fund’s, Affiliated Fund’s and Capital Markets Affiliate’s outstanding investment in the security in question immediately preceding the Follow-On Investment using the most recent available valuation thereof. To the extent that a Follow-On Investment opportunity relates to an opportunity to invest in a security that is not in respect of any security held by any of the participating Regulated Funds, Affiliated Funds or Capital Markets Affiliates, proportionality will be measured by each participating Regulated Fund’s, Affiliated Fund’s and Capital Markets Affiliate’s outstanding investment in the issuer immediately preceding the Follow-On Investment using the most recent available valuation thereof.

(ii) it is a Non-Negotiated Follow-On Investment.

(c) Standard Board Approval. In all other cases, the Adviser will provide its written recommendation as to the Regulated Fund’s participation to the Eligible Directors and the Regulated Fund will participate in such Follow-On Investment solely to the extent that a Required Majority makes the determinations set forth in Condition 2(c). If the only previous Co-Investment Transaction with respect to the issuer was an Enhanced Review Disposition, the Eligible Directors must complete this review of the proposed Follow-On Investment both on a stand-alone basis and together with the Pre-Boarding Investments in relation to the total economic exposure and other terms of the investment.

(d) Allocation. If, with respect to any such Follow-On Investment:

(i) the amount of the opportunity proposed to be made available to any Regulated Fund is not based on the Regulated Funds’, the Affiliated Funds’ and the Capital Markets Affiliates’ outstanding investments in the issuer or the security at issue, as appropriate, immediately preceding the Follow-On Investment; and

(ii) the aggregate amount recommended by the Advisers to be invested in the Follow-On Investment by the participating Regulated Funds and any participating Affiliated Funds and Carlyle Proprietary Accounts and the amount proposed to be invested in the Follow-On Investment by any participating Carlyle Broker-Dealer Subsidiaries, collectively, exceeds the amount of the investment opportunity, then the Follow-On Investment opportunity will be allocated among them pro rata based on the size of the Internal Orders, as described in Section III.A.1.b above.

(e) Other Conditions. The acquisition of Follow-On Investments as permitted by this Condition will be considered a Co-Investment Transaction for all purposes and subject to the other Conditions set forth in this Application.

9. Enhanced Review Follow-Ons.

(a) General. If any Regulated Fund, Affiliated Fund or Capital Markets Affiliate desires to make a Follow-On Investment in an issuer that is a Potential Co-Investment Transaction and the Regulated Funds, Affiliated Funds and Capital Markets Affiliates holding investments in the issuer have not previously participated in a Co-Investment Transaction with respect to the issuer:

(i) the Adviser to each such Regulated Fund, Affiliated Fund or Carlyle Proprietary Account, or such Carlyle Broker-Dealer Subsidiary, as applicable, will notify each Regulated Fund that holds securities of the portfolio company of the proposed transaction at the earliest practical time;

(ii) the Adviser to each Regulated Fund that holds an investment in the issuer will formulate a recommendation as to the proposed participation, including the amount of the proposed investment, by such Regulated Fund; and

(iii) the Advisers will provide to the Board of each Regulated Fund that holds an investment in the issuer all information relating to the existing investments in the issuer of the Regulated Funds, Affiliated Funds and Capital Markets Affiliates, including the terms of such investments and how they were made, that is necessary for the Required Majority to make the findings required by this Condition.

(b) Enhanced Board Approval. The Adviser will provide its written recommendation as to the Regulated Fund’s participation to the Eligible Directors, and the Regulated Fund will participate in such Follow-On Investment solely to the extent that a Required Majority reviews the proposed Follow-On Investment both on a stand-

alone basis and together with the Pre-Boarding Investments in relation to the total economic exposure and other terms and makes the determinations set forth in Condition 2(c). In addition, the Follow-On Investment may only be completed in reliance on the Order if the Required Majority of each participating Regulated Fund determines that the making and holding of the Pre-Boarding Investments were not prohibited by Section 57 (as modified by Rule 57b-1) or Rule 17d-1, as applicable. The basis for the Board’s findings will be recorded in its minutes.

(c) Additional Requirements. The Follow-On Investment may only be completed in reliance on the Order if:

(i) Original Investments. All of the Affiliated Funds’, Regulated Funds’ and Capital Markets Affiliates’ investments in the issuer are Pre-Boarding Investments;

(ii) Advice of counsel. Independent counsel to the Board advises that the making and holding of the investments in the Pre-Boarding Investments were not prohibited by Section 57 (as modified by Rule 57b-1) or Rule 17d-1, as applicable;

(iii) Multiple Classes of Securities. All Regulated Funds, Affiliated Funds and Capital Markets Affiliates that hold Pre-Boarding Investments in the issuer immediately before the time of completion of the Co-Investment Transaction hold the same security or securities of the issuer. For the purpose of determining whether the Regulated Funds, Affiliated Funds and Capital Markets Affiliates hold the same security or securities, they may disregard any security held by some but not all of them if, prior to relying on the Order, the Required Majority is presented with all information necessary to make a finding, and finds, that: (x) any Regulated Fund’s, Affiliated Fund’s or Capital Markets Affiliates’ holding of a different class of securities (including for this purpose a security with a different maturity date) is immaterial in amount, including immaterial relative to the size of the issuer; and (y) the Board records the basis for any such finding in its minutes. In addition, securities that differ only in respect of issuance date, currency, or denominations may be treated as the same security; and

(iv) No control. The Affiliated Funds, the Capital Markets Affiliates, the other Regulated Funds and their affiliated persons (within the meaning of Section 2(a)(3)(C) of the Act), individually or in the aggregate, do not control the issuer of the securities (within the meaning of Section 2(a)(9) of the Act).

(d) Allocation. If, with respect to any such Follow-On Investment:

(i) the amount of the opportunity proposed to be made available to any Regulated Fund is not based on the Regulated Funds’, the Affiliated Funds’ and the Capital Markets Affiliates’ outstanding investments in the issuer or the security at issue, as appropriate, immediately preceding the Follow-On Investment; and

(ii) the aggregate amount recommended by the Advisers to be invested in the Follow-On Investment by the participating Regulated Funds and any participating Affiliated Funds and Carlyle Proprietary Accounts and the amount proposed to be invested in the Follow-On Investment by any participating Carlyle Broker-Dealer Subsidiaries, collectively, exceeds the amount of the investment opportunity, then the Follow-On Investment opportunity will be allocated among them pro rata based on the size of the Internal Orders, as described in Section III.A.1.b above.

(e) Other Conditions. The acquisition of Follow-On Investments as permitted by this Condition will be considered a Co-Investment Transaction for all purposes and subject to the other Conditions set forth in this application.

10. Board Reporting, Compliance and Annual Re-Approval.

(a) Each Adviser to a Regulated Fund will present to the Board of each Regulated Fund, on a quarterly basis, and at such other times as the Board may request, (i) a record of all investments in Potential Co-

Investment Transactions made by any of the other Regulated Funds or any of the Affiliated Funds or Capital Markets Affiliates during the preceding quarter that fell within the Regulated Fund’s then-current Objectives and Strategies and Board-Established Criteria that were not made available to the Regulated Fund, and an explanation of why such investment opportunities were not made available to the Regulated Fund; (ii) a record of all Follow-On Investments in and Dispositions of investments in any issuer in which the Regulated Fund holds any investments by any Affiliated Fund or Capital Markets Affiliate or other Regulated Fund during the prior quarter; and (iii) all information concerning Potential Co-Investment Transactions and Co-Investment Transactions, including investments made by other Regulated Funds, Affiliated Funds or Capital Markets Affiliates that the Regulated Fund considered but declined to participate in, so that the Independent Directors, may determine whether all Potential Co-Investment Transactions and Co-Investment Transactions during the preceding quarter, including those investments that the Regulated Fund considered but declined to participate in, comply with the Conditions.

(b) All information presented to the Regulated Fund’s Board pursuant to this Condition will be kept for the life of the Regulated Fund and at least two years thereafter, and will be subject to examination by the Commission and its staff.

(c) Each Regulated Fund’s chief compliance officer, as defined in rule 38a-1(a)(4), will prepare an annual report for its Board each year that evaluates (and documents the basis of that evaluation) the Regulated Fund’s compliance with the terms and Conditions of the application and the procedures established to achieve such compliance. In the case of a BDC Downstream Fund that does not have a chief compliance officer, the chief compliance officer of the BDC that controls the BDC Downstream Fund will prepare the report for the relevant Independent Party.

(d) The Independent Directors (including the non-interested members of each Independent Party) will consider at least annually whether continued participation in new and existing Co-Investment Transactions is in the Regulated Fund’s best interests.

11. Record Keeping. Each Regulated Fund will maintain the records required by Section 57(f)(3) of the Act as if each of the Regulated Funds were a BDC and each of the investments permitted under these Conditions were approved by the Required Majority under Section 57(f).

12. Director Independence. No Independent Director (including the non-interested members of any Independent Party) of a Regulated Fund will also be a director, general partner, managing member or principal, or otherwise be an “affiliated person” (as defined in the Act) of any Affiliated Fund or Capital Markets Affiliate.

13. Expenses. The expenses, if any, associated with acquiring, holding or disposing of any securities acquired in a Co-Investment Transaction (including, without limitation, the expenses of the distribution of any such securities registered for sale under the Securities Act) will, to the extent not payable by the Advisers under their respective advisory agreements with the Regulated Funds and the Affiliated Funds, be shared by the Regulated Funds and the participating Affiliated Funds and Capital Markets Affiliates in proportion to the relative amounts of the securities held or being acquired or disposed of, as the case may be.

14. Transaction Fees.31 Any transaction fee (including break-up, structuring, monitoring or commitment fees but excluding brokerage or underwriting compensation permitted by Section 17(e) or 57(k)) received in connection with any Co-Investment Transaction will be distributed to the participants on a pro rata basis based on the amounts they invested or committed, as the case may be, in such Co-Investment Transaction. If any transaction fee is to be held by an Adviser pending consummation of the transaction, the fee will be deposited into an account maintained by the Adviser at a bank or banks having the qualifications prescribed in Section 26(a)(1), and the account will earn a competitive rate of interest that will also be divided pro rata among the participants. None of the Advisers, the Affiliated Funds, the Capital Markets Affiliates, the other Regulated Funds or any affiliated person of the Affiliated Funds, the Capital Markets Affiliates or the Regulated Funds will receive any additional compensation or remuneration of any kind as a result of or in connection with a Co-Investment Transaction other than (i) in the case of

[31]	Applicants are not requesting and the Commission is not providing any relief for transaction fees received in connection with any Co-Investment Transaction.

the Regulated Funds, the Affiliated Funds and the Capital Markets Affiliates, the pro rata transaction fees described above and fees or other compensation described in Condition 2(c)(iii)(B)(z), (ii) brokerage or underwriting compensation permitted by Section 17(e) or 57(k) or (iii) in the case of the Advisers, investment advisory compensation paid in accordance with investment advisory agreements between the applicable Regulated Fund(s) or Affiliated Fund(s) and its Adviser.

15. Independence. If the Holders own in the aggregate more than 25 percent of the Shares of a Regulated Fund, then the Holders will vote such Shares as directed in the same percentages as the Regulated Fund’s other shareholders (not including the Holders) or by an independent third party when voting on (1) the election of directors; (2) the removal of one or more directors; or (3) any other matter under either the Act or applicable State law affecting the Board’s composition, size or manner of election.

VI.	PROCEDURAL MATTERS

Pursuant to Rule 0-2(f), each Applicant states that its address is as indicated below:

Carlyle Secured Lending, Inc.

Carlyle Credit Solutions, Inc.

TCG BDC SPV LLC

Carlyle Credit Solutions SPV LLC

Carlyle Credit Solutions SPV 2 LLC

Carlyle Direct Lending CLO 2015-1R LLC

CARLYLE SECURED LENDING III

OCPC Credit Facility SPV LLC

Carlyle Global Credit Investment Management L.L.C.

CSL III Advisor, LLC

Carlyle CLO Management L.L.C.

MC UNI LLC

MC UNI Subsidiary LLC

MC UNI SUBSIDIARY II (BLOCKER) LLC

CPC V, LP

CPC V SPV LLC

CDL 2018-1, L.L.C.

CDL 2018-1 SPV LLC

CDL 2018-2, L.P.

Carlyle Ontario Credit Partnership, L.P.

Carlyle Ontario Credit SLP L.L.C.,

Carlyle Ontario Credit Special Limited Partner, L.P.

Carlyle Skyline Credit Fund, L.P.

CDL 2020-3, L.L.C.

Carlyle CLO Fund, L.P.

Carlyle Global Market Strategies CLO 2012-3, Ltd.

Carlyle Global Market Strategies CLO 2012-4, Ltd.

Carlyle Global Market Strategies CLO 2013-1, Ltd.

Carlyle Global Market Strategies CLO 2013-2, Ltd.

Carlyle Global Market Strategies CLO 2013-3, Ltd.

Carlyle Global Market Strategies CLO 2013-4, Ltd.

Carlyle Global Market Strategies CLO 2014-1, Ltd.

Carlyle Global Market Strategies CLO 2014-2-R, Ltd.

Carlyle Global Market Strategies CLO 2014-3-R, Ltd.

Carlyle Global Market Strategies CLO 2014-4-R, Ltd.

Carlyle Global Market Strategies CLO 2014-5, Ltd.

Carlyle Global Market Strategies CLO 2015-1, Ltd.

Carlyle Global Market Strategies CLO 2015-2, Ltd.

Carlyle Global Market Strategies CLO 2015-3, Ltd.

Carlyle Global Market Strategies CLO 2015-4, Ltd.

Carlyle Global Market Strategies CLO 2015-5, Ltd.

Carlyle Global Market Strategies CLO 2016-1, Ltd.

Carlyle Global Market Strategies CLO 2016-2, Ltd.

Carlyle Global Market Strategies CLO 2016-3, Ltd.

Carlyle US CLO 2016-4, Ltd.

Carlyle US CLO 2017-1, Ltd.

Carlyle US CLO 2017-2, Ltd.

Carlyle US CLO 2017-3, Ltd.

Carlyle US CLO 2017-4, Ltd.

Carlyle US CLO 2017-5, Ltd.

Carlyle US CLO 2018-1, Ltd.

Carlyle US CLO 2018-2, Ltd.

Carlyle US CLO 2018-3, Ltd.

Carlyle US CLO 2018-4, Ltd.

Carlyle US CLO 2019-1, Ltd.

Carlyle US CLO 2019-2, Ltd.

Carlyle US CLO 2019-3, Ltd.

Carlyle US CLO 2019-4, Ltd.

Carlyle US CLO 2020-1, Ltd.

Carlyle US CLO 2020-A, Ltd.

Carlyle Structured Credit Fund, L.P.

Carlyle C17 CLO, Ltd.

Carlyle US CLO 2020-2, Ltd.

Carlyle US CLO 2021-A, Ltd.

Carlyle Structured Credit Coinvestment, L.P.

Carlyle Energy Mezzanine Opportunities Fund II, L.P.

Carlyle Energy Mezzanine Opportunities Fund II-A, L.P.

CEMOF II Coinvestment, L.P.

CEMOF II Master Co-Investment Partners, L.P.

CEMOF II Master Co-Investment Partners AIV One, L.P.

CEMOF II Master Co-Investment Partners AIV, L.P.

CEMOF-A Coinvestment Partners, L.P.

CEMOF II AIV, L.P.

CEMOF II AIV One, L.P.

CEMOF II AIV Two, L.P.

CEMOF II AIV Three, L.P.

CEMOF II AIV Four, L.P

CEMOF II-A AIV, L.P.

CEMOF II-A AIV One, L.P.

CEMOF II-A AIV Two, L.P.

CEMOF II-A AIV Three, L.P.

CEMOF II-A AIV Four, L.P.

CEMOF II Offshore Investors, L.P.

Carlyle Credit Opportunities Fund (Parallel), L.P.

Carlyle Credit Opportunities Fund, L.P.

CCOF Cayman, L.P.

CCOF Co-Investment, L.P.

CCOF North Co-Investment, L.P.

Carlyle Credit Opportunities Fund Note Issuer, L.P.

Carlyle Credit Opportunities Fund (Parallel) Note Issuer, L.P.

CCOF Gem Co-Investment, L.P.

CCOF Master Cayman Gem Co-Investment, Ltd.

CCOF Onshore Co-Borrower LLC

CCOF Master Cayman, Ltd.

CCOF S.à r.l.

CCOF Master S.à r.l.

GC Lion S.à r.l.

CCOF SPV I S.à r.l.

CCOF Madison JV S.a r.l.,

GC Orange S.à r.l.

CCOF Master Co-Investment S.à r.l.

CCOF Co-Investment S.à r.l.

CCOF Main SPV, L.P.

Carlyle Tango Re Credit, L.P.

Carlyle Credit Opportunities Fund II, L.P.

Carlyle Credit Opportunities Fund (Parallel) II, SCSp

Carlyle Credit Opportunities Fund II Note Issuer, L.P.

CCOF II Lux Feeder, SCSp

Carlyle Credit Opportunities Fund (Parallel) II Note Issuer, L.P.

CCOF II Co-Investment, L.P.

CCOF II Master, L.P.

CCOF II Master Cayman, Ltd.

CCOF II Onshore SPV, L.P.

CCOF II Master S.à r.l.

CCOF II SPV S.à r.l.

CCOF Master, L.P.

CCOF Parallel AIV, L.P

CCOF Parallel AIV Investors, L.L.C.

Carlyle Strategic Partners IV, L.P.

CSP IV Coinvestment, L.P.

CSP IV Coinvestment (Cayman), L.P.

CSP IV (Cayman 1), L.P.

CSP IV Acquisitions, L.P.

CSP IV S-1 AIV, L.P.

CSP IV S-1A AIV, L.P.

CSP IV S-1B AIV, L.P.

CREDIT Acquisitions (Cayman-3), L.P.

CSP IV ARF (Cayman 3), L.P.

CSP IV (Cayman 2), L.P.

CSP IV (Cayman 3), L.P.

Carlyle Clover Partners, L.P.

Carlyle Clover Partners 2, L.P.

Carlyle Revolving Loan Fund, L.P.

CREV Coinvestment, L.P.

CREV Cayman, L.P.

Clover Financing SPV, L.P.

Carlyle Infrastructure Credit Fund, L.P.

Carlyle Bravo Opportunistic Credit Partnership, L.P.

Carlyle Bravo Opportunistic Credit Feeder, L.P.

CELF Advisors LLP

Carlyle Euro CLO 2013-1 DAC

Carlyle Global Market Strategies Euro CLO 2014-1 DAC

Carlyle Global Market Strategies Euro CLO 2014-2 DAC

Carlyle Global Market Strategies Euro CLO 2014-3 DAC

Carlyle Global Market Strategies Euro CLO 2015-1 DAC

Carlyle Global Market Strategies Euro CLO 2015-2 DAC

Carlyle Global Market Strategies Euro CLO 2015-3 DAC

Carlyle Global Market Strategies Euro CLO 2016-1 DAC

Carlyle Global Market Strategies Euro CLO 2016-2 DAC

Carlyle Euro CLO 2017-1 DAC

Carlyle Euro CLO 2017-2 DAC

Carlyle Euro CLO 2017-3 DAC

Carlyle Euro CLO 2018-1 DAC

Carlyle Euro CLO 2018-2 DAC

Carlyle Euro CLO 2019-1 DAC

Carlyle Euro CLO 2019-2 DAC

Carlyle Euro CLO 2020-1 DAC

Carlyle Euro CLO 2020-2 DAC

CARLYLE EURO CLO 2021-1 DAC

CARLYLE EURO CLO 2021-2 DAC

CARLYLE EURO CLO 2021-3 DAC

CARLYLE US CLO 2021-3S, LTD.

CARLYLE US CLO 2021-4, LTD.

CARLYLE US CLO 2021-5, LTD.

CARLYLE US CLO 2021-6, LTD.

CARLYLE US CLO 2021-7, LTD.

CARLYLE US CLO 2021-8, LTD.

CARLYLE US CLO 2021-10, LTD.

CARLYLE US CLO 2021-9, LTD.

CARLYLE US CLO 2021-11, LTD.

CARLYLE US CLO 2021-J, LTD.

CARLYLE US CLO 2022-A, LTD.

CARLYLE US CLO 2022-B, LTD.

CICF COINVESTMENT, L.P.

CARLYLE INFRASTRUCTURE CREDIT FUND NOTE ISSUER, L.P.

CICF LUX FEEDER, SCSP

CARLYLE CREDIT OPPORTUNITIES FUND (PARALLEL) AIV, L.P.

CARLYLE CREDIT OPPORTUNITIES FUND (PARALLEL) AIV INVESTORS, L.P.

CARLYLE CREDIT OPPORTUNITIES FUND (PARALLEL) AIV 2, L.P.

CARLYLE CREDIT OPPORTUNITIES FUND (PARALLEL) AIV INVESTORS 2, L.P.

CARLYLE CREDIT OPPORTUNITIES FUND (PARALLEL) AIV 3, L.P.

CARLYLE CREDIT OPPORTUNITIES FUND (PARALLEL) AIV 4, L.P.

CARLYLE CREDIT OPPORTUNITIES FUND (PARALLEL) AIV INVESTORS 3, L.L.C.

CARLYLE CREDIT OPPORTUNITIES FUND (PARALLEL) AIV INVESTORS 4, LLC

CARLYLE CREDIT OPPORTUNITIES FUND (PARALLEL) II AIV 3, L.P.

CARLYLE CREDIT OPPORTUNITIES FUND (PARALLEL) II AIV 4, L.P.

CARLYLE CREDIT OPPORTUNITIES FUND (PARALLEL) II AIV INVESTORS 3, LLC

PROJECT MEDIACO, L.P.

CARLYLE BRAVO CREDIT INVESTOR, LLC

PROJECT HARMONY, L.P.

CARLYLE CREDIT OPPORTUNITIES FUND (PARALLEL) II AIV 2, SCSP

CARLYLE CREDIT OPPORTUNITIES FUND (PARALLEL) II AIV, SCSP

CCOF II PARALLEL AIV INVESTORS, SCSP

CARLYLE CREDIT OPPORTUNITIES FUND (PARALLEL) II AIV HOLDINGS, L.P.

CARLYLE CREDIT OPPORTUNITIES FUND (PARALLEL) II AIV 2 HOLDINGS, L.P.

CARLYLE SPINNAKER PARTNERS 2, L.P.

CARLYLE SPINNAKER PARTNERS 2 MAIN, L.P.

CARLYLE CREDIT OPPORTUNITIES FUND II-N, L.P.

CARLYLE CREDIT OPPORTUNITIES FUND II-N MAIN, L.P.

CARLYLE REVOLVING LOAN FUND II, L.P.

CREV II CAYMAN, L.P.

CARLYLE DIRECT LENDING FUND (LEVERED), L.P.

CARLYLE DIRECT LENDING FUND, L.P.

CARLYLE FALCON STRUCTURED SOLUTIONS, L.L.C.

CARLYLE AURORA INFRASTRUCTURE CREDIT PARTNERS, L.P.

CARLYLE INFRASTRUCTURE CREDIT FUND (LEVERED), L.P.

CREV II COINVESTMENT, L.P.

CARLYLE ONTARIO CREDIT PARTNERSHIP DIRECT LENDING SPV, L.P.

CARLYLE SKYLINE CREDIT FUND, AIV L.P.

CCOF II PARALLEL IRVING AIV INVESTORS (LUX), SCSP

CCOF II LUX FEEDER IRVING AIV, SCSP

CCOF II PARALLEL IRVING AIV INVESTORS (DE), L.L.C.

CARLYLE CREDIT OPPORTUNITIES FUND (PARALLEL) II IRVING AIV 2, L.P.

CARLYLE CREDIT OPPORTUNITIES FUND (PARALLEL) II IRVING AIV, L.P.

CSP IV BRAWN AIV, L.P.

CSP IV COINVEST BRAWN INVESTORS, L.P.

CSP IV COINVEST BRAWN, L.P.

CSP IV (PARALLEL) AIV I, L.P.

CSP IV CREDIT INVESTOR, LLC

BRAWN COINVEST ELECTING INVESTORS, L.P.

CARLYLE TANGO RE CREDIT SPLITTER, L.P.

CARLYLE CEDAR INFRASTRUCTURE CREDIT PARTNERS, L.P.

CARLYLE AURORA REVOLVING LOAN FUND, L.P.

CARLYLE DIRECT LENDING DRAWDOWN CLO 2022-1 PARTNERSHIP, L.P.

CARLYLE US CLO 2022-F, LTD.

CARLYLE US CLO 2022-G, LTD.

CARLYLE US CLO 2022-H, LTD.

CBAM 2017-1, LTD.

CBAM 2017-2, LTD.

CBAM 2017-3, LTD.

CBAM 2017-4, L.L.C.

CBAM 2017-4, LTD.

CBAM 2018-5, LTD.

CBAM 2018-6, LTD.

CBAM 2018-7, LTD.

CBAM 2018-8, LTD.

CBAM 2019-9, LTD.

CBAM 2019-10, LTD.

CBAM 2019-11R, LTD.

CBAM 2020-12, LTD.

CBAM 2020-13, LLC

CBAM 2020-13, LTD.

CBAM 2021-14, LTD.

CBAM 2021-15, LLC

CARLYLE CREDIT OPPORTUNITIES FUND III, L.P.

CARLYLE CREDIT OPPORTUNITIES FUND III (PARALLEL), SCSP

CARLYLE CREDIT OPPORTUNITIES FUND III PLUS, L.P.

CARLYLE CREDIT OPPORTUNITIES FUND III PLUS (PARALLEL), SCSP

One Vanderbilt Avenue, Suite 3400

New York, NY 10017

and

TCG Capital Markets L.L.C.

TCG Senior Funding L.L.C.

1001 Pennsylvania Avenue, NW, Suite 220 South

Washington, DC 20004

Applicants further state that all written or oral communications concerning this Application should be directed to:

Rajib Chanda

Christopher P. Healey

Simpson Thacher & Bartlett LLP

900 G Street NW

Washington, DC 20001

(202)-636-5500

rajib.chanda@stblaw.com

christopher.healey@stblaw.com

Applicants desire that the Commission issue an Order pursuant to Rule 0-5 without conducting a hearing.

Pursuant to Rule 0-2, each person executing the Application on behalf of an Applicant says that he or she has duly executed the Application for and on behalf of such Applicant; that he or she is authorized to execute the Application pursuant to the terms of an operating agreement, management agreement or otherwise; and that all actions by members, directors or other bodies necessary to authorize each deponent to execute and file the Application have been taken.

The verifications required by Rule 0-2(d) and the authorizations required by Rule 0-2(c) are attached hereto as Exhibit A, Exhibit B and Exhibit C.

Applicants request that any questions regarding this Application be directed to the persons listed on the facing page of this Application.

VII.	REQUEST FOR ORDER OF EXEMPTION

For the foregoing reasons, Applicants request that the Commission enter an Order under Sections 17(d), 57(a)(4) and 57(i) and Rule 17d-1 granting Applicants the relief sought by the Application. Applicants submit that the requested exemption is consistent with the protection of investors. Applicants further request that the requested Order supersede and replace the Prior Order, with the result that no person will continue to rely on the Prior Order if the Order is granted.

Dated: December 23, 2022

CARLYLE SECURED LENDING, INC. CARLYLE CREDIT SOLUTIONS, INC.

By:	/s/ Linda Pace
Name: Linda Pace
Title: Chief Executive Officer

CARLYLE SECURED LENDING III TCG BDC SPV LLC CARLYLE CREDIT SOLUTIONS SPV LLC CARLYLE DIRECT LENDING CLO 2015-1R LLC CARLYLE CREDIT SOLUTIONS SPV 2 LLC OCPC CREDIT FACILITY SPV LLC

By:	/s/ Joshua Lefkowitz
Name: Joshua Lefkowitz Title: Authorized Person

CARLYLE TACTICAL PRIVATE CREDIT FUND

By:	/s/ Joshua Lefkowitz
Name: Joshua Lefkowitz Title: Authorized Person

CARLYLE GLOBAL CREDIT INVESTMENT MANAGEMENT L.L.C.

By:	/s/ Joshua Lefkowitz
Name: Joshua Lefkowitz Title: Global Credit Chief Legal Officer

CSL III ADVISOR, LLC

By: Carlyle Global Credit Investment Management L.L.C., its managing member

By:	/s/ Joshua Lefkowitz
Name: Joshua Lefkowitz Title: Chief Legal Officer

CPC V, LP

By:	CPC V GP, LLC, its general partner

By:	/s/ David Lobe
Name: David Lobe Title: Principal

CPC V SPV LLC

By:	CPC V, L.P., its sole member

By:	CPC V GP, LLC, its general partner

By:	/s/ David Lobe
Name: David Lobe Title: Principal

[Signature Page to Application]

MC UNI LLC

By:	Carlyle MC GP, Ltd., its managing member

By:	/s/ David Lobe
Name: David Lobe Title: Director

MC UNI SUBSIDIARY LLC MC UNI SUBSIDIARY II (BLOCKER) LLC

By:	MC UNI LLC, its managing member

By:	Carlyle MC GP, Ltd., its managing member

By:	/s/ David Lobe
Name: David Lobe Title: Director

[Signature Page to Application]

CDL 2018-1, L.L.C. CDL 2018-1 SPV LLC

By:	CDL 2018-1 Manager, L.L.C., its manager

By:	CDL 2018-1 GP, L.L.C., its managing member

By:	/s/ David Lobe
Name: David Lobe Title: Director

CDL 2018-2, L.P.

By:	CDL 2018-1 GP, Ltd., its general partner

By:	/s/ Karen Ellerbe
Name: Karen Ellerbe Title: Director

CARLYLE ONTARIO CREDIT PARTNERSHIP, L.P. CARLYLE ONTARIO CREDIT SLP L.L.C

By:	TCG OPT Credit GP, Ltd., its general partner

By:	/s/ Karen Ellerbe
Name: Karen Ellerbe Title: Director

CARLYLE ONTARIO CREDIT SPECIAL LIMITED PARTNER, L.P

By:	Carlyle Ontario Credit SLP L.L.C., its general partner

By:	/s/ Kristie Weaver
Name: Kristie Weaver Title: Vice President

CARLYLE SKYLINE CREDIT FUND, L.P.

By:	Carlyle Skyline Credit Fund GP, L.P., its general partner

By:	Carlyle Skyline Credit Fund GP, L.L.C., its general partner

By:	/s/ David Lobe
Name: David Lobe Title: Director

CDL 2020-3, L.L.C.

By:	CDL 2020-3 MANAGER, L.L.C., its manager

By:	/s/ David Lobe
Name: David Lobe Title: Authorized Person

CARLYLE CLO MANAGEMENT L.L.C.

By:	/s/ Catherine L. Ziobro
Name: Catherine L. Ziobro Title: Authorized Person

[Signature Page to Application]

CARLYLE CLO FUND, L.P.

By:	Carlyle CLO Partners GP, L.L.C., its general partner

By:	/s/ David Lobe
Name: David Lobe Title: Director

CARLYLE GLOBAL MARKET STRATEGIES CLO

2012-4, LTD.

CARLYLE GLOBAL MARKET STRATEGIES CLO

2013-1, LTD.

CARLYLE GLOBAL MARKET STRATEGIES CLO

2013-2, LTD.

CARLYLE GLOBAL MARKET STRATEGIES CLO

2013-3, LTD.

CARLYLE GLOBAL MARKET STRATEGIES CLO

2013-4, LTD.

CARLYLE GLOBAL MARKET STRATEGIES CLO

2014-1, LTD.

CARLYLE GLOBAL MARKET STRATEGIES CLO

2014-5, LTD.

CARLYLE GLOBAL MARKET STRATEGIES CLO

2015-1, LTD.

CARLYLE GLOBAL MARKET STRATEGIES CLO

2015-2, LTD.

CARLYLE GLOBAL MARKET STRATEGIES CLO

2015-3, LTD.

CARLYLE GLOBAL MARKET STRATEGIES CLO

2015-4, LTD.

CARLYLE GLOBAL MARKET STRATEGIES CLO

2015-5, LTD.

CARLYLE GLOBAL MARKET STRATEGIES CLO

2016-1, LTD.

By:	/s/ Kriste Rankin
Name: Kriste Rankin Title: Director

[Signature Page to Application]

CARLYLE GLOBAL MARKET STRATEGIES CLO 2016-2, LTD.

By:	/s/ Paul Belson
Name: Paul Belson Title: Director

[Signature Page to Application]

CARLYLE C17 CLO, LTD.

By:	/s/ Sheraim Mascal
Name: Sheraim Mascal Title: Director

CARLYLE US CLO 2020-2, LTD. CARLYLE US CLO 2021-A, LTD.

By:	/s/ Dianne Farjallah
Name: Dianne Farjallah Title: Director

CARLYLE GLOBAL MARKET STRATEGIES CLO

2012-3, LTD.

CARLYLE GLOBAL MARKET STRATEGIES CLO

2014-2-R, LTD.

CARLYLE GLOBAL MARKET STRATEGIES CLO

2014-3- R, LTD.

CARLYLE GLOBAL MARKET STRATEGIES CLO

2014-4-R, LTD.

CARLYLE GLOBAL MARKET STRATEGIES CLO 2016-3, LTD.

CARLYLE US CLO 2016-4, LTD.

CARLYLE US CLO 2017-1, LTD.

CARLYLE US CLO 2017-2, LTD.

CARLYLE US CLO 2017-3, LTD.

CARLYLE US CLO 2017-4, LTD.

CARLYLE US CLO 2017-5, LTD.

CARLYLE US CLO 2018-1, LTD.

CARLYLE US CLO 2018-2, LTD.

CARLYLE US CLO 2018-3, LTD.

CARLYLE US CLO 2018-4, LTD.

CARLYLE US CLO 2019-1, LTD.

CARLYLE US CLO 2019-2, LTD.

CARLYLE US CLO 2019-3, LTD.

CARLYLE US CLO 2019-4, LTD.

CARLYLE US CLO 2020-1, LTD.

CARLYLE US CLO 2020-A, LTD.

By:	/s/ Karen Ellerbe
Name: Karen Ellerbe Title: Director

[Signature Page to Application]

CARLYLE STRUCTURED CREDIT FUND, L.P. CARLYLE STRUCTURED CREDIT COINVESTMENT, L.P.

By:	Carlyle Structured Credit GP, L.P., its general partner

By:	Carlyle Structured Credit GP, L.L.C., its general partner

By:	/s/ David Lobe
Name: David Lobe Title: Principal

[Signature Page to Application]

CARLYLE ENERGY MEZZANINE OPPORTUNITIES FUND II, L.P.

CARLYLE ENERGY MEZZANINE OPPORTUNITIES FUND II-A, L.P.

CEMOF II COINVESTMENT, L.P.

CEMOF II MASTER CO-INVESTMENT PARTNERS, L.P.

CEMOF II MASTER CO-INVESTMENT PARTNERS AIV ONE, L.P.

CEMOF II MASTER CO-INVESTMENT PARTNERS AIV, L.P.

CEMOF II AIV, L.P.

CEMOF II AIV ONE, L.P.

CEMOF II AIV TWO, L.P.

CEMOF II AIV THREE, L.P.

CEMOF II AIV FOUR, L.P

CEMOF II-A AIV, L.P.

CEMOF II-A AIV ONE, L.P.

CEMOF II-A AIV TWO, L.P.

CEMOF II-A AIV THREE, L.P.

CEMOF II-A AIV FOUR, L.P.

CEMOF II OFFSHORE INVESTORS, L.P.

By:	CEMOF II General Partner, L.P., its general partner

By:	TC Group CEMOF II, L.L.C., its general partner

By:	/s/ David Lobe
Name: David Lobe Title: Authorized Person

CEMOF-A COINVESTMENT PARTNERS, L.P.

By:	CEMOF General Partner Cayman, L.P., its general partner

By:	CEMOF GP Cayman, Ltd., its general partner

By:	/s/ Jeffrey W. Ferguson
Name: Jeffrey W. Ferguson Title: Director

[Signature Page to Application]

CARLYLE CREDIT OPPORTUNITIES FUND (PARALLEL), L.P.

CARLYLE CREDIT OPPORTUNITIES FUND, L.P.

CCOF CAYMAN, L.P.

CCOF CO-INVESTMENT, L.P.

CCOF NORTH CO-INVESTMENT, L.P.

CCOF MASTER, L.P.

CCOF PARALLEL AIV, L.P.

CCOF PARALLEL AIV INVESTORS, L.L.C.

CARLYLE CREDIT OPPORTUNITIES FUND NOTE ISSUER, L.P.

CARLYLE CREDIT OPPORTUNITIES FUND (PARALLEL) NOTE ISSUER, L.P.

CCOF GEM CO-INVESTMENT, L.P.

CCOF MASTER CAYMAN GEM CO-INVESTMENT, LTD.

CCOF ONSHORE CO-BORROWER LLC

By:	CCOF General Partner, L.P., its general partner

By:	CCOF, L.L.C., its general partner

By:	/s/ David Lobe
Name: David Lobe Title: Authorized Person

CCOF MASTER CAYMAN, LTD.

By:	/s/ David Lobe
Name: David Lobe Title: Director

CCOF S.à r.l.

By:	/s/ William Cagney
Name: William Cagney Title: Manager

By:	/s/ Gael Castex
Name: Gael Castex Title: Manager

CCOF MASTER S.à r.l. GC LION S.à r.l. CCOF SPV I S.à r.l. CCOF MADISON JV S.a r.l., GC ORANGE S.à r.l. CCOF MASTER CO-INVESTMENT S.à r.l. CCOF CO-INVESTMENT S.à r.l

By:	/s/ William Cagney
Name: William Cagney Title: Manager

By:	/s/ Gael Castex
Name: Gael Castex Title: Manager

CCOF MAIN SPV, L.P.

By:	CCOF SPV GP L.L.C., its general partner

By:	/s/ David Lobe
Name: David Lobe Title: Principal

CARLYLE TANGO RE CREDIT, L.P.

By:	Carlyle Tango RE Credit GP, L.P., its general partner

By:	Carlyle Tango, L.L.C., its general partner

By:	/s/ David Lobe
Name: David Lobe Title: Principal

CARLYLE CREDIT OPPORTUNITIES FUND II, L.P., CCOF II CO-INVESTMENT, L.P., CCOF II MASTER, L.P.

By:	CCOF II General Partner, L.P., its general partner

By:	CCOF II L.L.C., its general partner

By:	/s/ David Lobe
Name: David Lobe Title: Authorized Person

CARLYLE CREDIT OPPORTUNITIES FUND (PARALLEL) II, SCSp CCOF II LUX FEEDER, SCSp

By:	CCOF II Lux General Partner, S.à r.l., its general partner

By:	/s/ David Lobe
Name: David Lobe Title: Manager

By:	/s/ William Cagney
Name: William Cagney Title: Manager

CCOF II ONSHORE SPV, L.P.

By:	CCOF II SPV GP, LLC, its general partner

By:	/s/ David Lobe
Name: David Lobe Title: Authorized Person

CCOF II MASTER CAYMAN, LTD.,

By:	/s/ David Lobe
Name: David Lobe Title: Director

CARLYLE CREDIT OPPORTUNITIES FUND II NOTE ISSUER, L.P., CARLYLE CREDIT OPPORTUNITIES FUND (PARALLEL) II NOTE ISSUER, L.P.

By:	CCOF II Note Issuer General Partner, L.L.C., its general partner

By:	/s/ David Lobe
Name: David Lobe Title: Authorized Person

CCOF II MASTER S.à r.l. CCOF II SPV S.à r.l.

By:	/s/ William Cagney
Name: William Cagney Title: Manager

By:	/s/ Gael Castex
Name: Gael Castex Title: Manager

CARLYLE STRATEGIC PARTNERS IV, L.P. CSP IV COINVESTMENT, L.P. CSP IV S-1B AIV, L.P.

By:	CSP IV General Partner, L.P., its general partner

By:	TC Group CSP IV, L.L.C., its general partner

By:	/s/ David Lobe
Name: David Lobe Title: Authorized Person

CSP IV COINVESTMENT (CAYMAN), L.P. CSP IV (CAYMAN 1), L.P. CSP IV ACQUISITIONS, L.P.

By:	CSP IV (Cayman 1) General Partner, L.P., its general partner

By:	TC Group CSP IV, L.L.C., its general partner

By:	/s/ David Lobe
Name: David Lobe Title: Director

CSP IV S-1 AIV, L.P. CSP IV S-1A AIV, L.P.

By:	Carlyle Strategic Partners IV, L.P., its general partner

By:	CSP IV General Partner, L.P, its general partner

By:	TC Group CSP IV, L.L.C., its general partner

By:	/s/ David Lobe
Name: David Lobe Title: Authorized Person

CREDIT ACQUISITIONS (CAYMAN-3), L.P.

By:	Credit Acquisitions-3 General Partner, L.P., its general partner

By:	Credit Acquisitions-3, L.L.C., its general partner

By:	/s/ David Lobe
Name: David Lobe Title: Authorized Person

CSP IV ARF (Cayman 3), L.P.

By:	CSP IV ARF General Partner, L.P., its general partner

By:	CSP IV ARF Delaware 3, L.L.C., its general partner

By:	/s/ David Lobe
Name: David Lobe Title: Authorized Person

[Signature Page to Application]

CSP IV (CAYMAN 2), L.P.

By:	CSP IV (Cayman 2) General Partner, L.P., its general partner

By:	CSP IV (Cayman 2) GP, Ltd., its general partner

By:	/s/ Jeffrey W. Ferguson
Name: Jeffrey W. Ferguson Title: Director

CSP IV (CAYMAN 3), L.P.

By:	CSP IV (Cayman 3) General Partner, L.P., its general partner

By:	CSP IV (Cayman 3) GP, Ltd., its general partner

By:	/s/ Jeffrey W. Ferguson
Name: Jeffrey W. Ferguson Title: Director

[Signature Page to Application]

CARLYLE CLOVER PARTNERS, L.P. CARLYLE CLOVER PARTNERS 2, L.P.

By:	CREV General Partner, L.P., its general partner

By:	CREV General Partner, L.L.C., its general partner

By:	/s/ David Lobe
Name: David Lobe Title: Authorized Person

TCG CAPITAL MARKETS L.L.C.

By:	/s/ Anne Campbell
Name: Anne Campbell Title: Chief Compliance Officer

TCG SENIOR FUNDING L.L.C.

By:	/s/ Joshua Lefkowitz
Name: Joshua Lefkowitz Title: Chief Legal Officer of Global Credit

CARLYLE REVOLVING LOAN FUND, L.P.,

By:	Carlyle Revolving Loan GP, L.P., its general partner

By:	Carlyle Revolving Loan GP, L.L.C., its general partner

By:	/s/ David Lobe
Name: David Lobe Title: Director

CREV COINVESTMENT, L.P. CLOVER FINANCING SPV, L.P

By:	Carlyle Revolving Loan GP, L.P., its general partner

By:	Carlyle Revolving Loan GP, L.L.C., its general partner

By:	/s/ David Lobe
Name: David Lobe Title: Director

CREV CAYMAN, L.P.

By:	Carlyle Revolving Loan GP, L.P., its general partner

By:	Carlyle Revolving Loan GP, L.L.C., its general partner

By:	/s/ David Lobe
Name: David Lobe Title: Principal

CARLYLE INFRASTRUCTURE CREDIT FUND, L.P.,

By:	CICF General Partner, L.P, its general partner

By:	CICF L.L.C., its general partner

By:	/s/ David Lobe
Name: David Lobe Title: Authorized Person

CARLYLE BRAVO OPPORTUNISTIC CREDIT PARTNERSHIP, L.P. CARLYLE BRAVO OPPORTUNISTIC CREDIT FEEDER, L.P.

By:	TCG Bravo Credit GP, Ltd., its general partner

By:	/s/ Karen Ellerbe
Name: Karen Ellerbe Title: Director

CELF ADVISORS LLP

By:	CELF, L.L.C., its general partner

By:	/s/ Kristie Weaver
Name: Kristie Weaver Title: Director

CARLYLE EURO CLO 2013-1 DAC

CARLYLE GLOBAL MARKET STRATEGIES EURO CLO 2014-2 DAC

CARLYLE GLOBAL MARKET STRATEGIES EURO CLO 2014-3 DAC

CARLYLE GLOBAL MARKET STRATEGIES EURO CLO 2015-2 DAC

CARLYLE GLOBAL MARKET STRATEGIES EURO CLO 2016-2 DAC

CARLYLE EURO CLO 2017-1 DAC

CARLYLE EURO CLO 2017-2 DAC

CARLYLE EURO CLO 2017-3 DAC

CARLYLE EURO CLO 2018-1 DAC

CARLYLE EURO CLO 2019-2 DAC

CARLYLE EURO CLO 2020-2 DAC

CARLYLE EURO CLO 2021-1 DAC

CARLYLE EURO CLO 2021-2 DAC

CARLYLE EURO CLO 2021-3 DAC

By:	/s/ Martin Carr
Name: Martin Carr Title: Director

CARLYLE GLOBAL MARKET STRATEGIES EURO CLO 2014-1 DAC

CARLYLE GLOBAL MARKET STRATEGIES EURO CLO 2015-1 DAC

CARLYLE GLOBAL MARKET STRATEGIES EURO CLO 2015-3 DAC

CARLYLE EURO CLO 2018-2 DAC

CARLYLE EURO CLO 2019-1 DAC

CARLYLE EURO CLO 2020-1 DAC

By:	/s/ Stephen Healy
Name: Stephen Healy Title: Director

CARLYLE GLOBAL MARKET STRATEGIES EURO CLO 2016-1 DAC

By:	/s/ Jane McCullough
Name: Jane McCullough Title: Director

CARLYLE US CLO 2021-3S, LTD.

CARLYLE US CLO 2021-4, LTD.

CARLYLE US CLO 2021-5, LTD.

CARLYLE US CLO 2021-6, LTD.

CARLYLE US CLO 2021-7, LTD.

CARLYLE US CLO 2021-8, LTD.

CARLYLE US CLO 2021-10, LTD.

CARLYLE US CLO 2021-9, LTD.

CARLYLE US CLO 2021-11, LTD.

CARLYLE US CLO 2021-J, LTD.

CARLYLE US CLO 2022-A, LTD.

CARLYLE US CLO 2022-B, LTD.

By:	/s/ John Fawkes
Name: John Fawkes Title: Director

CICF COINVESTMENT, L.P.

By:	CICF General Partner, L.P, its general partner

By:	CICF L.L.C., its general partner

By:	/s/ David Lobe
Name: David Lobe Title: Authorized Person

CARLYLE INFRASTRUCTURE CREDIT FUND NOTE ISSUER, L.P. By: CICF NOTE ISSUER GENERAL PARTNER, L.L.C., its general partner

By:	/s/ David Lobe
Name: David Lobe Title: Authorized Person

CICF LUX FEEDER, SCSP By: CICF LUX GP, S.à.r.l., its general partner

By:	/s/ David Lobe
Name: David Lobe Title: Manager

By:	/s/ William Cagney
Name: William Cagney Title: Manager

CARLYLE CREDIT

OPPORTUNITIES FUND

(PARALLEL) AIV, L.P.

CARLYLE CREDIT

OPPORTUNITIES FUND

(PARALLEL) AIV

INVESTORS, L.P.

CARLYLE CREDIT

OPPORTUNITIES FUND

(PARALLEL) AIV 2, L.P.

CARLYLE CREDIT

OPPORTUNITIES FUND

(PARALLEL) AIV

INVESTORS 2, L.P.

CARLYLE CREDIT

OPPORTUNITIES FUND

(PARALLEL) AIV 3, L.P.

CARLYLE CREDIT

OPPORTUNITIES FUND

(PARALLEL) AIV 4, L.P.

By: CCOF General partner, L.P., its general partner

By: CCOF L.L.C., its general partner

By:	/s/ David Lobe
Name: David Lobe Title: Authorized Person

CARLYLE CREDIT

OPPORTUNITIES FUND

(PARALLEL) AIV

INVESTORS 3, L.L.C.

CARLYLE CREDIT

OPPORTUNITIES FUND

(PARALLEL) AIV

INVESTORS 4, LLC

CARLYLE CREDIT

OPPORTUNITIES FUND

(PARALLEL) II AIV

INVESTORS 3, LLC

CARLYLE BRAVO CREDIT

INVESTOR, LLC

By:	/s/ David Lobe
Name: David Lobe Title: Authorized Person

CARLYLE CREDIT

OPPORTUNITIES FUND

(PARALLEL) II AIV 3, L.P.

CARLYLE CREDIT

OPPORTUNITIES FUND

(PARALLEL) II AIV 4, L.P.

CARLYLE CREDIT

OPPORTUNITIES FUND

(PARALLEL) II AIV 2, SCSP

CARLYLE CREDIT

OPPORTUNITIES FUND

(PARALLEL) II AIV, SCSP

CCOF II PARALLEL AIV

INVESTORS, SCSP

By: CCOF II LUX

GENERAL PARTNER

S.à r.l., its general partner

By:	/s/ David Lobe
Name: David Lobe Title: Manager

By:	/s/ William Cagney
Name: William Cagney Title: Manager

PROJECT MEDIACO, L.P.

PROJECT HARMONY, L.P.

CARLYLE CREDIT

OPPORTUNITIES FUND

(PARALLEL) II AIV

HOLDINGS, L.P.

CARLYLE CREDIT

OPPORTUNITIES FUND

(PARALLEL) II AIV 2

HOLDINGS, L.P.

CARLYLE CREDIT

OPPORTUNITIES FUND II-N, L.P.

CARLYLE CREDIT

OPPORTUNITIES FUND II-

N MAIN, L.P.

By: CCOF II General Partner, L.P., its general partner

By: CCOF L.L.C., its general partner

By:	/s/ David Lobe
Name: David Lobe Title: Authorized Person

CARLYLE SPINNAKER PARTNERS 2, L.P. CARLYLE SPINNAKER PARTNERS 2 MAIN, L.P. By: CARLYLE SPINNAKER PARTNERS 2 GP, L.L.C., its general partner

By:	/s/ David Lobe
Name: David Lobe Title: Authorized Person

CARLYLE REVOLVING LOAN FUND II, L.P. CREV II CAYMAN, L.P. By: CREV General Partner, L.P., its general partner By: Carlyle Revolving Loan II GP, L.L.C., its general partner

By:	/s/ David Lobe
Name: David Lobe Title: Authorized Person

CARLYLE DIRECT LENDING FUND (LEVERED), L.P. CARLYLE DIRECT LENDING FUND, L.P. By: CARLYLE DIRECT LENDING FUND GP, L.L.C., its general partner

By:	/s/ David Lobe
Name: David Lobe Title: Authorized Person

CARLYLE FALCON STRUCTURED SOLUTIONS, L.L.C. By: CARLYLE FALCON STRUCTURED SOLUTIONS MANAGER, L.L.C., its manager

By:	/s/ David Lobe
Name: David Lobe Title: Authorized Person

CARLYLE AURORA INFRASTRUCTURE CREDIT PARTNERS, L.P. By: TCG AURORA CREDIT GP LTD., its general partner

By:	/s/ Karen Ellerbe
Name: Karen Ellerbe Title: Director

CARLYLE INFRASTRUCTURE CREDIT FUND (LEVERED), L.P. By: CICF GENERAL PARTNER, L.P., its general partner By: CICF L.L.C., its general partner

By:	/s/ David Lobe
Name: David Lobe Title: Authorized Person

CREV II COINVESTMENT, L.P. By: CARLYLE REVOLVING LOAN II GP, L.P., its general partner By: CARLYLE REVOLVING LOAN II GP, L.L.C., its general partner

By:	/s/ David Lobe
Name: David Lobe Title: Authorized Person

CARLYLE ONTARIO CREDIT PARTNERSHIP DIRECT LENDING SPV, L.P. By: TCG OPT CREDIT SPV GP, LTD., its general partner

By:	/s/ Karen Ellerbe
Name: Karen Ellerbe Title: Director

CARLYLE SKYLINE CREDIT FUND, AIV L.P. By: CARLYLE SKYLINE CREDIT FUND GP, L.P., its general partner By: CARLYLE SKYLINE CREDIT FUND GP, L.L.C., its general partner

By:	/s/ David Lobe
Name: David Lobe Title: Authorized Person

CCOF II PARALLEL IRVING AIV INVESTORS (LUX), SCSP CCOF II LUX FEEDER IRVING AIV, SCSP By: CCOF II LUX GENERAL PARTNER S.a.r.l., its general partner

By:	/s/ David Lobe
Name: David Lobe Title: Manager

By:	/s/ William Cagney
Name: William Cagney Title: Manager

CCOF II PARALLEL IRVING AIV INVESTORS (DE), L.L.C.

By:	/s/ David Lobe
Name: David Lobe Title: Authorized Person

CARLYLE CREDIT

OPPORTUNITIES FUND

(PARALLEL) II IRVING

AIV 2, L.P.

CARLYLE CREDIT

OPPORTUNITIES FUND

(PARALLEL) II IRVING

AIV, L.P.

By: CCOF II GENERAL

PARTNER, L.P., its general partner

By: CCOF II L.L.C., its general partner

By:	/s/ David Lobe
Name: David Lobe Title: Authorized Person

CSP IV BRAWN AIV, L.P.

BRAWN COINVEST

ELECTING INVESTORS,

L.P.

CSP IV COINVEST BRAWN

INVESTORS, L.P.

CSP IV COINVEST

BRAWN, L.P.

CSP IV (PARALLEL) AIV I, L.P.

By: CSP IV GENERAL

PARTNER, L.P., its general partner

By: TC GROUP CSP IV,

L.L.C., its general partner

By:	/s/ David Lobe
Name: David Lobe Title: Authorized Person

CSP IV CREDIT INVESTOR, LLC

By:	/s/ David Lobe
Name: David Lobe Title: Principal

CARLYLE TANGO RE CREDIT SPLITTER, L.P. By: CARLYLE TANGO RE CREDIT GP, L.P., its general partner By: CARLYLE TANGO, L.L.C., its general partner

By:	/s/ David Lobe
Name: David Lobe Title: Principal

CARLYLE CEDAR INFRASTRUCTURE CREDIT PARTNERS, L.P. By: TCG CEDAR CREDIT GP LTD., its general partner

By:	/s/ Karen Ellerbe
Name: Karen Ellerbe Title: Director

CARLYLE AURORA REVOLVING LOAN FUND, L.P. By: CARLYLE AURORA REVOLVING LOAN FUND GP, L.P., its general partner By: CARLYLE AURORA REVOLVING LOAN FUND GP, L.L.C., its general partner

By:	/s/ David Lobe
Name: David Lobe Title: Authorized Person

CARLYLE DIRECT LENDING DRAWDOWN CLO 2022-1 PARTNERSHIP, L.P. By: CARLYLE DIRECT LENDING DRAWDOWN CLO 20222-1 GP, L.L.C., its general partner

By:	/s/ David Lobe
Name: David Lobe Title: Authorized Person

CARLYLE US CLO 2022-F, LTD. CARLYLE US CLO 2022-G, LTD. CARLYLE US CLO 2022-H, LTD.

By:	/s/ John Fawkes
Name: John Fawkes Title: Director

CBAM 2017-1, LTD.

CBAM 2017-2, LTD.

CBAM 2017-3, LTD.

CBAM 2017-4, L.L.C.

CBAM 2017-4, LTD.

CBAM 2018-5, LTD.

CBAM 2018-6, LTD.

CBAM 2018-7, LTD.

CBAM 2018-8, LTD.

CBAM 2019-9, LTD.

CBAM 2019-10, LTD.

CBAM 2019-11R, LTD.

CBAM 2020-12, LTD.

CBAM 2020-13, LLC

CBAM 2020-13, LTD.

CBAM 2021-14, LTD.

CBAM 2021-15, LLC

By: CBAM CLO Management LLC, its portfolio manager

By:	/s/ Joshua Lefkowitz
Name: Joshua Lefkowitz Title: Authorized Person

CARLYLE CREDIT OPPORTUNITIES FUND III, L.P.

By:	CCOF III General Partner, L.P., its general partner

By:	CCOF III L.L.C., its general partner

By:	/s/ David Lobe
Name: David Lobe
Title: Authorized Person

CARLYLE CREDIT OPPORTUNITIES FUND III (PARALLEL), SCSP

By:	CCOF III Lux General Partner, S.à r.l., its general partner

By:	/s/ David Lobe
Name: David Lobe
Title: Manager

CARLYLE CREDIT OPPORTUNITIES FUND III PLUS, L.P.

By:	CCOF III General Plus Partner, L.P., its general partner

By:	CCOF III Plus L.L.C., its general partner

By:	/s/ David Lobe
Name: David Lobe
Title: Authorized Person

CARLYLE CREDIT OPPORTUNITIES FUND III PLUS (PARALLEL), SCSP

By:	CCOF III Plus Lux General Partner, S.à r.l., its general partner

By:	/s/ David Lobe
Name: David Lobe
Title: Manager

[Signature Page to Application]

Schedule A

The Existing Affiliated Funds are part of the following seven investment strategies of the Carlyle Global Credit segment.

1. Private Credit:

(a) The following entity within Private Credit is a Cayman Islands limited liability company and is advised by CGCIM (the “Private Credit Existing CGCIM-Advised Fund”).

(1)	MC UNI LLC

(b) Each of the following entities within Private Credit is advised by CGCIM (the “Private Credit Existing Non-CGCIM-Advised Funds” and, together with the Private Credit Existing CGCIM-Advised Fund, the “Private Credit Existing Affiliated Funds”). MC UNI Subsidiary LLC is a Cayman Islands limited liability company. CPC V, LP is a Delaware limited partnership. CPC V SPV LLC is a Delaware limited liability company.

(1)	MC UNI Subsidiary LLC

(2)	MC UNI Subsidiary II (Blocker) LLC

(3)	CPC V, LP

(4)	CPC V SPV LLC

(5)	CDL 2018-1, L.L.C.

(6)	CDL 2018-1 SPV LLC

(7)	CDL 2018-2, L.P.

(8)	Carlyle Ontario Credit Partnership, L.P.

(9)	Carlyle Ontario Credit SLP L.L.C.,

(10)	Carlyle Ontario Credit Special Limited Partner, L.P.

(11)	Carlyle Skyline Credit Fund, L.P.

(12)	CDL 2020-3, L.L.C.

(13)	Carlyle Ontario Credit Partnership Direct Lending SPV, L.P.

(14)	Carlyle Skyline Credit Fund, AIV L.P.

2. Loans and Structured Credit:

(a) Each of the following entities within Loans and Structured Credit is a Cayman Islands exempted company and is a CLO entity managed by Carlyle CLO Manager (collectively, the “Structured Credit Existing CLOs”).

(1)	Carlyle Global Market Strategies CLO 2012-3, Ltd.

(2)	Carlyle Global Market Strategies CLO 2012-4, Ltd.

(3)	Carlyle Global Market Strategies CLO 2013-1, Ltd.

(4)	Carlyle Global Market Strategies CLO 2013-2, Ltd.

(5)	Carlyle Global Market Strategies CLO 2013-3, Ltd.

(6)	Carlyle Global Market Strategies CLO 2013-4, Ltd.

(7)	Carlyle Global Market Strategies CLO 2014-1, Ltd.

(8)	Carlyle Global Market Strategies CLO 2014-2-R, Ltd.

(9)	Carlyle Global Market Strategies CLO 2014-3-R, Ltd.

(10)	Carlyle Global Market Strategies CLO 2014-4-R, Ltd.

(11)	Carlyle Global Market Strategies CLO 2014-5, Ltd.

(12)	Carlyle Global Market Strategies CLO 2015-1, Ltd.

(13)	Carlyle Global Market Strategies CLO 2015-2, Ltd.

(14)	Carlyle Global Market Strategies CLO 2015-3, Ltd.

(15)	Carlyle Global Market Strategies CLO 2015-4, Ltd.

(16)	Carlyle Global Market Strategies CLO 2015-5, Ltd.

(14)	Carlyle Global Market Strategies CLO 2016-1, Ltd.

(15)	Carlyle Global Market Strategies CLO 2016-2, Ltd.

(16)	Carlyle Global Market Strategies CLO 2016-3, Ltd.

(17)	Carlyle US CLO 2016-4, Ltd.

(18)	Carlyle US CLO 2017-1, Ltd.

(19)	Carlyle US CLO 2017-2, Ltd.

(20)	Carlyle US CLO 2017-3, Ltd.

(21)	Carlyle US CLO 2017-4, Ltd.

(22)	Carlyle US CLO 2017-5, Ltd.

(23)	Carlyle US CLO 2018-1, Ltd.

(24)	Carlyle US CLO 2018-2, Ltd.

(25)	Carlyle US CLO 2018-3, Ltd.

(26)	Carlyle US CLO 2018-4, Ltd.

(27)	Carlyle US CLO 2019-1, Ltd.

(28)	Carlyle US CLO 2019-2, Ltd.

(29)	Carlyle US CLO 2019-3, Ltd.

(30)	Carlyle US CLO 2019-4, Ltd.

(31)	Carlyle US CLO 2020-1, Ltd.

(32)	Carlyle US CLO 2020-A, Ltd.

(33)	Carlyle CLO Fund, L.P.

(34)	Carlyle Clover Partners, L.P.

(35)	Carlyle Clover Partners 2, L.P.

(36)	Carlyle Revolving Loan Fund, L.P.

(37)	CREV Coinvestment, L.P.

(38)	CREV Cayman, L.P.

(39)	Carlyle C17 CLO, Ltd.

(40)	Carlyle US CLO 2020-2, Ltd.

(41)	Carlyle US CLO 2021-A, Ltd.

(42)	Carlyle US CLO 2021-3S, Ltd.

(43)	Carlyle US CLO 2021-4, Ltd.

(44)	Carlyle US CLO 2021-5, Ltd.

(45)	Carlyle US CLO 2021-6, Ltd.

(46)	Carlyle US CLO 2021-7, Ltd.

(47)	Carlyle US CLO 2021-8, Ltd.

(48)	Carlyle US CLO 2021-10, Ltd.

(49)	Carlyle US CLO 2021-9, Ltd.

(50)	Carlyle US CLO 2021-11, Ltd.

(51)	Carlyle US CLO 2021-J, Ltd.

(52)	Carlyle US CLO 2022-A, Ltd.

(53)	Carlyle US CLO 2022-B, Ltd.

(54)	Project Mediaco, L.P.

(55)	Carlyle Bravo Credit Investor, LLC

(56)	Project Harmony, L.P.

(57)	Carlyle Spinnaker Partners 2, L.P.

(58)	Carlyle Spinnaker Partners 2 Main, L.P.

(59)	CREV II Cayman, L.P.

(60)	Carlyle Falcon Structured Solutions, L.L.C.

(61)	CREV II Coinvestment, L.P.

(62)	Carlyle Aurora Revolving Loan Fund, L.P.

(63)	Carlyle Direct Lending Drawdown CLO 2022-1 Partnership, L.P.

(64)	Carlyle US CLO 2022-F, Ltd.

(65)	CBAM 2017-1, Ltd.

(66)	CBAM 2017-2, Ltd.

(67)	CBAM 2017-3, Ltd.

(68)	CBAM 2017-4, L.L.C.

(69)	CBAM 2017-4, Ltd.

(70)	CBAM 2018-5, Ltd.

(71)	CBAM 2018-6, Ltd.

(72)	CBAM 2018-7, Ltd.

(73)	CBAM 2018-8, Ltd.

(74)	CBAM 2019-9, Ltd.

(75)	CBAM 2019-10, Ltd.

(76)	CBAM 2019-11R, Ltd.

(77)	CBAM 2020-12, Ltd.

(78)	CBAM 2020-13, LLC

(79)	CBAM 2020-13, Ltd.

(80)	CBAM 2021-14, Ltd.

(81)	CBAM 2021-15, LLC

(82)	Carlyle US CLO 2022-G, Ltd

(83)	Carlyle US CLO 2022-H, Ltd.

(84)	Carlyle Direct Lending CLO 2015-1R LLC

(85)	Carlyle Direct Lending Fund (Levered), L.P.

(86)	Carlyle Direct Lending Fund, L.P.

(87)	Carlyle Revolving Loan Fund II, L.P.

(b) The following entity within Loans and Structured Credit is a Cayman Islands limited partnership that is advised by CGCIM (the “Structured Credit Existing Non-CLO Fund” and, together with the Structured Credit Existing CLOs, the “Structured Credit Existing Affiliated Funds”).

(1)	Carlyle Structured Credit Fund, L.P.

(2)	Carlyle Structured Credit Coinvestment, L.P.

3. Energy Credit: Each of the following entities within Energy Credit is a Delaware limited partnership, except that each of Carlyle Energy Mezzanine Opportunities Fund II-A, L.P., CEMOF-A Coinvestment Partners, L.P., CEMOF II-A AIV, L.P., CEMOF II-A AIV One, L.P. and CEMOF II-A AIV Two, L.P. is a Cayman Islands limited partnership. Each of the following entities within Energy Credit is advised by CGCIM (each an “Energy Credit Affiliated Fund” and, collectively, the “Energy Credit Existing Affiliated Funds”).

(1)	Carlyle Energy Mezzanine Opportunities Fund II, L.P.

(2)	Carlyle Energy Mezzanine Opportunities Fund II-A, L.P.

(3)	CEMOF II Coinvestment, L.P.

(4)	CEMOF II Master Co-Investment Partners, L.P.

(5)	CEMOF II Master Co-Investment Partners AIV One, L.P.

(6)	CEMOF II Master Co-Investment Partners AIV, L.P.

(7)	CEMOF-A Coinvestment Partners, L.P.

(8)	CEMOF II AIV, L.P.

(9)	CEMOF II AIV One, L.P.

(10)	CEMOF II AIV Two, L.P.

(11)	CEMOF II AIV Three, L.P.

(12)	CEMOF II AIV Four, L.P.

(13)	CEMOF II-A AIV, L.P.

(14)	CEMOF II-A AIV One, L.P.

(15)	CEMOF II-A AIV Two, L.P.

(16)	CEMOF II-A AIV Three, L.P.

(17)	CEMOF II-A AIV Four, L.P.

(18)	CEMOF II Offshore Investors, L.P.

2

4. Opportunistic Credit: Each of the following entities within Opportunistic Credit is a Delaware limited partnership, except that CCOF Parallel AIV Investors, L.L.C. is a Delaware limited liability company and CCOF S.à r.l., CCOF Master S.à r.l.,GC Lion S.à r.l., CCOF SPV I S.à r.l., CCOF Madison JV S.a r.l., GC Orange S.à r.l., CCOF Master Co-Investment S.à r.l. and CCOF Co-Investment S.à r.l are each Luxembourg companies. Each of the following entities is advised by CGCIM (each an “Opportunistic Credit Affiliated Fund” and, collectively, the “Opportunistic Credit Existing Affiliated Funds”).

(1)	Carlyle Credit Opportunities Fund (Parallel), L.P.

(2)	Carlyle Credit Opportunities Fund, L.P.

(3)	CCOF Cayman, L.P.

(4)	CCOF Co-Investment, L.P.

(5)	CCOF North Co-Investment, L.P.

(6)	Carlyle Credit Opportunities Fund Note Issuer, L.P.

(7)	Carlyle Credit Opportunities Fund (Parallel) Note Issuer, L.P.

(8)	CCOF Gem Co-Investment, L.P.

(9)	CCOF Master Cayman Gem Co-Investment, LTD.

(10)	CCOF Onshore Co-Borrower LLC

(11)	CCOF Master Cayman, Ltd.

(12)	CCOF S.à r.l.

(13)	CCOF Master S.à r.l.

(14)	GC Lion S.à r.l.

(15)	CCOF SPV I S.à r.l.

(16)	CCOF Madison JV S.a r.l.

(17)	GC Orange S.à r.l.

(18)	CCOF Master Co-Investment S.à r.l.

(19)	CCOF Co-Investment S.à r.l.

(20)	CCOF Main SPV, L.P.

(21)	Carlyle Tango Re Credit, L.P.

(22)	Carlyle Credit Opportunities Fund II, L.P.

(23)	Carlyle Credit Opportunities Fund (Parallel) II, SCSp

(24)	Carlyle Credit Opportunities Fund Ii Note Issuer, L.P.

(25)	CCOF II Lux Feeder, SCSp

(26)	Carlyle Credit Opportunities Fund (Parallel) II Note Issuer, L.P.

(27)	CCOF II Co-Investment, L.P.

(28)	CCOF II Master, L.P.

(29)	CCOF II master cayman, ltd.

(30)	CCOF II Onshore SPV, L.P.

(31)	CCOF II Master S.à r.l.

(32)	CCOF II SPV S.à r.l.

(33)	CCOF Master, L.P.

(34)	CCOF Parallel AIV Investors, L.L.C.

(35)	CCOF Parallel AIV, L.P

(36)	Carlyle Bravo Opportunistic Credit Partnership, L.P.

(37)	Carlyle Bravo Opportunistic Credit Feeder, L.P.

(38)	CICF Coinvestment, L.P.

(39)	Carlyle Credit Opportunities Fund (Parallel) AIV, L.P.

(40)	Carlyle Credit Opportunities Fund (Parallel) AIV Investors, L.P.

(41)	Carlyle Credit Opportunities Fund (Parallel) AIV 2, L.P.

(42)	Carlyle Credit Opportunities Fund (Parallel) AIV Investors 2, L.P.

(43)	Carlyle Credit Opportunities Fund (Parallel) AIV 3, L.P.

(44)	Carlyle Credit Opportunities Fund (Parallel) AIV 4, L.P.

(45)	Carlyle Credit Opportunities Fund (Parallel) AIV Investors 3, L.L.C.

(46)	Carlyle Credit Opportunities Fund (Parallel) AIV Investors 4, LLC

(47)	Carlyle Credit Opportunities Fund (Parallel) II AIV 3, L.P.

(48)	Carlyle Credit Opportunities Fund (Parallel) II AIV 4, L.P.

(49)	Carlyle Credit Opportunities Fund (Parallel) II AIV Investors 3, LLC

(50)	CICF Lux Feeder, SCSp

(51)	Carlyle Credit Opportunities Fund (Parallel) II AIV 2, SCSp

(52)	Carlyle Credit Opportunities Fund (Parallel) II AIV, SCSp

(53)	CCOF II Parallel AIV Investors, SCSp

(54)	Carlyle Credit Opportunities Fund (Parallel) II AIV Holdings, L.P.

(55)	Carlyle Credit Opportunities Fund (Parallel) II AIV 2 Holdings, L.P.

(56)	Carlyle Credit Opportunities Fund II-N, L.P.

(57)	Carlyle Credit Opportunities Fund II-N Main, L.P.

(58)	CCOF II Parallel Irving AIV Investors (Lux), SCSp

(59)	CCOF II Lux Feeder Irving AIV, SCSp

(60)	CCOF II Parallel Irving AIV Investors (DE), L.L.C.

(61)	Carlyle Credit Opportunities Fund (Parallel) II Irving AIV 2, L.P.

(62)	Carlyle Credit Opportunities Fund (Parallel) II Irving AIV, L.P.

(63)	Carlyle Tango RE Credit Splitter, L.P.

(64)	Carlyle Credit Opportunities Fund III, L.P.

(65)	Carlyle Credit Opportunities Fund III, L.P.

(66)	Carlyle Credit Opportunities Fund III Plus, L.P.

(67)	Carlyle Credit Opportunities Fund III Plus (Parallel), SCSp

5. Distressed Credit: Each of the following entities within Distressed Credit is a Cayman Islands limited partnership, except that each of Carlyle Strategic Partners IV, L.P. and CSP IV Coinvestment, L.P. is a Delaware limited partnership. Each of the following entities is advised by CGCIM (each a “Distressed Credit Affiliated Fund” and, collectively, the “Distressed Credit Existing Affiliated Funds”).

(1)	Carlyle Strategic Partners IV, L.P.

(2)	CSP IV Coinvestment, L.P.

(3)	CSP IV Coinvestment (Cayman), L.P.

(4)	CSP IV (Cayman 1), L.P.

(5)	CSP IV Acquisitions, L.P.

(6)	CSP IV S-1 AIV, L.P.

(7)	CSP IV S-1A AIV, L.P.

(8)	CSP IV S-1B AIV, L.P.

(9)	CREDIT Acquisitions (Cayman-3), L.P.

(10)	CSP IV ARF (Cayman 3), L.P.

(11)	CSP IV (Cayman 2), L.P.

(12)	CSP IV (Cayman 3), L.P.

(13)	Clover Financing SPV, L.P.

(14)	CSP IV Brawn AIV, L.P.

(15)	Brawn Coinvest Electing Investors, L.P.

(16)	CSP IV Coinvest Brawn Investors, L.P.

(17)	CSP IV Coinvest Brawn, L.P.

(18)	CSP IV (Parallel) AIV I, L.P.

(19)	CSP IV Credit Investor, LLC

6. European CLOs: Each of the following entities within the European CLOs is a designated activity company formed in the Ireland, except that Carlyle Global Market Strategies Euro CLO 2013-1 B.V. is a Dutch entity. Each of the following entities is currently advised by the European Manager (each, a “European CLO” and, collectively, the “European CLOs”).

(1)	Carlyle Euro CLO 2013-1 DAC

(2)	Carlyle Global Market Strategies Euro CLO 2014-1 DAC

(3)	Carlyle Global Market Strategies Euro CLO 2014-2 DAC

(4)	Carlyle Global Market Strategies Euro CLO 2014-3 DAC

(5)	Carlyle Global Market Strategies Euro CLO 2015-1 DAC

3

6.	Carlyle Global Market Strategies Euro CLO 2015-2 DAC

7.	Carlyle Global Market Strategies Euro CLO 2015-3 DAC

8.	Carlyle Global Market Strategies Euro CLO 2016-1 DAC

9.	Carlyle Global Market Strategies Euro CLO 2015-2 DAC

10.	Carlyle Euro CLO 2017-1 DAC

11.	Carlyle Euro CLO 2017-2 DAC

12.	Carlyle Euro CLO 2017-3 DAC

13.	Carlyle Euro CLO 2018-1 DAC

14.	Carlyle Euro CLO 2018-2 DAC

15.	Carlyle Euro CLO 2019-1 DAC

16.	Carlyle Euro CLO 2019-2 DAC

17.	Carlyle Euro CLO 2020-1 DAC

18.	Carlyle Euro CLO 2020-2 DAC

(19)	Carlyle Euro CLO 2021-1DAC

(20)	Carlyle Euro CLO 2021-2DAC

(21)	Carlyle Euro CLO 2021-3DAC

7. Infrastructure Credit: The following entity within Infrastructure Credit is a Delaware limited partnership. It is advised by CGCIM (the “Infrastructure Credit Fund”).

(1)	Carlyle Infrastructure Credit Fund, L.P.

(2)	Carlyle Infrastructure Credit Fund Note Issuer, L.P.

(3)	Carlyle Aurora Infrastructure Credit Partners, L.P.

(4)	Carlyle Infrastructure Credit Fund (Levered), L.P.

(5)	Cedar Infrastructure Credit Partners, L.P.

4

Exhibit A

Verification of Statement of Facts and Application

pursuant to Rule 17d-1 under the Investment Company Act of 1940 for an Order of the Commission

The undersigned states that he or she has duly executed the attached Application for an Order under Sections 17(d), 57(a)(4) and 57(i) of the Investment Company Act of 1940, as amended, and Rule 17d-1 thereunder, dated December 23, 2022, for and on behalf of the Applicants, as the case may be, that he or she holds the office with such entity as indicated below and that all actions by the stockholders, directors, and other bodies necessary to authorize the undersigned to execute and file such Application have been taken. The undersigned further says that he or she is familiar with the instrument and the contents thereof, and that the facts set forth therein are true to the best of his or her knowledge, information, and belief.

CARLYLE SECURED LENDING, INC. CARLYLE CREDIT SOLUTIONS, INC.

By:	/s/ Linda Pace
Name: Linda Pace
Title: Chief Executive Officer

CARLYLE SECURED LENDING III TCG BDC SPV LLC CARLYLE CREDIT SOLUTIONS SPV LLC CARLYLE DIRECT LENDING CLO 2015-1R LLC CARLYLE CREDIT SOLUTIONS SPV 2 LLC OCPC CREDIT FACILITY SPV LLC

By:	/s/ Joshua Lefkowitz
Name: Joshua Lefkowitz Title: Authorized Person

CARLYLE TACTICAL PRIVATE CREDIT FUND

By:	/s/ Joshua Lefkowitz
Name: Joshua Lefkowitz Title: Authorized Person

CARLYLE GLOBAL CREDIT INVESTMENT MANAGEMENT L.L.C.

By:	/s/ Joshua Lefkowitz
Name: Joshua Lefkowitz Title: Global Credit Chief Legal Officer

CSL III ADVISOR, LLC

By: Carlyle Global Credit Investment Management L.L.C., its managing member

By:	/s/ Joshua Lefkowitz
Name: Joshua Lefkowitz Title: Chief Legal Officer

CPC V, LP

By:	CPC V GP, LLC, its general partner

By:	/s/ David Lobe
Name: David Lobe Title: Principal

CPC V SPV LLC

By:	CPC V, L.P., its sole member

By:	CPC V GP, LLC, its general partner

By:	/s/ David Lobe
Name: David Lobe Title: Principal

[Signature Page to Verifications]

MC UNI LLC

By:	Carlyle MC GP, Ltd., its managing member

By:	/s/ David Lobe
Name: David Lobe Title: Director

MC UNI SUBSIDIARY LLC MC UNI SUBSIDIARY II (BLOCKER) LLC

By:	MC UNI LLC, its managing member

By:	Carlyle MC GP, Ltd., its managing member

By:	/s/ David Lobe
Name: David Lobe Title: Director

[Signature Page to Verifications]

CDL 2018-1, L.L.C. CDL 2018-1 SPV LLC

By:	CDL 2018-1 Manager, L.L.C., its manager

By:	CDL 2018-1 GP, L.L.C., its managing member

By:	/s/ David Lobe
Name: David Lobe Title: Director

CDL 2018-2, L.P.

By:	CDL 2018-1 GP, Ltd., its general partner

By:	/s/ Karen Ellerbe
Name: Karen Ellerbe Title: Director

CARLYLE ONTARIO CREDIT PARTNERSHIP, L.P. CARLYLE ONTARIO CREDIT SLP L.L.C

By:	TCG OPT Credit GP, Ltd., its general partner

By:	/s/ Karen Ellerbe
Name: Karen Ellerbe Title: Director

CARLYLE ONTARIO CREDIT SPECIAL LIMITED PARTNER, L.P

By:	Carlyle Ontario Credit SLP L.L.C., its general partner

By:	/s/ Kristie Weaver
Name: Kristie Weaver Title: Vice President

CARLYLE SKYLINE CREDIT FUND, L.P.

By:	Carlyle Skyline Credit Fund GP, L.P., its general partner

By:	Carlyle Skyline Credit Fund GP, L.L.C., its general partner

By:	/s/ David Lobe
Name: David Lobe Title: Director

CDL 2020-3, L.L.C.

By:	CDL 2020-3 MANAGER, L.L.C., its manager

By:	/s/ David Lobe
Name: David Lobe Title: Authorized Person

CARLYLE CLO MANAGEMENT L.L.C.

By:	/s/ Catherine L. Ziobro
Name: Catherine L. Ziobro Title: Authorized Person

[Signature Page to Verifications]

CARLYLE CLO FUND, L.P.

By:	Carlyle CLO Partners GP, L.L.C., its general partner

By:	/s/ David Lobe
Name: David Lobe Title: Director

CARLYLE GLOBAL MARKET STRATEGIES CLO

2012-4, LTD.

CARLYLE GLOBAL MARKET STRATEGIES CLO

2013-1, LTD.

CARLYLE GLOBAL MARKET STRATEGIES CLO

2013-2, LTD.

CARLYLE GLOBAL MARKET STRATEGIES CLO

2013-3, LTD.

CARLYLE GLOBAL MARKET STRATEGIES CLO

2013-4, LTD.

CARLYLE GLOBAL MARKET STRATEGIES CLO

2014-1, LTD.

CARLYLE GLOBAL MARKET STRATEGIES CLO

2014-5, LTD.

CARLYLE GLOBAL MARKET STRATEGIES CLO

2015-1, LTD.

CARLYLE GLOBAL MARKET STRATEGIES CLO

2015-2, LTD.

CARLYLE GLOBAL MARKET STRATEGIES CLO

2015-3, LTD.

CARLYLE GLOBAL MARKET STRATEGIES CLO

2015-4, LTD.

CARLYLE GLOBAL MARKET STRATEGIES CLO

2015-5, LTD.

CARLYLE GLOBAL MARKET STRATEGIES CLO

2016-1, LTD.

By:	/s/ Kriste Rankin
Name: Kriste Rankin Title: Director

[Signature Page to Verifications]

CARLYLE GLOBAL MARKET STRATEGIES CLO 2016-2, LTD.

By:	/s/ Paul Belson
Name: Paul Belson Title: Director

[Signature Page to Verifications]

CARLYLE C17 CLO, LTD.

By:	/s/ Sheraim Mascal
Name: Sheraim Mascal Title: Director

CARLYLE US CLO 2020-2, LTD. CARLYLE US CLO 2021-A, LTD.

By:	/s/ Dianne Farjallah
Name: Dianne Farjallah Title: Director

CARLYLE GLOBAL MARKET STRATEGIES CLO

2012-3, LTD.

CARLYLE GLOBAL MARKET STRATEGIES CLO

2014-2-R, LTD.

CARLYLE GLOBAL MARKET STRATEGIES CLO

2014-3- R, LTD.

CARLYLE GLOBAL MARKET STRATEGIES CLO

2014-4-R, LTD.

CARLYLE GLOBAL MARKET STRATEGIES CLO 2016-3, LTD.

CARLYLE US CLO 2016-4, LTD.

CARLYLE US CLO 2017-1, LTD.

CARLYLE US CLO 2017-2, LTD.

CARLYLE US CLO 2017-3, LTD.

CARLYLE US CLO 2017-4, LTD.

CARLYLE US CLO 2017-5, LTD.

CARLYLE US CLO 2018-1, LTD.

CARLYLE US CLO 2018-2, LTD.

CARLYLE US CLO 2018-3, LTD.

CARLYLE US CLO 2018-4, LTD.

CARLYLE US CLO 2019-1, LTD.

CARLYLE US CLO 2019-2, LTD.

CARLYLE US CLO 2019-3, LTD.

CARLYLE US CLO 2019-4, LTD.

CARLYLE US CLO 2020-1, LTD.

CARLYLE US CLO 2020-A, LTD.

By:	/s/ Karen Ellerbe
Name: Karen Ellerbe Title: Director

[Signature Page to Verifications]

CARLYLE STRUCTURED CREDIT FUND, L.P. CARLYLE STRUCTURED CREDIT COINVESTMENT, L.P.

By:	Carlyle Structured Credit GP, L.P., its general partner

By:	Carlyle Structured Credit GP, L.L.C., its general partner

By:	/s/ David Lobe
Name: David Lobe Title: Principal

[Signature Page to Verifications]

CARLYLE ENERGY MEZZANINE OPPORTUNITIES FUND II, L.P.

CARLYLE ENERGY MEZZANINE OPPORTUNITIES FUND II-A, L.P.

CEMOF II COINVESTMENT, L.P.

CEMOF II MASTER CO-INVESTMENT PARTNERS, L.P.

CEMOF II MASTER CO-INVESTMENT PARTNERS AIV ONE, L.P.

CEMOF II MASTER CO-INVESTMENT PARTNERS AIV, L.P.

CEMOF II AIV, L.P.

CEMOF II AIV ONE, L.P.

CEMOF II AIV TWO, L.P.

CEMOF II AIV THREE, L.P.

CEMOF II AIV FOUR, L.P

CEMOF II-A AIV, L.P.

CEMOF II-A AIV ONE, L.P.

CEMOF II-A AIV TWO, L.P.

CEMOF II-A AIV THREE, L.P.

CEMOF II-A AIV FOUR, L.P.

CEMOF II OFFSHORE INVESTORS, L.P.

By:	CEMOF II General Partner, L.P., its general partner

By:	TC Group CEMOF II, L.L.C., its general partner

By:	/s/ David Lobe
Name: David Lobe Title: Authorized Person

CEMOF-A COINVESTMENT PARTNERS, L.P.

By:	CEMOF General Partner Cayman, L.P., its general partner

By:	CEMOF GP Cayman, Ltd., its general partner

By:	/s/ Jeffrey W. Ferguson
Name: Jeffrey W. Ferguson Title: Director

[Signature Page to Verifications]

CARLYLE CREDIT OPPORTUNITIES FUND (PARALLEL), L.P.

CARLYLE CREDIT OPPORTUNITIES FUND, L.P.

CCOF CAYMAN, L.P.

CCOF CO-INVESTMENT, L.P.

CCOF NORTH CO-INVESTMENT, L.P.

CCOF MASTER, L.P.

CCOF PARALLEL AIV, L.P.

CCOF PARALLEL AIV INVESTORS, L.L.C.

CARLYLE CREDIT OPPORTUNITIES FUND NOTE ISSUER, L.P.

CARLYLE CREDIT OPPORTUNITIES FUND (PARALLEL) NOTE ISSUER, L.P.

CCOF GEM CO-INVESTMENT, L.P.

CCOF MASTER CAYMAN GEM CO-INVESTMENT, LTD.

CCOF ONSHORE CO-BORROWER LLC

By:	CCOF General Partner, L.P., its general partner

By:	CCOF, L.L.C., its general partner

By:	/s/ David Lobe
Name: David Lobe Title: Authorized Person

CCOF MASTER CAYMAN, LTD.

By:	/s/ David Lobe
Name: David Lobe Title: Director

CCOF S.à r.l.

By:	/s/ William Cagney
Name: William Cagney Title: Manager

By:	/s/ Gael Castex
Name: Gael Castex Title: Manager

CCOF MASTER S.à r.l. GC LION S.à r.l. CCOF MADISON JV S.a r.l., CCOF SPV I S.à r.l. GC ORANGE S.à r.l. CCOF MASTER CO-INVESTMENT S.à r.l. CCOF CO-INVESTMENT S.à r.l

By:	/s/ William Cagney
Name: William Cagney Title: Manager

By:	/s/ Gael Castex
Name: Gael Castex Title: Manager

CCOF MAIN SPV, L.P.

By:	CCOF SPV GP L.L.C., its general partner

By:	/s/ David Lobe
Name: David Lobe Title: Principal

CARLYLE TANGO RE CREDIT, L.P.

By:	Carlyle Tango RE Credit GP, L.P., its general partner

By:	Carlyle Tango, L.L.C., its general partner

By:	/s/ David Lobe
Name: David Lobe Title: Principal

CARLYLE CREDIT OPPORTUNITIES FUND II, L.P., CCOF II CO-INVESTMENT, L.P., CCOF II MASTER, L.P.

By:	CCOF II General Partner, L.P., its general partner

By:	CCOF II L.LC., its general partner

By:	/s/ David Lobe
Name: David Lobe Title: Authorized Person

CARLYLE CREDIT OPPORTUNITIES FUND (PARALLEL) II, SCSp CCOF II LUX FEEDER, SCSp

By:	CCOF II Lux General Partner, S.à r.l., its general partner

By:	/s/ David Lobe
Name: David Lobe Title: Manager

By:	/s/ William Cagney
Name: William Cagney Title: Manager

CCOF II ONSHORE SPV, L.P.

By:	CCOF II SPV GP, LLC, its general partner

By:	/s/ David Lobe
Name: David Lobe Title: Authorized Person

CCOF II MASTER CAYMAN, LTD.,

By:	/s/ David Lobe
Name: David Lobe Title: Director

CARLYLE CREDIT OPPORTUNITIES FUND II NOTE ISSUER, L.P., CARLYLE CREDIT OPPORTUNITIES FUND (PARALLEL) II NOTE ISSUER, L.P.

By:	CCOF II Note Issuer General Partner, L.L.C., its general partner

By:	/s/ David Lobe
Name: David Lobe Title: Authorized Person

CCOF II MASTER S.à r.l. CCOF II SPV S.à r.l.

By:	/s/ William Cagney
Name: William Cagney Title: Manager

By:	/s/ Gael Castex
Name: Gael Castex Title: Manager

CARLYLE STRATEGIC PARTNERS IV, L.P. CSP IV COINVESTMENT, L.P. CSP IV S-1B AIV, L.P.

By:	CSP IV General Partner, L.P., its general partner

By:	TC Group CSP IV, L.L.C., its general partner

By:	/s/ David Lobe
Name: David Lobe Title: Authorized Person

CSP IV COINVESTMENT (CAYMAN), L.P. CSP IV (CAYMAN 1), L.P. CSP IV ACQUISITIONS, L.P.

By:	CSP IV (Cayman 1) General Partner, L.P., its general partner

By:	TC Group CSP IV, L.L.C., its general partner

By:	/s/ David Lobe
Name: David Lobe Title: Director

CSP IV S-1 AIV, L.P. CSP IV S-1A AIV, L.P.

By:	Carlyle Strategic Partners IV, L.P., its general partner

By:	CSP IV General Partner, L.P, its general partner

By:	TC Group CSP IV, L.L.C., its general partner

By:	/s/ David Lobe
Name: David Lobe Title: Authorized Person

CREDIT ACQUISITIONS (CAYMAN-3), L.P.

By:	Credit Acquisitions-3 General Partner, L.P., its general partner

By:	Credit Acquisitions-3, L.L.C., its general partner

By:	/s/ David Lobe
Name: David Lobe Title: Authorized Person

CSP IV ARF (Cayman 3), L.P.

By:	CSP IV ARF General Partner, L.P., its general partner

By:	CSP IV ARF Delaware 3, L.L.C., its general partner

By:	/s/ David Lobe
Name: David Lobe Title: Authorized Person

[Signature Page to Verifications]

CSP IV (CAYMAN 2), L.P.

By:	CSP IV (Cayman 2) General Partner, L.P., its general partner

By:	CSP IV (Cayman 2) GP, Ltd., its general partner

By:	/s/ Jeffrey W. Ferguson
Name: Jeffrey W. Ferguson Title: Director

CSP IV (CAYMAN 3), L.P.

By:	CSP IV (Cayman 3) General Partner, L.P., its general partner

By:	CSP IV (Cayman 3) GP, Ltd., its general partner

By:	/s/ Jeffrey W. Ferguson
Name: Jeffrey W. Ferguson Title: Director

[Signature Page to Verifications]

CARLYLE CLOVER PARTNERS, L.P. CARLYLE CLOVER PARTNERS 2, L.P.

By:	CREV General Partner, L.P., its general partner

By:	CREV General Partner, L.L.C., its general partner

By:	/s/ David Lobe
Name: David Lobe Title: Authorized Person

TCG CAPITAL MARKETS L.L.C.

By:	/s/ Anne Campbell
Name: Anne Campbell Title: Chief Compliance Officer

TCG SENIOR FUNDING L.L.C.

By:	/s/ Joshua Lefkowitz
Name: Joshua Lefkowitz Title: Chief Legal Officer of Global Credit

CARLYLE REVOLVING LOAN FUND, L.P.,

By:	Carlyle Revolving Loan GP, L.P., its general partner

By:	Carlyle Revolving Loan GP, L.L.C., its general partner

By:	/s/ David Lobe
Name: David Lobe Title: Director

CREV COINVESTMENT, L.P. CLOVER FINANCING SPV, L.P

By:	Carlyle Revolving Loan GP, L.P., its general partner

By:	Carlyle Revolving Loan GP, L.L.C., its general partner

By:	/s/ David Lobe
Name: David Lobe Title: Director

CREV CAYMAN, L.P.

By:	Carlyle Revolving Loan GP, L.P., its general partner

By:	Carlyle Revolving Loan GP, L.L.C., its general partner

By:	/s/ David Lobe
Name: David Lobe Title: Principal

CARLYLE INFRASTRUCTURE CREDIT FUND, L.P.,

By:	CICF General Partner, L.P, its general partner

By:	CICF L.L.C., its general partner

By:	/s/ David Lobe
Name: David Lobe Title: Authorized Person

CARLYLE BRAVO OPPORTUNISTIC CREDIT PARTNERSHIP, L.P. CARLYLE BRAVO OPPORTUNISTIC CREDIT FEEDER, L.P.

By:	TCG Bravo Credit GP, Ltd., its general partner

By:	/s/ Karen Ellerbe
Name: Karen Ellerbe Title: Director

CELF ADVISORS LLP

By:	CELF, L.L.C., its general partner

By:	/s/ Kristie Weaver
Name: Kristie Weaver Title: Director

CARLYLE EURO CLO 2013-1 DAC

CARLYLE GLOBAL MARKET STRATEGIES EURO CLO 2014-2 DAC

CARLYLE GLOBAL MARKET STRATEGIES EURO CLO 2014-3 DAC

CARLYLE GLOBAL MARKET STRATEGIES EURO CLO 2015-2 DAC

CARLYLE GLOBAL MARKET STRATEGIES EURO CLO 2016-2 DAC

CARLYLE EURO CLO 2017-1 DAC

CARLYLE EURO CLO 2017-2 DAC

CARLYLE EURO CLO 2017-3 DAC

CARLYLE EURO CLO 2018-1 DAC

CARLYLE EURO CLO 2019-2 DAC

CARLYLE EURO CLO 2020-2 DAC

CARLYLE EURO CLO 2021-1 DAC

CARLYLE EURO CLO 2021-2 DAC

CARLYLE EURO CLO 2021-3 DAC

By:	/s/ Martin Carr
Name: Martin Carr Title: Director

CARLYLE GLOBAL MARKET STRATEGIES EURO CLO 2014-1 DAC

CARLYLE GLOBAL MARKET STRATEGIES EURO CLO 2015-1 DAC

CARLYLE GLOBAL MARKET STRATEGIES EURO CLO 2015-3 DAC

CARLYLE EURO CLO 2018-2 DAC

CARLYLE EURO CLO 2019-1 DAC

CARLYLE EURO CLO 2020-1 DAC

By:	/s/ Stephen Healy
Name: Stephen Healy Title: Director

CARLYLE GLOBAL MARKET STRATEGIES EURO CLO 2016-1 DAC

By:	/s/ Jane McCullough
Name: Jane McCullough Title: Director

CARLYLE US CLO 2021-3S, LTD.

CARLYLE US CLO 2021-4, LTD.

CARLYLE US CLO 2021-5, LTD.

CARLYLE US CLO 2021-6, LTD.

CARLYLE US CLO 2021-7, LTD.

CARLYLE US CLO 2021-8, LTD.

CARYLE US CLO 2021-10, LTD.

CARLYLE US CLO 2021-9, LTD.

CARLYLE US CLO 2021-11, LTD.

CARLYLE US CLO 2021-J, LTD.

CARLYLE US CLO 2022-A, LTD.

CARLYLE US CLO 2022-B, LTD.

By:	/s/ John Fawkes
Name: John Fawkes Title: Director

CICF COINVESTMENT, L.P. By: CICF General Partner, L.P., its general partner By: CICF L.L.C., its general partner

By:	/s/ David Lobe
Name: David Lobe Title: Authorized Person

CARLYLE INFRASTRUCTURE CREDIT FUND NOTE ISSUER, L.P. By: CICF NOTE ISSUER GENERAL PARTNER, L.L.C., its general partner

By:	/s/ David Lobe
Name: David Lobe Title: Authorized Person

CICF LUX FEEDER, SCSP By: CICF LUX GP, S.à.r.l., its general partner

By:	/s/ David Lobe
Name: David Lobe Title: Manager

By:	/s/ William Cagney
Name: William Cagney Title: Manager

CARLYLE CREDIT OPPORTUNITIES FUND (PARALLEL) AIV, L.P.

CARLYLE CREDIT OPPORTUNITIES FUND (PARALLEL) AIV INVESTORS, L.P.

CARLYLE CREDIT OPPORTUNITIES FUND (PARALLEL) AIV 2, L.P.

CARLYLE CREDIT OPPORTUNITIES FUND (PARALLEL) AIV INVESTORS 2, L.P.

CARLYLE CREDIT OPPORTUNITIES FUND (PARALLEL) AIV 3, L.P.

CARLYLE CREDIT OPPORTUNITIES FUND (PARALLEL) AIV 4, L.P.

By: CCOF General partner, L.P., its general partner By: CCOF L.L.C., its general partner

By:	/s/ David Lobe
Name: David Lobe Title: Authorized Person

CARLYLE CREDIT OPPORTUNITIES FUND (PARALLEL) AIV INVESTORS 3, L.L.C.

CARLYLE CREDIT OPPORTUNITIES FUND (PARALLEL) AIV INVESTORS 4, LLC

CARLYLE CREDIT OPPORTUNITIES FUND (PARALLEL) II AIV INVESTORS 3, LLC

CARLYLE BRAVO CREDIT INVESTOR, LLC

By:	/s/ David Lobe
Name: David Lobe Title: Authorized Person

CARLYLE CREDIT OPPORTUNITIES FUND (PARALLEL) II AIV 3, L.P. CARLYLE CREDIT OPPORTUNITIES FUND (PARALLEL) II AIV 4, L.P.

CARLYLE CREDIT OPPORTUNITIES FUND (PARALLEL) II AIV 2, SCSP CARLYLE CREDIT OPPORTUNITIES FUND (PARALLEL) II AIV, SCSP

CCOF II PARALLEL AIV INVESTORS, SCSP

By: CCOF II LUX GENERAL PARTNER S.à r.l., its general partner

By:	/s/ David Lobe
Name: David Lobe Title: Manager

By:	/s/ William Cagney
Name: William Cagney
Title: Manager

PROJECT MEDIACO, L.P.

PROJECT HARMONY, L.P. CARLYLE CREDIT OPPORTUNITIES FUND (PARALLEL) II AIV HOLDINGS, L.P.

CARLYLE CREDIT OPPORTUNITIES FUND (PARALLEL) II AIV 2 HOLDINGS, L.P.

CARLYLE CREDIT OPPORTUNITIES FUND II-N, L.P.

CARLYLE CREDIT OPPORTUNITIES FUND II-N MAIN, L.P.

By: CCOF II General Partner, L.P., its general partner

By: CCOF L.L.C., its general partner

By:	/s/ David Lobe
Name: David Lobe Title: Authorized Person

CARLYLE SPINNAKER PARTNERS 2, L.P. CARLYLE SPINNAKER PARTNERS 2 MAIN, L.P. By: CARLYLE SPINNAKER PARTNERS 2 GP, L.L.C., its general partner

By:	/s/ David Lobe
Name: David Lobe Title: Authorized Person

CARLYLE REVOLVING LOAN FUND II, L.P. CREV II CAYMAN, L.P.

By: CREV General Partner, L.P., its general partner By: Carlyle Revolving Loan II GP, L.L.C., its general partner

By:	/s/ David Lobe
Name: David Lobe Title: Authorized Person

CARLYLE DIRECT LENDING FUND (LEVERED) L.P. CARLYLE DIRECT LENDING FUND L.P. By: CARLYLE DIRECT LENDING FUND GP, L.L.C., its general partner

By:	/s/ David Lobe
Name: David Lobe Title: Authorized Person

CARLYLE FALCON STRUCTURED SOLUTIONS, L.L.C. By: CARLYLE FALCON STRUCTURED SOLUTIONS MANAGER, L.L.C., its manager

By:	/s/ David Lobe
Name: David Lobe Title: Authorized Person

CARLYLE AURORA INFRASTRUCTURE CREDIT PARTNERS, L.P. By: TCG AURORA CREDIT GP LTD., its general partner

By:	/s/ Karen Ellerbe
Name: Karen Ellerbe Title: Director

CARLYLE INFRASTRUCTURE CREDIT FUND (LEVERED), L.P. By: CICF GENERAL PARTNER, L.P., its general partner By: CICF L.L.C., its general partner

By:	/s/ David Lobe
Name: David Lobe Title: Authorized Person

CREV II COINVESTMENT, L.P. By: CARLYLE REVOLVING LOAN II GP, L.P., its general partner By: CARLYLE REVOLVING LOAN II GP, L.L.C., its general partner

By:	/s/ David Lobe
Name: David Lobe Title: Authorized Person

CARLYLE ONTARIO CREDIT PARTNERSHIP DIRECT LENDING SPV, L.P.

By: TCG OPT CREDIT SPV GP, LTD., its general partner

By:	/s/ Karen Ellerbe
Name: Karen Ellerbe Title: Director

CARLYLE SKYLINE CREDIT FUND, AIV L.P. By: CARLYLE SKYLINE CREDIT FUND GP, L.P., its general partner By: CARLYLE SKYLINE CREDIT FUND GP, L.L.C., its general partner

By:	/s/ David Lobe
Name: David Lobe Title: Authorized Person

CCOF II PARALLEL IRVING AIV INVESTORS (LUX), SCSP CCOF II LUX FEEDER IRVING AIV, SCSP By: CCOF II LUX GENERAL PARTNER S.a.r.l., its general partner

By:	/s/ David Lobe
Name: David Lobe Title: Manager

By:	/s/ William Cagney
Name: William Cagney
Title: Manager

CCOF II PARALLEL IRVING AIV INVESTORS (DE), L.L.C.

By:	/s/ David Lobe
Name: David Lobe Title: Authorized Person

CARLYLE CREDIT OPPORTUNITIES FUND (PARALLEL) II IRVING AIV 2, L.P.

CARLYLE CREDIT OPPORTUNITIES FUND (PARALLEL) II IRVING AIV, L.P.

By: CCOF II GENERAL PARTNER, L.P., its general partner

By: CCOF II L.L.C., its general partner

By:	/s/ David Lobe
Name: David Lobe Title: Authorized Person

CSP IV BRAWN AIV, L.P.

BRAWN COINVEST ELECTING INVESTORS, L.P.

CSP IV COINVEST BRAWN INVESTORS, L.P.

CSP IV COINVEST BRAWN, L.P.

CSP IV (PARALLEL) AIV I, L.P.

By: CSP IV GENERAL PARTNER, L.P., its general partner

By: TC GROUP CSP IV, L.L.C., its general partner

By:	/s/ David Lobe
Name: David Lobe Title: Authorized Person

CSP IV CREDIT INVESTOR, LLC

By:	/s/ David Lobe
Name: David Lobe Title: Principal

CARLYLE TANGO RE CREDIT SPLITTER, L.P. By: CARLYLE TANGO RE CREDIT GP, L.P., its general partner By: CARLYLE TANGO, L.L.C., its general partner

By:	/s/ David Lobe
Name: David Lobe Title: Principal

CARLYLE CEDAR INFRASTRUCTURE CREDIT PARTNERS, L.P. By: TCG CEDAR CREDIT GP LTD., its general partner

By:	/s/ Karen Ellerbe
Name: Karen Ellerbe Title: Director

CARLYLE AURORA REVOLVING LOAN FUND, L.P. By: CARLYLE AURORA REVOLVING LOAN FUND GP, L.P., its general partner By: CARLYLE AURORA REVOLVING LOAN FUND GP, L.L.C., its general partner

By:	/s/ David Lobe
Name: David Lobe Title: Authorized Person

CARLYLE DIRECT LENDING DRAWDOWN CLO 2022-1 PARTNERSHIP, L.P. By: CARLYLE DIRECT LENDING DRAWDOWN CLO 20222-1 GP, L.L.C., its general partner

By:	/s/ David Lobe
Name: David Lobe Title: Authorized Person

CARLYLE US CLO 2022-F, LTD. CARLYLE US CLO 2022-G, LTD. CARLYLE US CLO 2022-H, LTD.

By:	/s/ John Fawkes
Name: John Fawkes Title: Director

CBAM 2017-1, LTD.

CBAM 2017-2, LTD.

CBAM 2017-3, LTD.

CBAM 2017-4, L.L.C.

CBAM 2017-4, LTD.

CBAM 2018-5, LTD.

CBAM 2018-6, LTD.

CBAM 2018-7, LTD.

CBAM 2018-8, LTD.

CBAM 2019-9, LTD.

CBAM 2019-10, LTD.

CBAM 2019-11R, LTD.

CBAM 2020-12, LTD.

CBAM 2020-13, LLC

CBAM 2020-13, LTD.

CBAM 2021-14, LTD.

CBAM 2021-15, LLC

By: CBAM CLO Management LLC, its portfolio manager

By:	/s/ Joshua Lefkowitz
Name: Joshua Lefkowitz Title: Authorized Person

CARLYLE CREDIT OPPORTUNITIES FUND III, L.P. By: CCOF III General Partner, L.P., its general partner By: CCOF III L.L.C., its general partner

By:	/s/ David Lobe
Name: David Lobe Title: Authorized Person

CARLYLE CREDIT OPPORTUNITIES FUND III (PARALLEL), SCSP By: CCOF III Lux General Partner, S.à r.l., its general partner

By:	/s/ David Lobe
Name: David Lobe Title: Manager

CARLYLE CREDIT OPPORTUNITIES FUND III PLUS, L.P. By: CCOF III General Plus Partner, L.P., its general partner By: CCOF III Plus L.L.C., its general partner

By:	/s/ David Lobe
Name: David Lobe Title: Authorized Person

CARLYLE CREDIT OPPORTUNITIES FUND III PLUS (PARALLEL), SCSP By: CCOF III Plus Lux General Partner, S.à r.l., its general partner

By:	/s/ David Lobe
Name: David Lobe Title: Manager

[Signature Page to Verifications]

EXHIBIT B

Authorization for

Carlyle Secured Lending, Inc.

Carlyle Credit Solutions, Inc.

Carlyle Secured Lending III

The undersigned hereby certifies that she is the Chief Executive Officer of each of Carlyle Secured Lending, Inc , Carlyle Credit Solutions, Inc. and Carlyle Secured Lending III (each, an “Applicant”); that with respect to the attached Application (the “Application”) for exemption from certain provisions of the Investment Company Act of 1940, as amended, all actions necessary to authorize the execution and filing of the Application under the respective certificate of incorporation and by-laws of the Applicant have been taken and the person filing the Application on behalf of each Applicant is fully authorized to do so; and that the board of directors of each Applicant has duly adopted the following resolutions, in the case of Carlyle Secured Lending, Inc., at a meeting duly called and held on February 22, 2021, in the case of Carlyle Credit Solutions, Inc., at a meeting duly called and held on February 22, 2021 and in the case of Carlyle Secured Lending, at a meeting duly called and held on June 21, 2021, at each of which a quorum was present and acting throughout:

NOW, THEREFORE, BE IT RESOLVED, that the officers of the Company (each, an “Authorized Officer” and, collectively, “Authorized Officers”) of each Company be, and each of them hereby is, authorized to prepare, or to cause to be prepared, executed and filed with the Securities and Exchange Commission (the “SEC”) an application for an order pursuant to Sections 17(d) and 57(i) of the Investment Company Act of 1940, as amended (the “1940 Act”), and Rule 17d-1 under the 1940 Act, to permit certain joint transactions that otherwise may be prohibited by Section 17(d) and 57(a)(4) of the 1940 Act and Rule 17d-1 under the 1940 Act (the “New Application”) for each Company; and it is

FURTHER RESOLVED, that the Authorized Officers of each Company be, and each of them hereby is, authorized to take such other action, and to make such representations on behalf of each Company, in any matters related to the New Application or any amendment thereof as they or any of them may approve as necessary or desirable; and it is

FURTHER RESOLVED, that the Authorized Officers of each Company be, and each of them acting singly hereby is, authorized to execute and cause to be filed the New Application and to take such further actions and execute and file such further amendments or other documents as may be necessary, desirable, or appropriate to the implementation and performance of the preceding resolutions and the matters contemplated therein, the Authorized Officer’s execution thereof to be conclusive evidence of such approval; and it is

FURTHER RESOLVED, that the Authorized Officers of each Company be, and each of them hereby is, authorized and directed, in the name and on behalf of each Company, to execute and deliver all such certificates, instruments, and other documents, and to take or cause to be taken any and all such further actions, in each case as any such Authorized Officer may determine to be necessary, advisable or desirable to carry out fully the purpose and intent of the foregoing resolutions, including, without limitation, the incurrence and payment of fees and expenses; and it is

FURTHER RESOLVED, that any and all actions previously taken by each Company or any of its directors or officers in connection with the actions contemplated by the foregoing resolutions be, and each of them hereby is, ratified, confirmed, and approved in all respects as and for the acts and deeds of each Company.

CARLYLE SECURED LENDING, INC. CARLYLE CREDIT SOLUTIONS, INC.

By:	/s/ Linda Pace
Name: Linda Pace
Title: Chief Executive Officer

CARLYLE SECURED LENDING III

By:	/s/ Joshua Lefkowitz
Name: Joshua Lefkowitz
Title: Authorized Person

[Signature Page to Authorizations for BDCs]

EXHIBIT C

Authorization for

Carlyle Tactical Private Credit Fund

The undersigned hereby certifies that he is the President of Carlyle Tactical Private Credit Fund (the “Fund”); that with respect to the attached Application (the “Application”) for exemption from certain provisions of the Investment Company Act of 1940, as amended, all actions necessary to authorize the execution and filing of the Application under the respective declaration of trust and by-laws of the Fund have been taken and the person filing the Application on behalf of the Fund is fully authorized to do so; and that the board of trustees of Carlyle Tactical Private Credit Fund has duly adopted the following resolutions, at a meeting duly called and held on March 4, 2021, at which a quorum was present and acting throughout:

NOW, THEREFORE, BE IT RESOLVED, that the officers of the Fund (each, an “Authorized Officer” and, collectively, “Authorized Officers”) be, and hereby are, authorized to prepare, or to cause to be prepared, executed and filed with the Securities and Exchange Commission (the “SEC”) an application for an order pursuant to Sections 17(d) and 57(i) of the Investment Company Act of 1940, as amended (the “1940 Act”), and Rule 17d-1 under the 1940 Act, to permit certain joint transactions that otherwise may be prohibited by Section 17(d) and 57(a)(4) of the 1940 Act and Rule 17d-1 under the 1940 Act (the “New Application”) for the Fund; and it is

FURTHER RESOLVED, that the Authorized Officers of the Fund be, and each of them hereby is, authorized to take such other action, and to make such representations on behalf of the Fund, in any matters related to the New Application or any amendment thereof as they or any of them may approve as necessary or desirable; and it is

FURTHER RESOLVED, that the Authorized Officers of the Fund be, and each of them acting singly hereby is, authorized to execute and cause to be filed the New Application and to take such further actions and execute and file such further amendments or other documents as may be necessary, desirable, or appropriate to the implementation and performance of the preceding resolutions and the matters contemplated therein, the Authorized Officer’s execution thereof to be conclusive evidence of such approval; and it is

FURTHER RESOLVED, that the Authorized Officers of the Fund be, and each of them hereby is, authorized and directed, in the name and on behalf of the Fund, to execute and deliver all such certificates, instruments, and other documents, and to take or cause to be taken any and all such further actions, in each case as any such Authorized Officer may determine to be necessary, advisable or desirable to carry out fully the purpose and intent of the foregoing resolutions, including, without limitation, the incurrence and payment of fees and expenses; and it is

FURTHER RESOLVED, that any and all actions previously taken by the Fund or any of its trustees or officers in connection with the actions contemplated by the foregoing resolutions be, and each of them hereby is, ratified, confirmed, and approved in all respects as and for the acts and deeds of the Fund.

CARLYLE TACTICAL PRIVATE CREDIT FUND

By:	/s/ Joshua Lefkowitz
Name: Joshua Lefkowitz
Title: Authorized Person

[Signature Page to Authorizations for CTAC]